As filed with the Securities and Exchange Commission on November 18, 2005
                                                     Registration No. 333-______
================================================================================
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                          MUTUAL FEDERAL BANCORP, INC.
                 (Name of Small Business Issuer in Its Charter)

            FEDERAL                            6035                  TO BE APPLIED FOR
(State or Other Jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
 Incorporation or Organization)    Classification Code Number)     Identification Number)

                              2212 WEST CERMAK ROAD
                             CHICAGO, ILLINOIS 60608
                                 (773) 847-7747
          (Address and Telephone Number of Principal Executive Offices)

                              2212 WEST CERMAK ROAD
                             CHICAGO, ILLINOIS 60608
                    (Address of Principal Place of Business)

                                STEPHEN M. OKSAS
                          MUTUAL FEDERAL BANCORP, INC.
                              2212 WEST CERMAK ROAD
                             CHICAGO, ILLINOIS 60608
                                 (773) 847-7747
            (Name, Address and Telephone Number of Agent for Service)
                                 ---------------

                                   COPIES TO:

        DANIEL C. MCKAY II, ESQ.                    KIP A. WEISSMAN, ESQ.
       JENNIFER DURHAM KING, ESQ.            LUSE GORMAN POMERENK & SCHICK, P.C.
VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.          5335 WISCONSIN AVENUE, N.W.
  222 NORTH LASALLE STREET, SUITE 2600                    SUITE 400
        CHICAGO, ILLINOIS 60601                    WASHINGTON, D.C. 20015
             (312) 609-7500

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: []

         If this Form is filed to register additional securities for a offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: []

         If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: []

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                       PROPOSED
                                                                        MAXIMUM
          TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE   PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
        SECURITIES TO BE REGISTERED             BE REGISTERED          PER SHARE           OFFERING PRICE         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.10 par value per share.      1,091,062 shares           $10.00            $10,910,620(1)              $1,285
====================================================================================================================================

(1)      Estimated solely for the purpose of calculating the registration fee.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

This preliminary prospectus is not complete and may be changed. These shares may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these shares in any jurisdiction where the offer or sale is not permitted.

                 Subject to Completion, Dated November 18, 2005

PRELIMINARY PROSPECTUS

                          MUTUAL FEDERAL BANCORP, INC.

                   PROPOSED HOLDING COMPANY FOR MUTUAL FEDERAL
                    SAVINGS AND LOAN ASSOCIATION OF CHICAGO
                      UP TO 948,750 SHARES OF COMMON STOCK

================================================================================

         Mutual Federal Bancorp, Inc. is offering for sale up to 948,750 shares of its common stock on a best efforts basis. The shares being offered represent 30% of the shares of common stock of Mutual Federal Bancorp, Inc. that will be outstanding following the offering. In connection with the offering, Mutual Federal Bancorp, MHC, a federally chartered mutual holding company, will form Mutual Federal Bancorp, Inc. as a federally chartered corporation. Mutual Federal Bancorp, Inc. will own 100% of the outstanding stock of Mutual Federal Savings and Loan Association of Chicago. After the offering, Mutual Federal Bancorp, MHC will own 70% of Mutual Federal Bancorp, Inc.

         We must sell a minimum of 701,250 shares in order to complete the offering and we will terminate the offering if we do not sell the minimum number of shares. We may sell up to a maximum of 1,091,062 shares because of regulatory considerations or changes in market or economic conditions without resoliciting subscribers. The offering is scheduled to terminate on _________, 2006. We may extend the termination date without notice to you, until _________, 2006, unless the Office of Thrift Supervision approves a later date.

         The minimum purchase is 25 shares of common stock. The maximum purchase that an individual may make through a single deposit account is $150,000, and no person either alone, or with an associate or group of persons acting together, may purchase more than $250,000. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond _________, 2006. If the offering is extended beyond _________, 2006, you will have the right to modify or rescind your purchase orders. Funds received prior to the completion of the offering will be held by us in an account that will bear interest at our passbook savings rate, which is currently _____% per annum. If the offering is terminated, we will return your funds promptly, with interest.

         Sandler O'Neill & Partners, L.P. will use its best efforts to assist us in selling our common stock but is not obligated to purchase any of the common stock that is being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the offering. There is currently no public market for the common stock. Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in the common stock but is under no obligation to do so. We expect that the common stock will be quoted on the OTC Bulletin Board.

         THIS INVESTMENT INVOLVES RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE 15.

================================================================================

                                OFFERING SUMMARY
                             PRICE PER SHARE: $10.00

                                                  MINIMUM        MAXIMUM      ADJUSTED MAXIMUM
                                                -----------    ------------   ----------------
Number of shares............................       701,250        948,750        1,091,062
Estimated offering expenses, excluding
   selling agent commissions and expenses...    $  579,285     $  579,285      $   579,285
Selling agent commissions and expenses(1)...       105,345        136,085          153,760
Net proceeds................................     6,328,000      8,773,000       10,178,000
Net proceeds per share......................          9.02           9.25             9.33

---------------------------

(1) See "The Stock Offering--Plan of Distribution and Marketing Arrangements" at page 92 for a discussion of the compensation to be paid to Sandler O'Neill & Partners, L.P. in connection with the offering.

                                 ---------------

         THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR HAS DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

                        SANDLER O'NEILL & PARTNERS, L.P.

                              -------------------

                  The date of this prospectus is ________, 2006

                                      [MAP]

                                TABLE OF CONTENTS

                                                                        PAGE NO.
                                                                        --------
Summary........................................................................1
Risk Factors..................................................................15
Selected Consolidated Financial and Other Data................................21
Forward Looking Statements....................................................23
Use of Proceeds from the Offering.............................................24
Our Policy Regarding Dividends................................................26
Market for Our Common Stock...................................................27
Regulatory Capital Compliance.................................................28
Capitalization................................................................29
Pro Forma Data................................................................31
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..................................................................37
Business of Mutual Federal Bancorp, Inc.......................................49
Business of Mutual Federal Savings and Loan Association of Chicago............49
Federal and State Taxation....................................................63
Supervision and Regulation....................................................64
Management....................................................................73
The Stock Offering............................................................83
Restrictions on the Acquisition of Mutual Federal Bancorp, Inc. and the Bank..98
Description of Capital Stock of Mutual Federal Bancorp, Inc..................100
Transfer Agent and Registrar.................................................101
Legal and Tax Matters........................................................101
Experts  ....................................................................101
Where You Can Find More Information..........................................102
Registration Requirements....................................................102

                                     SUMMARY

         The following summary provides selected information regarding the offering of common stock by Mutual Federal Bancorp, Inc. and the business of Mutual Federal Bancorp, MHC and Mutual Federal Savings and Loan Association of Chicago. However, no summary can contain all the information that may be important to you. For additional information, you should read this prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of Mutual Federal Bancorp, MHC.

         In this prospectus, we use the terms "we," "us" and "our" to refer collectively to Mutual Federal Bancorp, MHC, Mutual Federal Savings and Loan Association of Chicago and, where appropriate, Mutual Federal Bancorp, Inc. unless the context clearly indicates otherwise. We use the terms "Mutual MHC" to refer solely to Mutual Federal Bancorp, MHC, "Mutual Bancorp" to refer solely to Mutual Federal Bancorp, Inc. and "the Bank" to refer solely to Mutual Federal Savings and Loan Association of Chicago.

OUR ORGANIZATION

         In November 2001, the Bank reorganized into a mutual holding company structure. As part of the reorganization, the Bank formed Mutual MHC. Also, at that time, the Bank became a capital stock savings and loan association and a wholly owned subsidiary of Mutual MHC. The same directors and officers who manage the Bank manage Mutual MHC. As part of the reorganization, the Bank's former members became members of Mutual MHC.

         The following chart shows our current ownership structure:

                                [GRAPHIC OMITTED]

THE COMPANIES

         MUTUAL FEDERAL BANCORP, MHC

         Mutual Federal Bancorp, MHC is a federally chartered mutual holding company and currently owns 100% of the outstanding shares of common stock of the Bank. Mutual MHC has not engaged in any significant business activity other than owning the common stock of the Bank and does not intend to do so after the stock offering. After the completion of the stock offering, Mutual MHC is expected to own 70% of the outstanding shares of common stock of Mutual Bancorp. So long as Mutual MHC exists, it must own a majority of the voting stock of Mutual Bancorp. As a result, stockholders other than Mutual MHC will not be able to exercise voting control over most matters put to a vote of stockholders, because Mutual MHC, through its board of directors, will be able to do so.

         MUTUAL FEDERAL BANCORP, INC.

         Mutual Federal Bancorp, Inc. will be the federally chartered mid-tier stock holding company for the Bank. Upon the completion of the offering, Mutual Bancorp will own 100% of the common stock of the Bank. Prior to the offering, Mutual Bancorp will not have engaged in any significant business activity and, other than owning the common stock of the Bank, does not currently anticipate doing so after the stock offering. The executive office of Mutual Bancorp will be located at 2212 West Cermak Road, Chicago, Illinois 60608, and its telephone number will be (773) 847-7747.

         MUTUAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO

         Mutual Federal Savings and Loan Association of Chicago is a federally chartered savings and loan association headquartered in Chicago, Illinois. The Bank was originally founded in 1905 as a state-chartered mutual savings and loan association. We conduct our business from one full-service banking office.

         At September 30, 2005, we had total assets of $65.3 million, total deposits of $45.4 million and stockholder's equity of $18.2 million. Our net income for the nine months ended September 30, 2005 was $656,000. Our principal business activity is the origination of fixed-rate mortgage loans secured by one- to four-family residential real estate. We also originate loans secured by multi-family real estate and, to a lesser extent, non-residential real estate. The Bank's deposit accounts include primarily passbook savings and certificates of deposit, and a small number of non-interest-bearing checking accounts. As a community-oriented institution, we seek to emphasize personal and efficient service for our customers in an attempt to effectively compete against other financial institutions and better serve the financial needs of our customers.

BUSINESS STRATEGY

         Our business strategy is to grow and improve our profitability by:

         o maintaining our emphasis on one- to four-family residential real estate lending, while continuing to originate multi-family real estate loans;

         o utilizing the capital raised in the offering to pursue opportunities for growth, including organic growth and, where opportunities arise, acquiring financial institutions or branches and establishing de novo branches, although no specific transactions are being considered at this time;

         o expanding and strengthening our customer base by offering new products and services to our customers;

         o        continuing to manage our interest rate risk; and

         o        maintaining high asset quality.

         Historically, we have not experienced rapid growth in our business, but rather have grown at a more modest pace. We believe our best opportunities for growth are through potential acquisitions or through de novo branching. While our business plan provides for us to seek to grow by pursuing acquisition opportunities as well as establishing new branches, if we ultimately are not successful in identifying and completing suitable acquisitions or establishing new branches, we may not be able to grow our business as we hope.

         A full description of our products and services begins on page 49 of this prospectus.

THE STOCK OFFERING

         Because federal regulations require that Mutual MHC own a majority of the outstanding shares of common stock of Mutual Bancorp, the shares that we are permitted to sell in the stock offering must represent a minority of the outstanding common stock of Mutual Bancorp. Based on these restrictions, our board of directors has decided to offer and sell shares equal to 30% of Mutual Bancorp's outstanding common stock, with the remaining 70% to be held by Mutual MHC.

         The following chart shows our contemplated structure following the offering:

                                [GRAPHIC OMITTED]

         Mutual MHC has no plans, understandings or agreements to sell or otherwise dispose of the shares that will comprise its 70% ownership of Mutual Bancorp after the offering. However, in the future, Mutual MHC has the option of causing Mutual Bancorp to issue additional shares of its common stock and remaining a mutual holding company (so long as it continues to hold a majority of Mutual Bancorp's common stock) or converting to a full stock company.

REASONS FOR THE STOCK OFFERING

         The primary reasons for our decision to conduct the offering are to (1) increase our capital to support future growth; (2) permit us to issue capital stock, which is a source of capital not available in our current mutual holding company structure; and (3) offer our depositors, employees, management and directors an indirect equity ownership interest in Mutual Bancorp and thereby an economic interest in its future success.

         The capital raised in the offering is expected to:

         o improve our ability to grow our loans and deposits, including through potential acquisitions or, should suitable acquisition opportunities not emerge, through de novo branching, although no specific transactions are being considered at this time;

         o increase our lending capacity by providing us with additional capital to support new loans and higher lending limits;

         o support the introduction of new financial products and services, which will help us more effectively compete in our market area;

         o increase our capital base, which will provide greater flexibility to invest in longer-term, higher yielding assets; and

         o enable us to establish stock benefit plans for management and employees, which will improve our ability to attract and retain qualified personnel.

TERMS OF THE OFFERING

         We are offering between 701,250 and 948,750 shares of our common stock at an offering price of $10.00 per share. The maximum number of shares that we sell in the offering may increase by up to 15%, to 1,091,062 shares, as a result of regulatory considerations, strong demand for the shares in the offering, or positive changes in financial markets generally and financial institution stocks in particular. Unless our pro forma market value decreases below $23.4 million or increases above $36.4 million, or if the offering is extended beyond __________, 2006, you may not change or cancel your subscription once it has been submitted.

         Sandler O'Neill & Partners, L.P., our marketing agent in connection with the offering, will use its best efforts to assist us in selling our shares of common stock but is not obligated to purchase any shares in the offering.

PERSONS WHO MAY SUBSCRIBE FOR STOCK IN THE OFFERING

         Under the terms of a stock issuance plan adopted by Mutual MHC, we are offering shares of common stock in a "subscription offering" in the following order of priority:

         (1) depositors who had accounts at the Bank with aggregate balances of at least $50 on June 30, 2004;

         (2)      the Bank's employee stock ownership plan ("ESOP");

         (3) depositors who had accounts at the Bank with aggregate balances of at least $50 on _________, 2005; and

         (4) each voting member of Mutual MHC on _________, 2006, which means all holders of savings, demand or other authorized accounts of the Bank, including all borrowers of the Bank as of November 2, 2001 whose borrowings remain outstanding as of ___________, 2006.

         If any shares remain unsold in the subscription offering, we will offer these shares for sale in a community offering directly to the general public; however, natural persons residing in Cook County, Illinois will have a purchase preference in any community offering. The community offering, if any, may commence concurrently with, during or promptly after the subscription offering. We also may offer shares not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Sandler O'Neill & Partners, L.P. and would commence as soon as practicable after the termination of the subscription offering and the community offering, if any, and would be open to the general public. We have the right to accept or reject, in our sole discretion, orders received in the community offering and the syndicated community offering.

         To ensure that your purchase eligibility and priority are properly identified, you must list all accounts on the stock order form, giving all names on each account, in which you had an ownership interest as of the appropriate eligibility date. Failure to list an account or provide correct information could result in the loss of all or part of a subscriber's stock allocation. We will strive to identify your ownership in all accounts held at the Bank but cannot guarantee that we will be able to do so. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

LIMITS ON THE AMOUNT OF SHARES OF COMMON STOCK YOU MAY PURCHASE

         You must purchase at least 25 shares of common stock. Generally, no individual, or individuals through a single account, may purchase more than $150,000 (15,000 shares) of common stock. If any of the following persons purchase shares through other accounts, their purchases when combined with your purchases cannot exceed $250,000 (25,000 shares) of common stock:

         o your spouse or relatives of you or your spouse if such person lives in your house or is one of our directors or senior officers;

         o companies or other organizations in which you beneficially own, directly or indirectly, a 10% or greater equity interest or in which you serve as a senior officer or partner;

         o a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary of the trust or estate; or

         o other persons who may be acting in concert with you (including, but not limited to, persons who file jointly a Schedule 13-G or Schedule 13-D Beneficial Ownership Report with the Securities and Exchange Commission).

         A detailed discussion of the limitations on purchases of common stock is set forth under the caption "The Stock Offering--Offering of Common Stock--Additional Limitations on Purchase of Shares" beginning on page 88.

         Subject to OTS approval, we may increase or decrease the purchase limitations in the offering at any time. In addition, in any direct community offering or syndicated community offering, we will first fill orders for our common stock up to a maximum of 2% of the shares sold. Thereafter, we will allocate any remaining shares of common stock on an equal number of shares per order basis, until we fill all orders. Our qualified tax-exempt benefit plan, which consists of our ESOP, is authorized to purchase up to 10% of the shares offered in the stock offering without regard to these purchase limitations, or up to 70,125 and 94,875 shares, respectively, at the minimum and maximum of the offering range.

HOW WE DETERMINED TO OFFER BETWEEN 701,250 SHARES AND 948,750 SHARES AND THE $10.00 PRICE PER SHARE

         We decided to offer between 701,250 shares and 948,750 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by RP Financial, L.C. ("RP Financial"), a firm experienced in appraisals of financial institutions. RP Financial is of the opinion that as of November 4, 2005, the estimated pro forma value of our common stock on a fully converted basis was between $23,375,000 and $31,625,000, with a midpoint of $27,500,000. The term "fully converted" assumes that 100% of our common stock had been sold to the public, as opposed to the 30% that will be sold in the offering.

         In preparing its appraisal, RP Financial considered the information contained in this prospectus, including our consolidated financial statements. RP Financial also considered the following factors, among others:

         o our present and projected operating results and financial condition and the economic and demographic conditions in our existing marketing area;

         o certain historical, financial and other information relating to the Bank;

         o a comparative evaluation of the operating and financial statistics of the Bank with those of other similarly situated publicly traded savings institutions, and mutual holding companies (our peer group);

         o        the aggregate size of the offering;

         o the impact of the offering on Mutual Bancorp's consolidated net worth and earnings potential; and

         o the trading market for securities of comparable institutions and general conditions in the market for such securities.

         In reviewing the appraisal, our board of directors considered the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors listed above, and our board of directors believes that these assumptions were reasonable.

         Our board of directors determined that the common stock should be sold at $10.00 per share and that 30% of the shares of our common stock should be offered for sale in the offering, and 70% should be held by Mutual MHC. Based on the estimated valuation range and the purchase price, the number of shares of our common stock that will be outstanding upon completion of the stock offering will range from 2,337,500 to 3,162,500 (subject to adjustment to 3,636,875), and the number of shares of our common stock that will be sold in the stock offering will range from 701,250 shares to 948,750 shares (subject to adjustment to 1,091,062), with a midpoint of 825,000 shares. The number of shares that Mutual MHC will own after the offering will range from 1,636,250 to 2,213,750 (subject to adjustment to 2,545,813). The estimated valuation range may be amended with the approval of the OTS, if required, or if necessary because of subsequent developments in our financial condition or market conditions generally, or to fill the order of the ESOP.

         The appraisal will be updated before we complete the stock offering. If the pro forma market value of the common stock at that time is either below $23.4 million or above $36.4 million, then we, after consulting with the OTS, may:

         o        terminate the stock offering and return all funds promptly;

         o extend or hold a new subscription or community offering, or both;

         o establish a new offering range and commence a resolicitation of subscribers; or

         o        take such other actions as may be permitted by the OTS.

Under any of these circumstances, we will notify you, and you will have the opportunity to change or cancel your order.

         Two measures investors use to analyze an issuer's stock are the ratio of the offering price to the issuer's pro forma book value and the ratio of the offering price to the issuer's pro forma annual net income. According to RP Financial, while it and other appraisers (as well as investors) use both ratios to evaluate an issuer's stock, the price-to-book-value ratio historically has been the most frequently used method due to the volatility of earnings in the thrift industry. RP Financial considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer's assets and liabilities. The following table presents the ratio of the offering price to our pro forma book value and earnings per share for the period indicated. See "Pro Forma Data" for a description of the assumptions we used in making these calculations.

                                                AT AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
                                              ------------------------------------------------------
                                              701,250         825,000        948,750       1,091,062
                                               SHARES          SHARES         SHARES         SHARES
                                                SOLD            SOLD           SOLD           SOLD
                                             AT $10.00       AT $10.00      AT $10.00      AT $10.00
                                             PER SHARE       PER SHARE      PER SHARE      PER SHARE
                                             ---------       ---------      ---------      ---------
Pro forma price-to-book-value ratio...         99.30%          111.86%        123.61%        135.69%
Pro forma price-to-earnings ratio.....         27.78x           34.09x         39.47x         46.88x

         Below we compare our pricing ratios to the pricing ratios of our peer group companies, i.e., mutual holding companies whose shares trade on the Nasdaq National Market or the American Stock Exchange, using financial information as of or for the twelve months ended September 30, 2005 for the Bank. The following table presents a summary of selected pricing ratios for the peer group companies and for us on a non-fully converted basis. Compared to the average pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range indicated a discount of 20.8% on a price-to-earnings basis, a premium of 127.4% on a core earnings basis, and a discount of 25.6% on a price-to-book basis.

                                           NON-FULLY CONVERTED      NON-FULLY CONVERTED      NON-FULLY CONVERTED
                                           PRO FORMA PRICE-TO-      PRO FORMA PRICE-TO-      PRO FORMA PRICE-TO-
                                            EARNINGS MULTIPLE          CORE EARNINGS          BOOK VALUE RATIO
                                           -------------------      -------------------      -------------------
MUTUAL BANCORP (AS OF OR FOR THE TWELVE
MONTHS ENDED SEPTEMBER 30, 2005)
Maximum...............................             23.27x                   66.75x                  123.45%
Minimum...............................             17.17x                   49.11x                   99.33%


                                           NON-FULLY CONVERTED      NON-FULLY CONVERTED      NON-FULLY CONVERTED
                                            ACTUAL PRICE-TO-         ACTUAL PRICE-TO-         ACTUAL PRICE-TO-
                                            EARNINGS MULTIPLE          CORE EARNINGS          BOOK VALUE RATIO
                                           -------------------      -------------------      -------------------
VALUATION OF PEER GROUP COMPANIES
AS OF NOVEMBER 4, 2005
Averages..............................             29.38x                   29.36x                  165.93%
Medians...............................             27.87x                   29.01x                  148.40%

         The following table presents a summary of selected pricing ratios for the peer group companies and for us, with the ratios adjusted to the hypothetical case of being fully converted utilizing financial data as of or for the twelve months ended September 30, 2005 for the Bank. Compared to the average fully converted pricing ratios of the peer group, our pro forma fully converted pricing ratios at the maximum of the offering range indicated a discount of 29.0% on a price-to-earnings basis, a premium of 52.2% on a core earnings basis and a discount of 20.6% on a price-to-book basis. RP Financial's calculations of the fully converted pricing multiples for the peer group companies assume the pro forma impact of selling the mutual holding company shares of each of the peer group companies at their respective trading prices as of November 4, 2005. RP Financial's calculation of the fully converted pricing multiples for Mutual Bancorp assumes the pro forma impact of selling 100% of the shares to be issued to the public at $10.00 per share.

                                     FULLY CONVERTED                                          FULLY CONVERTED
                                   EQUIVALENT PRO FORMA          FULLY CONVERTED           EQUIVALENT PRO FORMA
                                        PRICE-TO-              EQUIVALENT PRO FORMA            PRICE-TO-BOOK
                                    EARNINGS MULTIPLE         PRICE-TO-CORE EARNINGS            VALUE RATIO
                                   --------------------       ----------------------       --------------------
MUTUAL BANCORP
Maximum......................               19.86x                      44.71x                      70.18%
Minimum......................               15.24x                      36.04x                      61.67%

VALUATION OF PEER GROUP
COMPANIES
AS OF NOVEMBER 4, 2005
Averages.....................               27.98x                      29.38x                      88.41%
Medians......................               27.35x                      30.00x                      86.63%

         As shown in the above tables, our pro forma fully converted and non-fully converted price-to-book value ratios are discounted compared to the average trading price to book value of the peer group companies. A reason for the price-to-book value ratio discount shown in the above tables is that if our pro forma non-fully converted price-to-book value ratio was increased to the ratio for the peer group companies, our price-to-earnings and price-to-core earnings multiples would substantially exceed that of the peer group companies.

         As shown in the above tables, our pro forma price-to-earnings multiple is at a discount to that of the peer group companies.

         The pro forma fully converted calculations for the PEER GROUP COMPANIES include, but are not limited to, the following assumptions:

         o 8.0% of the shares sold in an offering would be purchased by an employee stock ownership plan, with the expense to be amortized over 10 years;

         o 4.0% of the shares sold in an offering would be purchased by a stock-based incentive plan, with the expense to be amortized over five years; and

         o        offering expenses would equal 2.0% of the offering amount.

         With respect to Mutual Bancorp, the pro forma fully converted calculations use the same assumptions as applied to the peer group companies, except that:

         o        the expense of the ESOP will be recognized over 20 years;

         o our stock option and management recognition plans will acquire shares equal to 6.86% of the number of shares outstanding after the offering; and

         o        offering expenses will be 3.4% of the offering amount.

         THE INDEPENDENT APPRAISAL DOES NOT INDICATE STOCK MARKET VALUE. DO NOT ASSUME OR EXPECT THAT OUR VALUATION AS INDICATED ABOVE MEANS THAT THE COMMON STOCK WILL TRADE AT OR ABOVE THE $10.00 PURCHASE PRICE AFTER THE STOCK OFFERING.

AFTER-MARKET PERFORMANCE INFORMATION

         The following table presents stock price information for all mutual holding company initial public offerings completed between January 1, 2004 and November 4, 2005. The offerings are listed in reverse chronological order so that the most recent offering appears first.

                                                      PRICE PERFORMANCE FROM INITIAL TRADING DATE
                                             ----------------------------------------------------------------
                                              ASSET                                             THROUGH
                                             SIZE AT    ONE DAY      ONE WEEK      ONE MONTH   NOVEMBER 4,
                                             TIME OF  PERCENTAGE    PERCENTAGE     PERCENTAGE     2005
               TRANSACTION                     IPO      CHANGE        CHANGE         CHANGE       (%)
-----------------------------------------    -------  ----------    ----------     ----------  -----------
                                         ($IN MILLIONS)
2005
Investors Bancorp, Inc...................     $4,962      0.2%          1.0%           5.3%         5.3%
Wauwatosa Holdings, Inc..................      1,345     12.5           7.3            9.5          9.5
Ottawa Savings Bancorp, Inc..............        173      4.0           5.0            7.0          2.0
United Financial Bancorp, Inc............        796     17.5          16.0           17.0         13.2
Heritage Financial Group.................        348      7.5           7.5            9.3          8.2
Colonial Bancshares, Inc.................        296      6.0           9.9            7.5         (0.5)
North Penn Bancorp, Inc..................         93     10.0           2.5            1.5          2.0
Rockville Financial, Inc.................        890      4.8          10.5           20.0         30.4
FedFirst Financial Corp..................        270     (6.6)         (9.3)         (14.5)       (13.1)
Brooklyn Federal Bancorp, Inc............        304     (0.5)         (1.0)          (5.0)        10.0
Prudential Bancorp, Inc..................        407     (1.5)         (6.5)         (12.5)        17.5
Kentucky First Federal Bancorp ..........        295      7.9          12.0           12.4         (0.5)
Kearny Financial Corp....................      1,904     13.9          15.0           11.3         19.2
Home Federal Bancorp, Inc. of LA ........         98     (1.0)          0.5           (0.8)        (4.5)
BV Financial, Inc........................        100     (6.5)         (5.0)          (0.7)       (17.0)
Georgetown Bancorp, Inc..................        143      2.0          (0.5)           0.5        (17.0)

2004
SFSB, Inc................................     $  148      7.5%         (0.9)%         (1.5)%       (8.1)%
Ocean Shore Holding Company .............        515     21.5          22.0            6.3          7.5
Lincoln Park Bancorp, Inc................         81     10.0          12.5            0.0        (11.5)
Abington Comm Bancorp, Inc...............        658     33.5          33.0           29.0         20.8
Home Federal Bancorp, Inc................        519     24.9          26.8           23.3         21.2
PSB Holdings, Inc........................        279      5.0           6.0            5.0          5.0
Atlantic Coast Federal Corp..............        580     17.5          23.1           30.0         43.9
Naugatuck Valley Financial Corp .........        254      8.0           8.1            8.0          3.0
SI Financial Group, Inc..................        555     12.0          10.6           10.3         16.0
First Federal Financial Services, Inc....        123     15.0          22.5           35.0         32.5
Monadnock Community Bancorp, Inc. .......         45      3.8           0.0           (3.8)         4.1
Wawel Savings Bank.......................         65     29.5          25.0           12.5         (1.5)
Osage Federal Financial, Inc.............         79     20.0          22.5            9.5         45.4
K-Fed Bancorp............................        874     34.9          29.3           15.9         22.8
Citizens Community Bancorp, Inc. ........        134     23.7          27.5           18.0         18.0
Clifton Savings Bancorp, Inc. ...........        636     22.5          37.8           32.9          3.9
Cheviot Financial Corp...................        246     33.2          33.5           34.2         15.0

         The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The data presented in the table are not intended to predict how our shares of common stock may perform following the offering.

         THERE CAN BE NO ASSURANCE THAT OUR STOCK PRICE WILL NOT TRADE BELOW $10.00 PER SHARE, AS HAS BEEN THE CASE FOR SOME MUTUAL HOLDING COMPANY OFFERINGS REFLECTED IN THE TABLE ABOVE. Although the stock prices for the companies in the above table have, on average, increased during the periods presented, data represented in the table may not be meaningful to investors for several reasons, including:

         o the data has been derived from a small sample of publicly traded institutions;

         o the data has been derived from transactions that occurred primarily in a low market interest-rate environment, during which time the value of financial institution equities typically increases--as interest rates rise, net interest income, and therefore, overall profitability may decline and the value of financial institution assets can be reduced, which can negatively affect stock prices. See "Risk Factors--The future price of our common stock may be less than the purchase price in the offering" on page 18 and "--Rising interest rates may reduce our profits" on page 16; and

         o stock prices are affected by general market conditions, the interest rate environment, merger or takeover transactions, speculative market pressures and other unforeseeable events.

         Finally, a particular company's stock price is subject to various company-specific factors, including the amount of offering proceeds a company raises, the quality of its management and management's ability to deploy the offering proceeds (such as through investments, the acquisition of other financial institutions or other businesses, and common stock repurchases). See "Risk Factors--We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds could reduce our profits" on page 19.

HOW YOU MAY SUBSCRIBE AND PAY FOR YOUR SHARES

         You can subscribe for shares of common stock in the offering by delivering a signed and completed original stock order form, together with full payment, on or prior to the expiration date specified on the stock order form. In the subscription offering and the community offering, you may pay for your shares only by:

         (1)      personal check, bank check or money order; or

         (2) authorizing us to withdraw money from your deposit account(s) maintained at the Bank.

         Please be aware that the Bank is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the offering.

         We will pay interest at the Bank's passbook savings rate from the date funds are received until completion or termination of the offering. Withdrawals from certificates of deposit at the Bank for the purpose of purchasing common stock in the offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from a deposit account with the Bank must be in the account at the time the stock order form is received. However, funds will not be withdrawn from an account until the offering is completed, and will continue to earn interest at the applicable deposit account rate until the completion of the offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we are not required to accept copies or facsimiles of order forms.

         For a further discussion regarding the stock ordering procedures see "The Stock Offering--Prospectus Delivery and Procedure for Purchasing Shares" on page 95.

DEADLINE TO PURCHASE SHARES OF COMMON STOCK

         If you wish to purchase shares in the offering, we must receive your properly completed stock order form, together with payment for the shares, no later than 12:00 noon, Central Daylight time, on

___________, 2006, unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to our main office. Once submitted, your stock order is irrevocable unless the offering is terminated or extended beyond ___________, 2006.

YOU MAY NOT SELL OR TRANSFER YOUR SUBSCRIPTION RIGHTS

         If you subscribe for shares in the subscription offering, you will be required to state that you are purchasing the shares for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We will not accept your subscription if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualified deposit account is so registered.

         We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away his or her subscription rights. Eligible depositors who enter into agreements to allow ineligible investors to participate in the subscription offering may be violating federal law and may be subject to civil enforcement action and criminal prosecution.

EXPIRATION OF THE OFFERING

         The subscription offering will expire at 12:00 noon, Central Daylight time, on ___________, 2006. We expect that the community offering, if any, would terminate at the same time. We may extend this expiration date without notice to you until ___________, 2006, unless the OTS approves a later date. If the subscription offering and/or community offerings extend beyond ___________, 2006, we will be required to resolicit subscriptions before proceeding with the offering. If a resolicitation occurs and you decide not to subscribe for shares of our common stock, your funds will be returned promptly and with interest.

STEPS WE MAY TAKE IF WE DO NOT RECEIVE ORDERS FOR THE MINIMUM NUMBER OF SHARES

         If we do not receive orders for at least 701,250 shares of common stock and choose not to terminate the offering, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may:

         o        increase the purchase limitations, and/or

         o seek regulatory approval to extend the offering beyond the ___________, 2006 expiration date, which would require us to resolicit subscriptions received in the offering.

OUR POLICY REGARDING DIVIDENDS

         After the completion of the offering, the board of directors of Mutual Bancorp will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. If we do decide to pay dividends, the payment will depend upon a number of factors that may limit the timing and amount of the dividends payable to our stockholders. See "Our Policy Regarding Dividends" on page 26.

MARKET FOR THE COMMON STOCK

         We anticipate that the common stock sold in the offering will be quoted on the OTC Bulletin Board. Sandler O'Neill & Partners, L.P. currently intends to make a market in the common stock, but is under no obligation to do so.

HOW WE INTEND TO USE THE PROCEEDS WE RAISE FROM THE OFFERING

         The following table summarizes how the proceeds of the offering will be used, based on the sale of shares at the minimum and maximum of the offering range:

                                               701,250 SHARES     948,750 SHARES
                                                AT $10.00 PER      AT $10.00 PER
                                                    SHARE              SHARE
                                               --------------     --------------
                                                          (IN THOUSANDS)
Offering proceeds.............................      $7,013            $9,488
Less:  estimated offering expenses............        (685)             (715)
                                                    ------            ------
Net offering proceeds.........................       6,328             8,773
   Proceeds contributed to Bank...............       3,164             4,387
   Proceeds used for loan to ESOP.............         561               759
                                                    ------            ------
   Proceeds retained by Mutual Bancorp........      $2,603            $3,627
                                                    ======            ======

         Mutual Bancorp will initially use the net proceeds of the offering to invest in short-term securities, and, over time, to finance the possible acquisition of other financial institutions or financial service businesses or for other general corporate purposes. Initially, the Bank will use the proceeds it receives to purchase securities and to make loans. Thereafter, the Bank may use the proceeds it receives to expand its banking franchise internally or through acquisitions and for general corporate purposes.

ONCE SUBMITTED, YOUR PURCHASE ORDER MAY NOT BE REVOKED UNLESS THE OFFERING IS TERMINATED OR EXTENDED BEYOND ___________, 2006.

         Funds that you use to purchase shares of our common stock in the offering will be held in an interest-bearing account until the termination or completion of the offering, including any extension of the expiration date. Because completion of the offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the offering. Any orders that you submit to purchase shares of our common stock in the offering are irrevocable, and you will not have access to the funds in your account allocated to your subscription unless the stock offering is terminated, or extended beyond ___________, 2006.

PROPOSED STOCK PURCHASES BY MANAGEMENT

         Our directors and executive officers and their associates are expected to purchase approximately 90,000 shares of common stock in the offering, which represents 10.9% of the shares sold to the public and 3.3% of the total shares to be outstanding after the offering at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the offering. These shares will be counted in determining whether the minimum of the range of the offering is reached.

OUR OFFICERS, DIRECTORS AND EMPLOYEES WILL RECEIVE ADDITIONAL COMPENSATION AND HAVE THE OPPORTUNITY TO PARTICIPATE IN NEWLY ESTABLISHED BENEFIT PROGRAMS AFTER THE OFFERING

         We intend to establish an employee stock ownership plan, or ESOP, and anticipate implementing a stock option plan and a management recognition and retention plan. The ESOP will allocate shares of our common stock to eligible employees based on their compensation. Our board of directors will, at the completion of the offering, ratify the action to make the ESOP loan and to allow the ESOP to acquire shares of our common stock. Our ESOP is authorized to purchase up to 10% of the shares sold in the offering; however, we anticipate that the ESOP will purchase 8% of the shares sold in the offering.

         In addition to the ESOP, we may grant awards under one or more stock benefit plans we intend to establish after the offering, including a stock option plan and management recognition and retention plan, in an amount up to 25% of the number of outstanding shares of common stock held by persons other than Mutual MHC. The recognition and retention plan and stock option plan cannot be established sooner than six months after the offering and would require the approval of our stockholders by a majority of the votes eligible to be cast (excluding the votes eligible to be cast by Mutual MHC), unless another vote requirement is permitted or required by the Office of Thrift Supervision. We expect that the number of options granted under any stock option plan and shares awarded under any recognition and retention plan will not exceed 4.9% and 1.96%, respectively, of the total number of shares of common stock issued in the offering and to Mutual MHC if such plans are adopted within one year from the date of completion of the offering. If the stock option plan or recognition and retention plan is adopted after one year from the date of the completion of the offering, such plan would be permitted to grant or award a greater number of options and shares of common stock, subject to stockholder approval and the overall limitations provided for in the stock issuance plan.

         The ESOP and the recognition and retention plan will increase our future compensation costs, thereby reducing our earnings. See "Risk Factors--Our stock benefit plans will increase our costs, which will reduce our income" on page 17 and "Management--Future Stock Benefit Plans" on page 79.

         The following table summarizes the stock benefits that our officers, directors and employees may receive following the offering, at the maximum of the offering range and assuming that we initially implement a stock option plan granting options to purchase 4.9% of the total number of shares to be issued in the offering and to Mutual MHC, and a recognition and retention plan awarding shares of common stock equal to 1.96% of the total number of shares to be issued in the offering and to Mutual MHC (the maximum amount of shares if such plans are adopted within one year from the date of completion of the offering):

                                                                                                      VALUE
                                                            NUMBER        AS A %        AS A %          OF
                                                              OF            OF            OF         BENEFITS
                                                            SHARES        SHARES        SHARES        BASED
                                                              AT          ISSUED        ISSUED          ON
                                                            MAXIMUM     (INCLUDING    (EXCLUDING     MAXIMUM
                                        INDIVIDUALS           OF             TO           TO            OF
                                        ELIGIBLE TO        OFFERING       MUTUAL        MUTUAL       OFFERING
               PLAN                    RECEIVE AWARDS        RANGE          MHC)         MHC)         RANGE
------------------------------      -------------------    --------     ----------    ----------    ----------
Employee stock ownership plan       All employees           75,900         2.4%          8.0%        $759,000

                                    Directors and
Recognition and retention plan      officers                61,985         1.96(1)       6.53(1)      619,850

                                    Directors, officers
Stock option plan                   and employees          154,963         4.9(1)       16.33(1)      582,661(2)

---------------------

(1) The stock option plan and recognition and retention plan may award a greater number of options and shares, respectively, if the plans are adopted more than one year after the stock offering.
(2) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our common stock during the period in which the stock option may be exercised.

RESTRICTIONS ON THE ACQUISITION OF MUTUAL BANCORP AND THE BANK

         Federal regulation, as well as provisions contained in the charter and bylaws of the Bank, restrict the ability of any person, firm or entity to acquire Mutual Bancorp, the Bank, or their respective capital stock. These restrictions include the requirement that a potential acquirer of common stock obtain the prior approval of the OTS before acquiring in excess of 10% of the voting stock of Mutual Bancorp or the Bank. Because Mutual MHC is required to own a majority of our outstanding common stock, any transaction in which we were to be acquired must be approved by Mutual MHC, and Mutual MHC would not be required to pursue or approve our sale even if such sale were favored by a majority of our public stockholders.

POSSIBLE CONVERSION OF MUTUAL MHC TO STOCK FORM IN THE FUTURE

         In the future, Mutual MHC may convert from the mutual to capital stock form, in a transaction commonly known as a "second-step conversion." In a second-step conversion, members of Mutual MHC would have subscription rights to purchase common stock of Mutual Bancorp or its successor, and public stockholders would be entitled to exchange their shares of common stock for an equal percentage of shares of the converted Mutual MHC. This percentage may be adjusted to reflect any assets owned by Mutual MHC. Our public stockholders, therefore, would own approximately the same percentage of the resulting entity as they owned in Mutual Bancorp prior to the second-step conversion. The board of directors of Mutual MHC has no current plan to undertake a second-step conversion transaction.

HOW YOU MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE OFFERING

         If you have any questions regarding the offering, please call the Stock Information Center at (___) ___-____, Monday through Friday between 9:00 a.m. and 5:00 p.m., or Saturday between 9:00 a.m. and 1:00 p.m., Central Daylight time.

                                  RISK FACTORS

         You should consider carefully the following risk factors in evaluating an investment in our common stock.

RISKS RELATED TO OUR BUSINESS

         OUR SMALL SIZE AND LIMITED PRODUCT LINE IS IMPEDING OUR GROWTH.

         We currently operate from a single office location. As a small institution, the current loan and deposit products that we offer are limited. For example, unlike some of our competitors, we currently do not offer money market deposit accounts or any type of adjustable-rate residential mortgage loan product. Our relatively small size and narrow product offerings have limited, and in the future may continue to limit, our access to potential customers, which could adversely affect our future growth.

         STRONG COMPETITION WITHIN OUR MARKET AREA ALSO LIMITS OUR GROWTH AND PROFITABILITY.

         Competition in the banking and financial services industry in our market area is intense. In our market area (the greater Chicago metropolitan area), we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we have and offer certain products and services that we do not or cannot provide. In particular, we face intense competition for deposits, and we historically have shown little retail deposit growth. Our profitability depends upon our continued ability to successfully compete in our market area. The greater resources and deposit and loan products offered by our competition may limit our ability to increase our interest earning assets. For additional information see "Business of Mutual Federal Savings and Loan Association of Chicago--Competition" on page 51.

         OUR GEOGRAPHIC CONCENTRATION MAKES US SENSITIVE TO
CHANGES IN THE ECONOMIC, DEMOGRAPHIC AND REGULATORY CONDITIONS IN OUR MARKET
AREA.

         As of September 30, 2005, most of our loans were to individuals and/or secured by properties located in Cook County. As a result, our revenues and profitability are subject to prevailing economic, regulatory, demographic and other conditions in this market area. Because our business is concentrated in this area, adverse economic, regulatory, demographic or other developments that are limited to this area may have a disproportionately greater effect on us than they would have if we also did business in markets outside that particular geographic area.

         WE MAY BE UNSUCCESSFUL IN IMPLEMENTING THE ASPECT OF OUR BUSINESS STRATEGY THAT CALLS FOR GROWTH THROUGH ACQUISITION OR DE NOVO BRANCHING.

         Our business strategy consists, in part, of growth through the identification and successful acquisition of other financial institutions or branches or, if suitable acquisition opportunities fail to emerge, through de novo branching. Although we intend to use our excess capital resulting from the offering to pursue our growth strategy, we have never acquired another financial institution or established a de novo branch during our operating history. In pursuing our acquisition strategy, we compete with other financial institutions that may have similar acquisition strategies, many of which may be larger and have greater financial and other resources than we do. We cannot assure that we will be able to successfully identify suitable acquisitions or, once identified, will be able to consummate an acquisition of or an investment in those institutions or branches on terms and conditions acceptable to us. Similarly, should we implement a de novo branching strategy, we may be unsuccessful in identifying suitable locations and successfully establishing new branches. Additionally, any consummated acquisition or newly established branch may not provide us with the level of growth that we hope.

         FUTURE ACQUISITIONS OR THE ESTABLISHMENT OF DE NOVO BRANCHES COULD NEGATIVELY IMPACT OUR FINANCIAL PERFORMANCE.

         Any future acquisitions could materially adversely affect our operating results due to greater than anticipated costs, difficulties in integrating bank operations or an inability to grow the business as anticipated. The financial impact of such acquisitions, or the expense of establishing de novo branches, could have a material adverse effect on our business, financial condition and results of operations.

         OUR ABILITY TO GROW ORGANICALLY MAY CONTINUE TO BE LIMITED.

         Our rate of organic growth historically has been limited by our single location, our limited ability to expand our current premises, such as to add a drive-through facility, and intense competition for deposits in our immediate and surrounding market areas. These same factors will continue to impede our organic growth in the future, particularly if we are unsuccessful in pursuing our acquisition or expansion strategy.

         IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO COVER ACTUAL LOAN LOSSES, OUR EARNINGS COULD DECREASE.

         We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income.

         In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our results of operations and financial condition.

         RISING INTEREST RATES MAY REDUCE OUR PROFITS.

         Our principal business activity has been and will continue to be the origination of fixed-rate mortgage loans. As such, our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

         o the interest income we earn on our interest-earning assets, such as loans and securities; and

         o the interest expense we pay on our interest-bearing liabilities, such as deposits and amounts we borrow.

         The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets, which primarily consist of longer term fixed-rate mortgages and mortgage-backed securities. This imbalance can create significant earnings volatility, because market interest rates change over time. While in recent years interest rates have been at or near historically low levels, interest rates recently have begun to rise. In a period of rising interest rates, the interest income earned on our assets may not increase as rapidly as the interest paid on our liabilities, which would have a negative effect on our profitability. For example, at June 30, 2005, which is the most recent date at which information is available from the OTS, in the event of an immediate 200 basis point increase in interest rates, our interest rate sensitivity model projects that we would experience a 16% decrease in net portfolio value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Market Risk" on page 44 for a further discussion of interest rate risk.

         Changes in interest rates also affect the value of our securities portfolio. Generally the value of fixed-rate securities fluctuates inversely with changes in interest rates. Decreases in the fair value of securities available for sale resulting from increases in interest rates could have an adverse effect on stockholders' equity.

         OUR RETURN ON EQUITY WILL BE LOW COMPARED TO OTHER FINANCIAL INSTITUTIONS. THIS COULD NEGATIVELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

         Net income divided by average equity, commonly referred to as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. Following the offering, we expect our return on equity to remain below the industry average until we are able to leverage the additional capital generated from the proceeds of the offering. Our return on equity will be reduced by the proceeds raised in the offering, higher expenses associated with the costs of being a public company, and added expenses associated with our ESOP and our expected management recognition and retention plan. Until we can increase our net interest income and non-interest income, we expect our return on equity and earnings per share to be below the industry average, which may limit the value of our common stock. For the nine months ended September 30, 2005, our return on average equity was 4.77%. This compares to a return on average equity of 7.78% for all publicly traded savings institutions. Following the offering we expect our consolidated equity to increase from $18.2 million to between $23.5 million at the minimum and $26.8 million at the adjusted maximum of the offering range, which will contribute to our return on equity remaining below that of our publicly traded thrift peers.

         OUR STOCK BENEFIT PLANS WILL INCREASE OUR COSTS, WHICH WILL REDUCE OUR INCOME.

         We anticipate that our ESOP will purchase 8% of the shares of common stock sold in the offering with funds borrowed from us. If the ESOP purchases shares in the offering, the cost of acquiring the shares will be between $561,000 at the minimum of the offering range and $873,000 at the adjusted maximum of the offering range. We will record annual ESOP expense in an amount equal to the fair value of shares of common stock committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the ESOP will increase.

         We also intend to adopt a recognition and retention plan and a stock option plan after the offering, under which participants will be eligible to receive awards of common stock (at no cost to them) or options to purchase common stock. We anticipate that the number of options granted or shares awarded under any initial stock option plan or recognition and retention plan will not exceed 4.9% and 1.96%, respectively, of the total number of shares to be issued in the offering and to Mutual MHC, if such plans are adopted within one year from the date of completion of the offering. However, these amounts may be increased if the plans are adopted after one year from the date of the completion of the offering, and larger grants would increase our costs further.

         We will expense shares of common stock granted under our recognition and retention plan over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of common stock to be granted under the plan are issued directly from our authorized but unissued shares (rather than repurchased in the open market) and cost the same as the purchase price of our common stock issued in the offering, the increase to stockholders' equity due to the plan would be between $458,000 at the minimum of the offering range and $620,000 at the maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plan, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to stockholders' equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to stockholders' equity would be less than the range described above.

         New accounting rules require public companies to recognize in the income statement the grant-date fair value of stock options beginning in their first fiscal year beginning after June 15, 2005, which, for us, will be the fiscal year beginning January 1, 2006. Once we grant options we will record an expense for the options granted using the fair value method as described in the new accounting rules, which will require us to incur significant compensation and benefits expense. We estimate this annual expense could be at least $117,000 on a pre-tax basis, assuming the maximum number of shares is sold in the offering and an option plan is approved by the shareholders.

         WE WILL INCUR ADDITIONAL EXPENSES AFTER THE OFFERING FROM OPERATING AS A PUBLIC COMPANY, WHICH MAY ADVERSELY AFFECT OUR PROFITABILITY.

         Following the offering, our non-interest expenses will increase as a result of the financial accounting, legal and various other additional expenses usually associated with operating as a public company. The federal securities laws and the regulations of the Securities and Exchange Commission require that we file annual, quarterly and current reports and that we maintain effective disclosure controls and procedures and internal control over financial reporting. This may require that we implement additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures relative to our size and place additional demands on our management team, including diverting our management's attention from our day-to-day business operations.

         THE LOSS OF OUR CHIEF EXECUTIVE OFFICER OR CHIEF FINANCIAL OFFICER COULD HURT OUR OPERATIONS.

         Not unlike many small institutions, we rely substantially on our President and Chief Executive Officer, Stephen M. Oksas. He performs many functions that typically are delegated to other officers in larger institutions. In addition to Mr. Oksas, John L. Garlanger, our Executive Vice President and Chief Financial Officer, provides key management services to our organization. In the event we lose the services of either Mr. Oksas or Mr. Garlanger, our business could be adversely affected. We do not have key-man life insurance on either of these officers.

RISKS RELATED TO OUR OFFERING

         THE FUTURE PRICE OF OUR COMMON STOCK MAY BE LESS THAN THE PURCHASE PRICE IN THE OFFERING.

         We cannot assure you that if you purchase shares of common stock in the offering you will later be able to sell them at or above the price you paid. The final aggregate purchase price of the shares will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares in the offering. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time. In addition, current OTS regulations permit mutual holding companies to be acquired by a mutual institution. The possibility of such a transaction has resulted in a degree of takeover speculation that is reflected in the per share price of mutual holding companies' common stock. The OTS has issued a policy statement indicating that it views so-called "remutualization" transactions as raising significant issues concerning disparate treatment of minority stockholders and mutual members. Under certain circumstances the OTS intends to give these issues special scrutiny and reject applications providing for the remutualization of a mutual holding company unless the applicant can clearly demonstrate that the OTS's concerns are not warranted in the particular case. Should the OTS prohibit or otherwise restrict these transactions in the future, our per-share stock price may be adversely affected.

         THERE WILL BE A LIMITED TRADING MARKET FOR OUR COMMON STOCK, WHICH MAY HINDER YOUR ABILITY TO SELL YOUR SHARES AND MAY LOWER OUR STOCK PRICE.

         Mutual Bancorp has never issued capital stock and there currently is no established market for the common stock. While we expect that our common stock will be quoted on the OTC Bulletin Board after the offering, it is not likely that an active and liquid trading market for our common stock will develop. Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in our common stock after the offering, but is under no obligation to do so. The lack of an active, liquid market in our shares may make it difficult for you to sell your shares when you want and may reduce the market value of our common stock. Moreover, in our expected limited trading market, the sale of a large number of shares at one time may temporarily depress the market price of our common stock, which may further restrict your ability to sell shares at a price equal to or above the purchase price in the offering. For additional information see "Market for the Common Stock" on page 27.

         THE IMPLEMENTATION OF STOCK-BASED BENEFIT PLANS WILL DILUTE YOUR OWNERSHIP INTEREST.

         We intend to adopt a stock option plan and a management recognition and retention plan following the offering. These stock benefit plans will be funded through either open market purchases, if permitted, or from issuances from our authorized but unissued shares. Stockholders would experience a reduction in ownership interest (including shares held by Mutual MHC) totaling 6.42% in the event newly issued shares are used to fund stock options under the stock option plan and awards made under the recognition and retention plan in an amount equal to 4.9% and 1.96%, respectively, of the total number of shares to be issued in the offering and to Mutual MHC.

         WE HAVE BROAD DISCRETION IN ALLOCATING THE PROCEEDS OF THE OFFERING. OUR FAILURE TO EFFECTIVELY UTILIZE SUCH PROCEEDS COULD REDUCE OUR PROFITS.

         Mutual Bancorp intends to retain 50% of the net proceeds from the offering and contribute the remainder of the net proceeds of the offering to the Bank. Mutual Bancorp will use a portion of the net proceeds to fund the ESOP and may use the remaining net proceeds to acquire other financial institutions, repurchase shares of common stock, purchase investment securities, or for other general corporate purposes. The Bank may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability.

         PERSONS WHO PURCHASE STOCK IN THE OFFERING WILL OWN A MINORITY OF OUR COMMON STOCK AND WILL NOT BE ABLE TO EXERCISE VOTING CONTROL OVER MOST MATTERS PUT TO A VOTE OF STOCKHOLDERS.

         Public stockholders will own a minority of our outstanding shares of common stock. As a result, stockholders other than Mutual MHC will not be able to exercise voting control over most matters put to a vote of stockholders. The only matters as to which stockholders other than Mutual MHC may be able to exercise voting control include any proposal to implement a recognition and retention stock plan or stock option plan within one year of the offering. In addition, Mutual MHC, through its board of directors, may exercise its voting control to prevent a sale or merger transaction in which stockholders could receive a premium for their shares.

         OUR STOCK VALUE MAY BE NEGATIVELY AFFECTED BY FEDERAL REGULATIONS RESTRICTING TAKEOVERS AND OUR MUTUAL HOLDING COMPANY STRUCTURE.

         Federal regulations restricting takeovers. For three years following the offering, OTS regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the OTS. Moreover, current OTS policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution. See "Restrictions on the Acquisition of Mutual Federal Bancorp, Inc. and the Bank" on page 98 for a discussion of applicable OTS regulations regarding acquisitions.

         Mutual holding company structure may impede takeovers. Mutual MHC, as our majority stockholder, will be able to control the outcome of virtually all matters presented to our stockholders for their approval. Accordingly, Mutual MHC may prevent the sale of control or merger of Mutual Bancorp or its subsidiaries even if such a transaction were favored by a majority of our public stockholders.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The summary information presented below at each date or for each period presented is derived in part from our consolidated financial statements. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus. The operating data for the nine months ended September 30, 2005 and 2004 and the financial condition data at September 30, 2005 were not audited. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. No adjustments were made other than normal recurring entries. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of the results of operations that may be expected for the entire year.

                                                                 AT DECEMBER 31,
                                         AT SEPTEMBER 30,  ---------------------------
                                               2005            2004           2003
                                         ----------------  ------------   ------------
                                           (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:
Total assets..........................      $65,324         $64,745         $67,508
Loans, net............................       34,127          28,326          30,396
Interest-bearing deposits.............        3,173           2,607           2,813
Securities available-for-sale.........       25,270          31,596          31,714
Federal Home Loan Bank stock, at cost.          496             477             449
Deposits..............................       45,373          44,571          47,026
Equity................................       18,224          18,540          18,836

                                                NINE MONTHS ENDED                    YEAR ENDED
                                                  SEPTEMBER 30,                     DECEMBER 31,
                                            -------------------------            -------------------
                                               2005           2004                 2004       2003
                                            ----------     ----------            --------   --------
                                                   (UNAUDITED)
                                                                  (DOLLARS IN THOUSANDS)
SELECTED OPERATING DATA:
Total interest and dividend income...         $2,406          $2,409              $3,193      $3,511
Total interest expense...............            566             552                 728         948
                                              ------          ------              ------      ------
   Net interest income...............          1,840           1,857               2,465       2,563
Provision for loan losses............             --              --                  --          --
                                              ------          ------              ------      ------
   Net interest income after
      provision for loan losses......          1,840           1,857               2,465       2,563
Total non-interest income............            513             634               1,609         308
Total non-interest expense...........          1,305           1,215               1,627       1,630
                                              ------          ------              ------      ------
Income before income tax expense.....          1,048           1,276               2,447       1,241
Income tax expense...................            392             476                 921         448
                                              ------          ------              ------      ------
   Net income........................         $  656          $  800              $1,526      $  793
                                              ======          ======              ======      ======

                                                 AT OR FOR THE                 AT OR FOR THE
                                               NINE MONTHS ENDED                YEARS ENDED
                                                 SEPTEMBER 30,                  DECEMBER 31,
                                            -----------------------       -----------------------
                                              2005           2004           2004           2003
                                            --------       --------       --------       --------
                                                  (UNAUDITED)
SELECTED FINANCIAL RATIOS AND OTHER
   DATA:
Performance Ratios:
Return on average assets.............         1.35%           1.56%         2.25%           1.15%
Return on average equity.............         4.77            5.65          8.08            4.30
Average interest rate spread(1)......         3.49            3.46          3.44            3.52
Net interest margin(2)...............         3.97            3.85          3.85            4.00
Efficiency ratio(3)..................        69.79           64.56         65.16           62.69
Non-interest expense to average
   total assets......................         2.68            2.37          2.39            2.37
Average interest-earning assets to
   average interest-bearing
   liabilities.......................       139.08          134.87        135.80          132.53

Asset Quality Ratios:
Non-performing assets to total assets         0.29%           0.32%         0.47%           0.30%
Non-performing loans to total loans..         0.55            0.72          1.07            0.66
Allowance for loan losses to
   non-performing loans..............         0.80x           0.70x         0.49x           0.75x
Allowance for loan losses to total
   loans.............................         0.44%           0.51%         0.53%           0.49%

Capital Ratios:
Equity to total assets...............        27.90%          28.31%        28.64%          27.90%
Tangible capital.....................        27.80           27.31         28.02           26.60
Tier 1 (core) capital................        27.80           27.31         28.02           26.60
Tier 1 risk-based ratio(4)...........        75.20           71.05         76.91           67.60

---------------------------

(1) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(2) The net interest margin represents other net interest income as a percent of average interest-earning assets for the period.
(3) The efficiency ratio represents other expense as a percent of net interest income plus other income less securities gains.
(4) Tier 1 risk-based ratio represents Tier 1 capital of the Bank divided by its risk-weighted assets as defined in federal regulations on required capital.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

         o        statements of our goals, intentions and expectations;

         o statements regarding our business plans and prospects and growth and operating strategies;

         o statements regarding the asset quality of our loan and investment portfolios; and

         o        estimates of our risks and future costs and benefits.

         These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

         o significantly increased competition among depository and other financial institutions;

         o our ability to enter new markets successfully and take advantage of growth opportunities;

         o        our ability to successfully implement our business plan;

         o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

         o general economic conditions, either nationally or in our market area, that are worse than expected;

         o        adverse changes in the securities markets;

         o legislative or regulatory changes that adversely affect our business;

         o        changes in consumer spending, borrowing and savings habits;

         o changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board and the PCAOB; and

         o        changes in our organization, compensation and benefit plans.

         Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in "Risk Factors" beginning on page 15.

                        USE OF PROCEEDS FROM THE OFFERING

         Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the offering is completed, we anticipate that the net proceeds will be between $6.3 million and $8.8 million, or $10.2 million if the offering is increased by 15%.

         We intend to distribute the net proceeds from the offering as follows:

                                        MINIMUM             MIDPOINT              MAXIMUM       ADJUSTED MAXIMUM(1)
                                   ------------------   ------------------   -----------------  -------------------
                                            PERCENT               PERCENT             PERCENT             PERCENT
                                             OF NET                OF NET              OF NET              OF NET
                                   AMOUNT   PROCEEDS    AMOUNT    PROCEEDS   AMOUNT   PROCEEDS  AMOUNT    PROCEEDS
                                   ------   --------    ------    --------   ------   --------  ------    --------
                                                              (DOLLARS IN THOUSANDS)
Offering proceeds..........        $7,013               $8,250               $9,488             $10,911
Less:  estimated offering
   expenses ...............          (685)                (700)                (715)               (733)
                                   ------     ----       ------    ----      ------    ----     -------    ----

Net offering proceeds......         6,328      100%       7,550     100%      8,773     100%     10,178     100%
Less:
   Proceeds contributed to
      Bank.................         3,164     50.0%      3,775     50.0%      4,387    50.0%      5,089    50.0%
   Proceeds used for loan
      to ESOP .............           561      8.9%        660      8.7%        759     8.7%        873     8.6%
                                   ------     ----      ------     ----      ------    ----     -------    ----
Proceeds retained by
   Mutual Bancorp..........        $2,603     41.1%     $3,115     41.3%     $3,627    41.3%    $ 4,216    41.4%
                                   ======     ====      ======     ====      ======    ====     =======    ====

---------------------------

(1) As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering if the maximum offering range is increased. See "The Stock Offering."

         The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of the Bank's deposits. In all instances, the Bank will receive at least 50% of the net proceeds of the offering.

         We are undertaking the offering at this time in order to have the flexibility and capital resources available to expand our business. For further information, see "Business of Mutual Federal Savings and Loan Association of Chicago--Business Strategy" on page 49. The offering proceeds will increase the amount of funds available to us for lending and investment purposes and allow us to finance the purchase of common stock in the offering by our ESOP. The proceeds also will give us greater ability to grow through de novo branching or acquisitions, although no specific transactions are being considered at this time, diversify our operations and broaden the products and services we offer to our customers.

         In addition, we may use the proceeds received in the offering:

         o        to fund new loans by the Bank;

         o to repurchase shares of Mutual Bancorp common stock, subject to regulatory restrictions;

         o to pay cash dividends to Mutual Bancorp's stockholders, although cash dividends are not being considered at this time; and

         o        for general corporate purposes.

Under current OTS regulations, we may not repurchase shares of our common stock during the first year following the offering, except when extraordinary circumstances exist and with prior regulatory approval. The loan that will be used to fund the purchases of our common stock by the ESOP will accrue interest.

         The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions, and overall market conditions.

                         OUR POLICY REGARDING DIVIDENDS

         After the completion of the offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. The payment of dividends in the future, if any, would depend upon a number of factors, including capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by OTS policy and regulations, be paid in addition to, or in lieu of, regular cash dividends. The Bank has filed consolidated federal and state income tax returns with Mutual MHC. As a result, we anticipate that any cash distributions made by Mutual Bancorp to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

         In the future, if we determine that dividends should be paid, our dividends may depend, in part, upon receipt of dividends from the Bank, because Mutual Bancorp initially will have no source of income other than dividends from the Bank, earnings from the investment of proceeds from the sale of shares of common stock, and interest payments with respect to the loan to the employee stock ownership plan. A regulation of the OTS imposes limitations on "capital distributions" by savings institutions. See "Supervision and Regulation--Regulation of Federal Savings Institutions--Limitation on Capital Distributions" on page 66.

         If in the future we decide to pay dividends to our stockholders, we also will be required to pay dividends to Mutual MHC, unless Mutual MHC elects to waive the receipt of dividends. We anticipate that Mutual MHC will waive receipt of any such dividends. Any decision to waive dividends will be subject to regulatory approval. Under OTS regulations, public stockholders would not be diluted for any dividends waived by Mutual MHC in the event Mutual MHC converts to stock form. See "Supervision and Regulation--Holding Company Regulation" on page 69.

                           MARKET FOR OUR COMMON STOCK

         Mutual Bancorp has never issued capital stock and there currently is no established market for the common stock. We anticipate that Mutual Bancorp's common stock will be quoted on the OTC Bulletin Board. Sandler O'Neill & Partners, L.P. has advised us that it intends to make a market in the common stock following the offering, but it is under no obligation to do so.

         The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view the purchase of our common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares of common stock in the offering, you will be able to sell them at or above $10.00 per share.

                         REGULATORY CAPITAL COMPLIANCE

         At September 30, 2005, the Bank's capital exceeded all regulatory capital requirements. The following table sets forth our compliance as of September 30, 2005 with the regulatory capital standards on a historical and pro forma basis, assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, the Bank received 50% of the estimated net proceeds after adjustment for stock benefit plans, and 50% of the net proceeds are retained by Mutual Bancorp. Accordingly, proceeds received by the Bank have been assumed to equal $3.2 million, $3.8 million, $4.4 million and $5.1 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see "Supervision and Regulation--Regulation of Federal Savings Institutions--Capital Requirements" on page 65.

                                                           PRO FORMA AT SEPTEMBER 30, 2005 BASED UPON THE SALE OF
                                            --------------------------------------------------------------------------------------
                                                                                                               1,091,062 SHARES
                                               701,250 SHARES        825,000 SHARES        948,750 SHARES         AT ADJUSTED
                         HISTORICAL AT          AT MINIMUM OF        AT MIDPOINT OF         AT MAXIMUM OF         MAXIMUM OF
                       SEPTEMBER 30, 2005      OFFERING RANGE        OFFERING RANGE        OFFERING RANGE      OFFERING RANGE(1)
                      --------------------- --------------------  --------------------  --------------------  --------------------
                               PERCENT OF             PERCENT OF            PERCENT OF            PERCENT OF            PERCENT OF
                       AMOUNT  ASSETS(2)(3)  AMOUNT    ASSETS(3)   AMOUNT    ASSETS(3)   AMOUNT    ASSETS(3)   AMOUNT    ASSETS(3)
                      -------  ------------ -------   ----------  -------   ----------  -------   ----------  -------   ----------
                                                               (DOLLARS IN THOUSANDS)
GAAP capital.......... $18,224    27.90%    $20,369     30.19%    $20,800     30.63%    $21,233    31.07%     $21,728      31.57%
                       =======    =====     =======     =====     =======     =====     =======    =====      =======      =====
Tangible
   capital:
   Actual
      level(3)(4)(7).. $18,166    27.80%    $20,311     30.10%    $20,742     30.54%    $21,175    30.98%     $21,670      31.48%

   Requirement........     980     1.50       1,012      1.50       1,019      1.50       1,025     1.50        1,033       1.50
                       -------    -----     -------     -----     -------     -----     -------    -----      -------      -----
   Excess............. $17,186    26.30%    $19,299     28.60%    $19,723     29.04%    $20,150    29.48%     $20,637      29.98%
                       =======    =====     =======     =====     =======     =====     =======    =====      =======      =====
Core capital:
   Actual
      level(3)(4)(7).. $18,166    27.80%    $20,311     30.10%    $20,742     30.54%    $21,175    30.98%     $21,670      31.48%

      Requirement(5)     2,614     4.00       2,699      4.00       2,717      4.00       2,734     4.00        2,754       4.00
                       -------    -----     -------     -----     -------     -----     -------    -----      -------      -----
   Excess............. $15,552    23.80%    $17,612     26.10%    $18,025     26.54%    $18,441    26.98%     $18,916      27.48%
                       =======    =====     =======     =====     =======     =====     =======    =====      =======      =====
Tier I
   Risk-based
   capital:
   Actual level(3)(4)
      (6)(7).......... $18,166    75.20%    $20,311     82.62%    $20,742     84.08%    $21,175    85.53%     $21,670      87.18%
   Requirement........     966     4.00         983      4.00         987      4.00         990     4.00          994       4.00
                       -------    -----     -------     -----     -------     -----     -------    -----      -------      -----
   Excess............. $17,200    71.20%    $19,328     78.62%    $19,755     80.08%    $20,185    81.53%     $20,676      83.18%
                       =======    =====     =======     =====     =======     =====     =======    =====      =======      =====
Total
   Risk-based
   capital:
   Actual level(3)(4)
      (6)(7).......... $18,509    76.62%    $20,654     84.01%    $21,085     85.47%    $21,518    86.91%     $22,013       88.56%
   Requirement........   1,932     8.00       1,967      8.00       1,974      8.00       1,981     8.00        1,989       8.00
                       -------    -----     -------     -----     -------     -----     -------    -----      -------      -----
   Excess............. $16,577    68.62%    $18,687     76.01%    $19,111     77.47%    $19,537    78.91%     $20,024      80.56%
                       =======    =====     =======     =====     =======     =====     =======    =====      =======      =====

--------------------------------

(1) As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the offering.
(2) Based on adjusted total assets of $65,340 for the purposes of the tangible and core capital requirements, and risk-weighted assets of $24,156 for the purposes of the risk-based capital requirement.
(3) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4) Pro forma capital levels assume that we fund the recognition and retention plan with purchases of shares of common stock in the open market equal to 1.96% of the total number of shares issued in the offering and to Mutual MHC, and that the ESOP purchases 8% of the shares of common stock sold in the offering with funds borrowed from us.
(5) The current core capital requirement for savings institutions that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings institutions. See "Supervision and Regulation--Federal Banking Regulation--Capital Requirements."
(6) Assumes net proceeds are invested in assets that carry a 20% risk-weighting.
(7) Pro forma capital levels assume receipt by the Bank of 50% of the net proceeds from the sale of common stock in the offering.

                                 CAPITALIZATION

         The following table presents the historical consolidated capitalization of the Bank at September 30, 2005, and our pro forma consolidated capitalization after giving effect to the offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                 PRO FORMA CONSOLIDATED CAPITALIZATION OF
                                                                  MUTUAL BANCORP BASED UPON THE SALE FOR
                                                                            $10.00 PER SHARE OF
                                                         ---------------------------------------------------------
                                                           701,250        825,000        948,750        1,091,062
                                                          SHARES AT      SHARES AT      SHARES AT       SHARES AT
                                             BANK          MINIMUM        MIDPOINT       MAXIMUM         ADJUSTED
                                          HISTORICAL     OF OFFERING    OF OFFERING    OF OFFERING     OF OFFERING
                                        CAPITALIZATION      RANGE          RANGE          RANGE          RANGE(1)
                                        --------------   -----------    -----------    -----------     -----------
                                                                   (DOLLARS IN THOUSANDS)
Deposits(2)...........................     $45,373       $   45,373      $   45,373     $   45,373      $   45,373
Borrowings............................          --               --              --             --              --
                                           -------       ----------      ----------     ----------      ----------
Total deposits and borrowings.........     $45,373       $   45,373      $   45,373     $   45,373      $   45,373
                                           =======       ==========      ==========     ==========      ==========
Stockholders' equity:
   Preferred Stock, $0.01 par value
      per share, 1,000,000 shares
      authorized; none to be issued...     $    --       $       --      $       --     $       --      $       --
      Common Stock, $0.01 par value
        per share, 12,000,000 shares
        authorized; shares to be
        issued as reflected...........           1               23              28             32              36
   Additional paid-in capital(3)......          --            6,305           7,522          8,743          10,142
   Retained earnings..................      18,165           18,166          18,166         18,166          18,166
   Accumulated other comprehensive
      income (loss)...................          58               58              58             58              58
   Less:
      Common Stock acquired by
        employee stock ownership
        plan(4).......................          --             (561)           (660)          (759)           (873)
      Common Stock acquired by
        recognition and retention
        plan(5).......................          --             (458)           (539)          (620)           (713)
                                           -------       ----------      ----------     ----------      ----------
   Total stockholders' equity(6)......     $18,224       $   23,533      $   24,575     $   25,620      $   26,816
                                           =======       ==========      ==========     ==========      ==========
Pro forma shares outstanding:
   Total shares outstanding(7)........                    2,337,500       2,750,000      3,162,500       3,636,875
   Shares issued to Mutual MHC(7).....                    1,636,250       1,925,000      2,213,750       2,545,813
   Shares offered for sale(7).........                      701,250         825,000        948,750       1,091,062
Total stockholders' equity as a
   percentage of pro forma total
   assets.............................       27.90%           33.32%          34.29%         35.23%          36.28%

--------------------------------

(1) As adjusted to give effect to a 15% increase in the number of shares of common stock outstanding after the offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares of common stock, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) The sum of the par value and additional paid-in capital equals the net conversion proceeds. No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that we expect to adopt. In addition to tax-qualified employee stock benefit plans, the stock issuance plan permits Mutual Bancorp to adopt one or more stock benefit plans, subject to stockholder approval, in an amount up to 25% of the number of shares of common stock held by persons other than Mutual MHC.
(4) Assumes that 8% of the shares of common stock sold in the offering will be purchased by the ESOP and that the funds used to acquire the ESOP shares will be borrowed from us. The common stock acquired by the ESOP is reflected as a

                                       29

         reduction of stockholders' equity. The Bank will provide the funds to repay the ESOP loan. See "Management--Benefit Plans."
(5) Assumes that subsequent to the offering, shares of common stock equal to approximately 1.96% of the total number of shares issued in the offering and to Mutual MHC are purchased with funds provided by us by the recognition and retention plan in the open market at a price equal to the price for which the shares are sold in the offering. The shares of common stock to be purchased by the recognition and retention plan is reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management." In addition to tax-qualified employee stock benefit plans, the stock issuance plan permits us to adopt one or more stock benefit plans, in an amount up to 25% of the number of shares of common stock held by persons other than Mutual Bancorp. The recognition and retention plan will not be implemented for at least six months after the offering and until it has been approved by stockholders.
(6) Pro forma stockholders' equity equals GAAP capital plus 50% of the net offering proceeds retained by Mutual Bancorp.
(7) The Bank issued 10,000 shares of common stock to Mutual MHC in connection with our mutual holding company reorganization in 2001.

                                 PRO FORMA DATA

         We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $6.3 million and $8.8 million, or $10.2 million if the offering range is increased by 15%, based upon the following assumptions:

         o we will sell all shares of common stock in the subscription offering and community offering;

         o our ESOP will purchase 8% of the shares of common stock sold in the offering with a loan from us. The loan will be repaid in substantially equal principal payments over a period of 20 years;

         o 50,000 shares of common stock will be purchased by our executive officers and directors, and their immediate family members;

         o Sandler O'Neill & Partners, L.P. will receive a fee equal to 1.35% of the dollar amount of shares of common stock sold in the offering; and

         o total expenses of the offering, including the marketing fees to be paid to Sandler O'Neill & Partners, L.P., will be between $685,000 at the minimum of the offering range and $733,000 at the maximum of the offering range, as adjusted.

         We calculated the pro forma consolidated net income and stockholders' equity of Mutual Bancorp for the year ended December 31, 2004 and the nine months ended September 30, 2005, as if the shares of common stock had been sold at the beginning of those periods and as if the estimated net proceeds we received had been invested at an assumed interest rate of 2.75% and 4.01%, respectively (1.68% and 2.45%, respectively, on an after-tax basis), which represented the yield on the one-year U.S. Treasury Bill for the respective periods (which the Bank considers to more accurately reflect the pro forma reinvestment rate than an arithmetic average method in light of current market interest rates). The effect of withdrawals from deposit accounts for the purchase of shares of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. It is assumed that the Bank will retain between $3.2 million and $4.4 million of the estimated net proceeds in the offering, or $5.1 million if the offering range is increased by 15%. The actual net proceeds from the sale of shares of common stock will not be determined until the offering is completed. It is assumed that all shares of common stock will be sold in the subscription and community offerings.

         The pro forma table gives effect to the implementation of a recognition and retention plan. Subject to the receipt of stockholder approvals, we have assumed that the recognition and retention plan will acquire an amount of common stock equal to 1.96% of the outstanding shares of common stock after the offering because, under federal regulation, this is the maximum amount of shares that may be granted if such a plan is adopted within one year from the date of completion of the offering. In preparing the table below, we assumed that stockholder approval has been obtained and that the recognition and retention plan purchases in the open market a number of shares equal to 1.96% of the outstanding shares after the offering at the same price for which shares were sold in the offering. We assume that shares of common stock are granted under the plan in awards that vest over a five year period.

         The pro forma table gives effect to the implementation of a stock option plan. Subject to receipt of stockholder approval, we also have assumed that the stock option plan will grant options to acquire common stock equal to 4.90% of the outstanding shares of common stock after the offering. In preparing the table below, we also assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.76 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 12.87% for the common stock based on an index of publicly traded mutual holding companies, a dividend yield of zero, an expected option life of 10 years and a risk free interest rate of 4.34%.

         As discussed under "Use of Proceeds from the Offering," Mutual Bancorp intends to retain 50% of the net proceeds from the offering and to contribute the remaining net proceeds from the offering to the Bank. Mutual Bancorp will use a portion of the proceeds it retains to make a loan to the ESOP, and retain the rest of the proceeds for future use.

         The pro forma table does not give effect to:

         o withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the offering;

         o        our results of operations after the offering; or

         o changes in the market price of the common stock after the offering.

         The following pro forma information may not represent the financial effects of the offering at the date on which the offering actually occurs, and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of the Bank computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Pro forma stockholders' equity does not give effect to the impact of tax bad-debt reserves in the event we liquidated.

                                                          AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
                                                             BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                     -------------------------------------------------------------
                                                                                                        1,091,062
                                                      701,250            825,000         948,750          SHARES
                                                      SHARES             SHARES           SHARES         15% ABOVE
                                                     MINIMUM OF        MIDPOINT OF      MAXIMUM OF       MAXIMUM OF
                                                     ESTIMATED          ESTIMATED       ESTIMATED        ESTIMATED
                                                      OFFERING          OFFERING        OFFERING         OFFERING
                                                       RANGE              RANGE           RANGE           RANGE(1)
                                                     ----------        -----------     -----------      -----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds...............................       $    7,013         $    8,250      $    9,488       $   10,911
Less: Estimated expenses.....................             (685)              (700)           (715)            (733)
                                                    ----------         ----------      ----------       ----------
   Estimated net proceeds....................            6,328              7,550           8,773           10,178
Less: Common stock acquired by employee
   stock ownership plan(2)...................             (561)              (660)           (759)            (873)
Less: Common stock acquired by recognition
   and retention plan(3).....................             (458)              (539)           (620)            (713)
                                                    ----------         ----------      ----------       ----------
   Estimated net cash proceeds...............       $    5,309         $    6,351      $    7,394       $    8,592

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
Consolidated Net income:
   Historical................................       $      656         $      656      $      656       $      656
Pro forma adjustments:
   Income on adjusted net proceeds...........               98                116             136              158

                                       32

                                                          AT OR FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
                                                             BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                     -------------------------------------------------------------
                                                                                                         1,091,062
                                                      701,250            825,000         948,750          SHARES
                                                      SHARES             SHARES           SHARES         15% ABOVE
                                                     MINIMUM OF        MIDPOINT OF      MAXIMUM OF       MAXIMUM OF
                                                     ESTIMATED          ESTIMATED       ESTIMATED        ESTIMATED
                                                      OFFERING          OFFERING        OFFERING         OFFERING
                                                       RANGE              RANGE           RANGE           RANGE(1)
                                                     ----------        -----------      ----------      -----------
                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
   Employee stock ownership plan(2)..........              (13)               (15)            (17)             (20)
   Recognition and retention plan(3).........              (42)               (50)            (57)             (65)
   Stock option plan(4)......................              (59)               (68)            (79)             (91)
                                                    ----------         ----------      ----------       ----------
      Pro forma net income...................              640                640             639              637

Per share net income:
   Historical................................             0.29               0.24            0.21             0.18
Pro forma adjustments:
   Income on net proceeds, as adjusted.......             0.04               0.04            0.04             0.04
   Employee stock ownership plan(2)..........            (0.01)             (0.01)          (0.01)           (0.01)
   Recognition and retention plan(3).........            (0.02)             (0.02)          (0.02)           (0.02)
   Stock option plan(4)......................            (0.03)             (0.03)          (0.03)           (0.03)
                                                    ----------         ----------      ----------       ----------
      Pro forma net income per share(2)(3)(4)             0.27               0.22            0.19             0.16

Offering price as a multiple of pro forma
   net earnings per share....................            27.78              34.09           39.47            46.88
Shares considered outstanding in calculating
   pro forma net income per share............        2,283,504          2,686,475       3,089,446        3,552,863

AT SEPTEMBER 30, 2005
Stockholders' equity:
   Historical................................       $   18,224         $   18,224      $   18,224       $   18,224
   Estimated net proceeds....................            6,328              7,550           8,775           10,178
   Less:
      Common stock acquired by employee
        stock ownership plan(2)..............             (561)              (660)           (759)            (873)
      Common stock acquired by recognition
        and retention plan(3)................             (458)              (539)           (620)            (713)
                                                    ----------         ----------      ----------       ----------
        Pro forma stockholders' equity(5)....       $   23,532         $   24,575      $   25,620       $   26,816
                                                    ==========         ==========      ==========       ==========
Stockholders' equity per share:
   Historical................................       $     7.80         $     6.63      $     5.76       $     5.01
   Estimated net proceeds....................             2.71               2.75            2.77             2.80
   Less:
      Common stock acquired by employee
        stock ownership plan(2)..............            (0.24)             (0.24)          (0.24)           (0.24)
      Common stock acquired by recognition
        and retention plan(3)................            (0.20)             (0.20)          (0.20)           (0.20)
                                                    ----------         ----------      ----------       ----------
        Pro forma stockholders' equity per
           share(3)(4)(5)....................       $    10.07         $     8.94      $     8.09       $     7.37
                                                    ==========         ==========      ==========       ==========
Offering price as percentage of pro forma
   stockholders' equity per share............            99.30%            111.86%         123.61%          135.69%
                                                    ==========         ==========      ==========       ==========
Shares considered outstanding in calculating
   offering price as a percentage of pro
   forma stockholders' equity per share......        2,337,500          2,750,000       3,162,500        3,636,875
Public ownership.............................            30.00%             30.00%          30.00%           30.00%

--------------------------------

(1) As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering that could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) It is assumed that 8% of the shares sold in the stock offering will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from Mutual Bancorp. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon twenty equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) the Bank's contribution to the ESOP is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) 2,103, 2,475, 2,846 and 3,273 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released during the nine months ended September 30, 2005, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management--Future Stock Benefit Plans" for a summary of the ESOP.
(3) Gives effect to the recognition and retention plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the outstanding shares of common stock after the offering either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Mutual Bancorp, if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by Mutual Bancorp. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 15% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the nine months ended September 30, 2005. There can be no assurance that the actual purchase price of the shares granted under the recognition and retention plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Mutual Bancorp, there will be a dilutive effect of approximately 1.9% (at the maximum of the offering range) on the ownership interest of stockholders.
(4) Gives effect to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Mutual Bancorp following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. If the stock option plan is approved by stockholders, a number of shares up to 4.9% of the total number of shares issued in the offering and to Mutual MHC is expected to be reserved for future issuance upon the exercise of options to be granted under the stock option plan.
(5) The retained earnings of the Bank will continue to be substantially restricted after the stock offering. See "Supervision and Regulation--Regulation of Federal Savings Institutions."

                                                             AT OR FOR THE YEAR ENDED DECEMBER 31, 2004
                                                             BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                     ------------------------------------------------------------
                                                                                                       1,091,062
                                                       701,250          825,000         948,750          SHARES
                                                       SHARES           SHARES          SHARES         15% ABOVE
                                                     MINIMUM OF       MIDPOINT OF     MAXIMUM OF       MAXIMUM OF
                                                      ESTIMATED        ESTIMATED       ESTIMATED       ESTIMATED
                                                      OFFERING          OFFERING        OFFERING        OFFERING
                                                       RANGE             RANGE           RANGE           RANGE(1)
                                                     ----------       -----------     ----------       ----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds...............................        $    7,013        $    8,250     $    9,488       $   10,911
Less: Estimated expenses.....................              (685)             (700)          (715)            (733)
                                                     ----------        ----------     ----------       ----------
   Estimated net proceeds....................        $    6,328        $    7,550     $    8,773       $   10,178
Less: Common stock acquired by employee
   stock ownership plan(2)...................              (561)             (660)          (759)            (873)
Less: Common stock acquired by recognition
   and retention plan(3).....................              (458)             (539)          (620)            (713)
                                                     ----------        ----------     ----------       ----------
   Estimated net cash proceeds...............        $    5,309        $    6,351     $    7,394       $    8,592

FOR THE YEAR ENDED DECEMBER 31, 2004
Consolidated Net income:
   Historical................................        $    1,526        $    1,526     $    1,526       $    1,526
Pro forma adjustments:
   Income on adjusted net proceeds...........               130               155            181              210
   Employee stock ownership plan(2)..........               (17)              (20)           (23)             (27)
   Recognition and retention plan(3).........               (56)              (66)           (76)             (87)
   Stock option plan(4)......................               (78)              (91)          (105)            (121)
                                                     ----------        ----------     ----------       ----------
      Pro forma net income...................        $    1,505        $    1,504     $    1,503       $    1,501

Per share net income:
   Historical................................        $     0.67        $     0.57     $     0.49       $     0.43
Pro forma adjustments:
   Income on net proceeds, as adjusted.......              0.06              0.06           0.06             0.06
   Employee stock ownership plan(2)..........             (0.01)            (0.01)         (0.01)           (0.01)
   Recognition and retention plan(3).........             (0.02)            (0.02)         (0.02)           (0.02)
   Stock option plan(4)......................             (0.03)            (0.03)         (0.03)           (0.03)
                                                     ----------        ----------     ----------       ----------
      Pro forma net income per share(2)(3)(4)        $     0.67        $     0.57     $     0.49       $     0.43

Offering price as a multiple of pro forma
   net earnings per share....................             14.93             17.54          20.41           23.26
Shares considered outstanding in calculating
   pro forma net income per share............         2,284,205         2,687,300      3,090,395        3,553,954

AT DECEMBER 31, 2004
Stockholders' equity:
   Historical................................        $   18,540        $   18,540     $   18,540       $   18,540
   Estimated net proceeds....................             6,328             7,550          8,775           10,178
   Less:
      Common stock acquired by employee
        stock ownership plan(2)..............              (561)             (660)          (759)            (873)
      Common stock acquired by recognition
        and retention plan(3)................              (458)             (539)          (620)            (713)
                                                     ----------        ----------     ----------       ----------
        Pro forma stockholders' equity(5)....        $   23,849        $   24,891     $   25,936       $   27,132
                                                     ==========        ==========     ==========       ==========
Stockholders' equity per share:
   Historical................................        $     7.93        $     6.74     $     5.86       $     5.10
   Estimated net proceeds....................              2.71              2.75           2.77             2.80
   Less:
      Common stock acquired by employee
        stock ownership plan(2)..............             (0.24)            (0.24)         (0.24)           (0.24)
      Common stock acquired by recognition
        and retention plan(3)................             (0.20)            (0.20)         (0.20)           (0.20)
                                                     ----------        ----------     ----------       ----------
        Pro forma stockholders' equity per
           share(3)(4)(5)....................        $    10.20        $     9.05     $     8.19       $     7.46
                                                     ==========        ==========     ==========       ==========

                                       35

                                                             AT OR FOR THE YEAR ENDED DECEMBER 31, 2004
                                                             BASED UPON THE SALE AT $10.00 PER SHARE OF
                                                     ------------------------------------------------------------
                                                                                                       1,091,062
                                                       701,250          825,000         948,750          SHARES
                                                       SHARES           SHARES          SHARES         15% ABOVE
                                                     MINIMUM OF       MIDPOINT OF     MAXIMUM OF       MAXIMUM OF
                                                      ESTIMATED        ESTIMATED       ESTIMATED       ESTIMATED
                                                      OFFERING          OFFERING        OFFERING        OFFERING
                                                       RANGE             RANGE           RANGE           RANGE(1)
                                                     ----------       -----------     ----------       ----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Offering price as percentage of pro forma
   stockholders' equity per share............             98.04%           110.50%        122.10%         134.05%
Shares considered outstanding in calculating
   offering price as a percentage of pro
   forma stockholders' equity per share......         2,337,500         2,750,000      3,162,500        3,636,875
Public ownership.............................             30.00%            30.00%         30.00%           30.00%

--------------------------------

(1) As adjusted to give effect to a 15% increase in the number of shares outstanding after the offering that could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) It is assumed that 8% of the shares sold in the stock offering will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from Mutual Bancorp. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon twenty equal annual installments of principal and interest. The pro forma net earnings information makes the following assumptions: (i) the Bank's contribution to the ESOP is equivalent to the debt service requirement for the period presented and was made at the end of the period; (ii) 2,805, 3,300, 3,795 and 4,364 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, were committed to be released during the nine months ended September 30, 2005, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management--Future Stock Benefit Plans" for a summary of the ESOP.
(3) Gives effect to the recognition and retention plan expected to be adopted following the stock offering. We have assumed that this plan acquires a number of shares of common stock equal to 1.96% of the outstanding shares of common stock after the offering either through open market purchases or from authorized but unissued shares of common stock or treasury stock of Mutual Bancorp, if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by Mutual Bancorp. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the twelve months ended December 31, 2004. There can be no assurance that the actual purchase price of the shares granted under the recognition and retention plan will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares of Mutual Bancorp, there will be a dilutive effect of approximately 1.9% (at the maximum of the offering range) on the ownership interest of stockholders.
(4) Gives effect to the issuance of additional shares of common stock pursuant to the stock option plan, which is expected to be adopted by Mutual Bancorp following the offering and presented to stockholders for approval not earlier than six months after the completion of the offering. If the stock option plan is approved by stockholders, a number of shares up to 4.9% of the total number of shares issued in the offering and to Mutual MHC is expected to be reserved for future issuance upon the exercise of options to be granted under the stock option plan.
(5) The retained earnings of the Bank will continue to be substantially restricted after the stock offering. See "Supervision and Regulation--Regulation of Federal Savings Institutions."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

         This discussion and analysis reflects our consolidated financial statements and other relevant statistical data and is intended to enhance your understanding of our financial condition and results of operations. You should read the information in this section in conjunction with our audited consolidated financial statements, which begin on page F-1 of this prospectus, and the other business and financial information provided in this prospectus.

OVERVIEW

         Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities, mortgage-backed securities and other interest-earning assets (primarily cash and cash equivalents), and the interest we pay on our interest-bearing liabilities, consisting of savings accounts and time deposits. Our results of operations also are affected by our provisions for loan losses, non-interest income and non-interest expense. Non-interest income currently consists primarily of gains and losses on the sale of securities and miscellaneous other income. Non-interest expense currently consists primarily of salaries and employee benefits, occupancy, data processing, and other operating expenses (consisting primarily of professional fees). Our results of operations also may be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

CRITICAL ACCOUNTING POLICIES

         We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. We consider our critical accounting policies to be those related to our allowance for loan losses, deferred income taxes and securities available for sale.

         Allowance for Loan Losses. The allowance for loan losses is the estimated amount considered necessary to cover probable incurred losses in the loan portfolio at the balance sheet date. The allowance is established through a provision for loan losses that is charged against income. In determining the allowance for loan losses, management makes significant estimates and has identified this policy as one of our most critical.

         Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. We consider a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant change.

         The analysis has two components: specific and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral adjusted for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allowance for loan losses. Actual loan losses may be significantly more than the allowances we have established which could have a material negative effect on our financial results.

         Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

         Fair Value of Investment Securities Available for Sale. Management is responsible for evaluating all investments with unrealized losses on a regular basis to determine whether investments with unrealized losses should be written down to realizable amounts. Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) our intent and ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

         Our total assets increased by $579,000, or 0.9%, to $65.3 million at September 30, 2005, from $64.7 million at December 31, 2004. Loans receivable increased $5.8 million, or 20.5%, to $34.1 million at September 30, 2005, from $28.3 million at December 31, 2004, reflecting an increase in multi-family residential mortgage loans of $4.3 million, or 49.2%, to $13.1 million at September 30, 2005, from $8.8 million at December 31, 2004, and an increase in one-to-four family residential mortgage loans of $1.5 million, or 7.4%, to $21.2 million, from $19.8 million. Cash and cash equivalents increased $1.1 million, or 30.6%, to $4.8 million at September 30, 2005, from $3.7 million at December 31, 2004, and securities available for sale decreased $6.3 million, or 20.0%, to $25.3 million at September 30, 2005, from $31.6 million at December 31, 2004.

         Total deposits increased $802,000, or 1.8%, to $45.4 million at September 30, 2005, from $44.6 million at December 31, 2004. The increase in deposits resulted primarily from increases in passbook and basic checking accounts, offset by a small decrease in certificates of deposit.

         Equity decreased $316,000, or 1.7%, to $18.2 million at September 30, 2005, from $18.5 million at December 31, 2004, reflecting net income of $656,000, offset by a $672,000 decrease in accumulated unrealized gains in the fair value of securities available-for-sale, and a $300,000 dividend paid to Mutual MHC.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

         General. Net income decreased $144,000, or 18.0%, to $656,000 for the nine months ended September 30, 2005, from $800,000 for the nine months ended September 30, 2004. The decrease in net income reflected a $126,000 decrease in gains on the sale of securities and a $90,000 increase in operating expenses, primarily from a $75,000 increase in salaries and employee benefits. Return on average assets was 1.35% for the nine months ended September 30, 2005, compared to 1.56% for the nine months ended September 30, 2004, and return on equity was 4.77% and 5.65% for these same two periods.

         Interest Income. Interest and dividend income stayed approximately the same, at $2.4 million for the nine months ended September 30, 2005 and 2004. A 19 basis point increase in the average yield on interest-earning assets, from 5.00% in 2004 to 5.19% in 2005, was offset by a $2.4 million, or 3.8%, decrease in the average balance of interest-earning assets.

         Interest income and fees from loans receivable increased $46,000, or 3.1%, to $1.5 million for the nine months ended September 30, 2005, from approximately the same $1.5 million for the nine months ended September 30, 2004. The increase was due to a $1.3 million increase in the average balance of loans, partially offset by a seven basis point decrease in the average yield to 6.59% in 2005, from 6.66% in 2004. Interest income from securities decreased $62,000, or 7.3%, to $791,000 for the nine months ended September 30, 2005 from $853,000 for the nine months ended September 30, 2004. The decrease resulted from a decrease in the average yield on securities to 3.85% in 2005, from 4.10% in 2004.

         Interest Expense. Total interest expense increased $14,000, or 2.5%, to $566,000 for 2005, from $552,000 for 2004. The increase in interest expense resulted from an increase in the average cost of deposits to 1.70% in 2005, from 1.54% in 2004, partially offset by a $3.2 million decrease in the average balance of interest-bearing deposits. Interest expense on certificates of deposit increased $16,000, or 4.6%, due to a 21 basis point increase in the average rate paid on such deposits from 2.05% for the nine months ended September 30, 2004 to 2.26% for the nine months ended September 30, 2005. This was partially offset by a decrease in the average balance of certificates of deposit to $21.7 million from $22.8 million.

         Net Interest Income. Net interest income decreased $17,000, or 0.9%, to $1.8 million for the nine months ended September 30, 2005 from $1.9 million for the nine months ended September 30, 2004. Our net interest margin increased to 3.97% during 2005, from 3.85% during 2004, while the interest rate spread increased to 3.49% in 2005, from 3.46% in 2004.

         Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb probable incurred losses at the date of the financial statements. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision, as more information becomes available or as future events change. After an evaluation of these factors, management made no provision for loan losses for the nine months ended September 30, 2005 and 2004.

         During the nine months ended September 30, 2005, our loan portfolio increased by $5.8 million, including a $4.3 million increase in our multi-family residential mortgage loans. We consider multi-family loans to present higher inherent risks than one- to four-family residential mortgage loans because historically these multi-family loans have higher rates of default and because repayments may be affected to a greater degree by general economic conditions and interest rates. The allowance for loan losses was $150,000, or 0.44% of gross loans outstanding at September 30, 2005, as compared with $150,000, or 0.53% of loans outstanding at December 31, 2004.

         The level of the allowance is based on estimates, and the ultimate losses may vary from the estimates. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio.

         While loan quality has been stable in recent years, with non-performing loans of $188,000 and $306,000 at September 30, 2005 and December 31, 2004, respectively, the balance of loans in the loan portfolio has increased. We have allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied. Non-performing loans were assigned a higher percentage of allowance allocation. However, due to the low percentage of such loans, the balance in the allowance over the period has remained relatively stable.

         Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination.

         Non-Interest Income. Non-interest income decreased $121,000, or 19.1%, to $513,000 for the nine months ended September 30, 2005, from $634,000 for the nine months ended September 30, 2004. The decrease was due primarily to a $126,000 decrease in gains on sales of securities.

         Non-Interest Expense. Non-interest expense increased $90,000, or 7.4%, to $1.3 million for the nine months ended September 30, 2005 compared to $1.2 million for the prior period. Compensation and employee benefits increased $75,000, or 10.8%, to $772,000 in 2005, from $697,000 in 2004, reflecting new employees, salary increases and higher benefit costs, including those associated with health insurance. Occupancy expense decreased $24,000, or 14.0%, to $147,000, from $171,000, and data processing costs increased $8,000, or 11.0%, to $81,000, from $73,000, and miscellaneous other expenses increased $27,000, or 15.3%, to $204,000 in 2005, from $177,000 in 2004. The ratio of non-interest expense to average assets was 2.68% for the nine months ended September 30, 2005, compared to 2.37% for the same 2004 period.

         Income Tax Expense. The provision for income taxes decreased to $392,000 for the nine months ended September 30, 2005 from $476,000 for the prior period, due primarily to our lower level of income before income taxes of $1.0 million for the nine months ended September 30, 2005 compared with $1.3 million for the same period in 2004. The effective tax rates for the periods ended September 30, 2005 and 2004 were 37.4% and 37.3%, respectively.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2004 AND 2003

         Our total assets decreased by $2.8 million, or 4.1%, to $64.7 million at December 31, 2004, from $67.5 million at December 31, 2003. The decrease in total assets resulted primarily from a $2.1 million, or 6.8%, decrease in loans receivable. Cash and cash equivalents decreased $559,000, or 13.2%, to $3.7 million at December 31, 2004, from $4.2 million at December 31, 2003, and securities available-for-sale decreased $118,000, or 0.4%, to $31.6 million at December 31, 2004, from $31.7 million at December 31, 2003.

         Total deposits decreased $2.5 million, or 5.2%, to $44.6 million at December 31, 2004, from $47.0 million at December 31, 2003.

         Stockholders' equity decreased $296,000, or 1.6%, to $18.5 million at December 31, 2004, from $18.8 million at December 31, 2003, reflecting net income of $1.5 million, offset by a $1.0 million dividend to Mutual MHC, and an $822,000 decrease in unrealized gains on securities available-for-sale (net of income taxes).

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

         General. Net income increased $733,000, or 92.4%, to $1.5 million for the year ended December 31, 2004, from $793,000 for the year ended December 31, 2003. The increase in net income came primarily from a $1.3 million increase in gains on the sale of securities. Return on average assets for the year ended December 31, 2004, was 2.25%, compared to 1.15% for the year ended December 31, 2003, and return on equity was 8.08% and 4.30% for 2004 and 2003, respectively.

         Interest Income. Interest and dividend income decreased by $318,000, or 9.1%, to $3.2 million for the year ended December 31, 2004, from $3.5 million for the year ended December 31, 2003. The decrease in interest income resulted primarily from a 50 basis point decrease in the average yield on interest-earning assets, to 4.98% for the year ended December 31, 2004, from 5.48% for the year ended December 31, 2003, with decreases reflecting a decrease in market interest rates for all asset categories except interest earning deposits.

         Interest income and fees from loans receivable decreased $173,000, or 8.1%, to $2.0 million for the year ended December 31, 2004, from $2.1 million for the year ended December 31, 2003. The decrease was due to a 44 basis point decrease in the average yield on loans to 6.64% from 7.08%, and a $591,000 decrease in the average balance of loans receivable. Interest income from securities available-for-sale decreased $168,000, or 12.9%, to $1.1 million for the year ended December 31, 2004, from $1.3 million for the year ended December 31, 2003. The decrease resulted from a $1.1 million decrease in the average balance of available-for-sale securities to $28.2 million from $29.3 million, and from a 41 basis point decrease in the average yield to 4.04%, from 4.45%.

         Interest Expense. Total interest expense decreased $220,000, or 23.2%, to $728,000 for 2004 from $948,000 for 2003. The decrease in interest expense resulted from a decrease in the average cost of deposits to 1.54% from 1.96%, reflecting lower market interest rates during 2004. Interest expense on certificates of deposit decreased $143,000, or 23.6%, due to a 52 basis point reduction in the average rate paid on such deposits from 2.57% for the year ended December 31, 2003 to 2.05% for the year ended December 31, 2004. The average balance of certificates of deposit decreased to $22.6 million in 2004, from $23.6 million in 2003.

         Net Interest Income. Net interest income decreased $98,000, or 3.8%, to $2.5 million for the year ended December 31, 2004 from $2.6 million for the year ended December 31, 2003. Our net interest margin decreased to 3.85% during 2004 from 4.00% during 2003, while the interest rate spread decreased to 3.44%, from 3.52%.

         Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level necessary to absorb probable incurred losses at the date of the financial statements. Based on the application of our allowance for loan losses methodology, as discussed previously, management determined that no provision for loan losses for the years ended December 31, 2004 and 2003 was necessary.

         During the year ended December 31, 2004, our loan portfolio decreased by $2.1 million. The reduction in our loan portfolio was comprised primarily of one- to four-family residential mortgage loans, partially offset by a small increase in multi-family real estate loans of $313,000. We consider multi-family loans to present higher inherent risks than one- to four-family residential mortgage loans because historically these loans have higher rates of default and because repayments may be affected to a greater degree by general economic conditions and interest rates. The allowance for loan losses was $150,000, or

0.53% of gross loans outstanding at December 31, 2004, as compared with $150,000, or 0.49% of gross loans outstanding at December 31, 2003.

         While loan quality has been stable in recent years, with non-performing loans of $306,000 and $201,000 at December 31, 2004 and December 31, 2003, respectively, the balance of loans in the loan portfolio decreased. We allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status were consistently applied. Non-performing loans were assigned a higher percentage of allowance allocation. However, due to the low percentage of such loans, the balance in the allowance over the period remained relatively stable.

         Non-Interest Income. We had a gain on the sale of FHLMC common stock of $1.6 million for the year ended December 31, 2004, compared to a similar gain of $271,000 for the prior year. Our wholly owned insurance agency, EMEFES Service Corporation, earned $4,000 in commissions in 2004, compared to $7,000 in 2003.

         Non-Interest Expense. Non-interest expense remained stable at $1.6 million for the years ended December 31, 2004 and 2003. Compensation and employee benefits decreased $34,000, or 3.5%, reflecting a reduction in personnel due to attrition. Occupancy expense decreased $7,000, or 3.2%, and data processing services decreased $2,000, or 2.0%, in 2004 as compared to 2003. Professional fees increased $34,000, or 37.4%, to $125,000 in 2004, from $91,000 in 2003, primarily for consulting and legal services associated with strategic planning. The ratio of non-interest expense to average assets was 2.39% in 2004, compared to 2.37% in 2003.

         Income Tax Expense. The provision for income taxes increased to $921,000 for the year ended December 31, 2004 from $448,000 for the prior year period, due primarily to our higher level of income before income taxes of $2.4 million in 2004 compared with $1.2 million in 2003. The effective tax rates for the years ended December 31, 2004 and 2003 were 37.6% and 36.1%, respectively.

AVERAGE BALANCE SHEET

         The following tables set forth average balance sheets, average yields and costs, and certain other information for the periods indicated. No tax-equivalent yield adjustments were made, as their effects were not material. All average balances are based on an average of daily balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or expense.

                                     AT                        FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                SEPTEMBER 30,  --------------------------------------------------------------------------
                                    2005                       2005                                 2004
                                -------------  -----------------------------------  -------------------------------------
                                                 AVERAGE                              AVERAGE
                                               OUTSTANDING                          OUTSTANDING
                                  YIELD/RATE     BALANCE     INTEREST   YIELD/RATE    BALANCE      INTEREST    YIELD/RATE
                                -------------  -----------   --------   ----------  -----------    --------    ----------
                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans........................        6.28%       $31,074      $1,536        6.59%     $29,816       $1,490        6.66%
Securities available for
   sale......................        4.16         27,377         791        3.85       27,709          853        4.10
Federal Home Loan Bank
   Stock.....................        5.00            486          19        5.21          459           21        6.10
Interest earning deposits....        3.76          2,889          60        2.77        6,291           45        0.95
                                     ----        -------      ------      ------      -------       ------      ------
   Total interest-earning
      assets.................        5.30%        61,826      $2,406        5.19%      64,275       $2,409        5.00%
                                     ====                     ======      ======                    ======      ======
Non-interest-earning assets                        2,995                                4,093
                                                 -------                              -------
   Total assets..............                    $64,821                              $68,368
                                                 =======                              =======
INTEREST-BEARING
   LIABILITIES(1)
Savings deposits.............        1.19%       $22,760         199        1.17%     $24,810       $  201        1.08%
Certificates of deposit......        2.66         21,694         367        2.26       22,847          351        2.05
                                     ----        -------      ------      ------      -------       ------      ------

                                       42

                                     AT                        FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                SEPTEMBER 30,  --------------------------------------------------------------------------
                                    2005                       2005                                 2004
                                -------------  -----------------------------------  -------------------------------------
                                                 AVERAGE                              AVERAGE
                                               OUTSTANDING                          OUTSTANDING
                                  YIELD/RATE     BALANCE     INTEREST   YIELD/RATE    BALANCE      INTEREST    YIELD/RATE
                                -------------  -----------   --------   ----------  -----------    --------    ----------
                                                                  (DOLLARS IN THOUSANDS)
   Total interest-bearing
      liabilities............        1.88%        44,454      $  566        1.70%      47,657       $  552        1.54%
                                     ====                     ======      ======                    ======      ======
Non-interest-bearing
   liabilities...............                      2,030                                1,846
                                                 -------                              -------
   Total liabilities.........                     46,484                               49,503
Stockholders' equity.........                     18,337                               18,865
                                                 -------                              -------
   Total liabilities and
      stockholders' equity...                    $64,821                              $68,368
                                                 =======                              =======
NET INTEREST INCOME..........                                 $1,840                                $1,857
                                                              ======                                ======
NET INTEREST RATE SPREAD(2)..                                               3.49%                                 3.46%
                                                                          ======                                ======
NET INTEREST-EARNING
   ASSETS(3).................                    $17,372                              $16,618
                                                 =======                              =======
NET INTEREST MARGIN(4).......                                               3.97%                                 3.85%
                                                                          ======                                ======
RATIO OF INTEREST-EARNING
   ASSETS TO
   INTEREST-BEARING
   LIABILITIES...............                                             139.08%                               134.87%
                                                                          ======                                ======

--------------------------------

(1) Non interest-bearing checking deposits are included in non-interest-bearing liabilities.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.


                                     AT                        FOR THE YEARS ENDED DECEMBER 31,
                                DECEMBER 31,   --------------------------------------------------------------------------
                                    2004                      2004                               2003
                                -------------  -----------------------------------  -------------------------------------
                                                 AVERAGE                              AVERAGE
                                               OUTSTANDING                          OUTSTANDING
                                  YIELD/RATE     BALANCE     INTEREST   YIELD/RATE    BALANCE      INTEREST    YIELD/RATE
                                -------------  -----------   --------   ----------  -----------    --------    ----------
                                                                  (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans........................        6.37%       $29,582      $1,963        6.64%     $30,173       $2,136        7.08%
Securities available for
   sale......................        4.14         28,152       1,136        4.04       29,292        1,304        4.45
Federal Home Loan Bank
   Stock.....................        5.50            462          28        6.06          434           33        7.60

Interest-earning deposits....        2.02          5,893          66        1.12        4,138           38        0.92
                                     ----        -------      ------      ------      -------       ------      ------
   Total interest-earning
      assets.................        5.09%        64,089      $3,193        4.98%      64,037       $3,511        5.48%
                                     ====                     ======      ======                    ======      ======
Non-interest-earning assets                        3,874                                4,646
                                                 -------                              -------
   Total assets..............                    $67,963                              $68,683
                                                 =======                              =======

INTEREST-BEARING
   LIABILITIES:(1)
Savings deposits.............        1.15%        24,582      $  265        1.08%     $24,730       $  342        1.38%
Certificates of deposit......        2.03         22,611         463        2.05%      23,589          606        2.57%
                                     ----        -------      -------     ------      -------       ------      ------
   Total interest-bearing
      liabilities............        1.58%        47,193      $  728        1.54%      48,319       $  948        1.96%
                                     ====                     ======      ======                    ======      ======
Non-interest-bearing
   liabilities...............                      1,875                                1,931
                                                 -------                              -------
   Total liabilities.........                     49,068                               50,250
Stockholders' equity.........                     18,895                               18,433
                                                 -------                              -------
   Total liabilities and
      stockholders' equity...                    $67,963                              $68,683
                                                 =======                              =======
NET INTEREST INCOME..........                                 $2,465                                $2,563
                                                              ======                                ======
NET INTEREST RATE SPREAD(2)..                                               3.44%                                 3.52%
                                                                          ======                                ======
NET INTEREST-EARNING
   ASSETS(3).................                    $16,896                              $15,718
                                                 =======                              =======
NET INTEREST MARGIN(4).......                                               3.85%                                 4.00%
                                                                          ======                                ======
RATIO OF INTEREST-EARNING
   ASSETS TO
   INTEREST-BEARING
   LIABILITIES...............                                             135.80%                               132.53%
                                                                          ======                                ======

--------------------------------
(1) Non interest-bearing checking deposits are included in non-interest-bearing liabilities.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

RATE/VOLUME ANALYSIS

         The following table presents the dollar amount of changes in interest income and interest expense for the major categories of our interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                     NINE MONTHS ENDED SEPTEMBER 30, 2005 VS. 2004
                                                 --------------------------------------------------
                                                  INCREASE (DECREASE) DUE TO
                                                 -----------------------------        TOTAL INCREASE
                                                   VOLUME              RATE             (DECREASE)
                                                 ----------          --------         --------------
                                                                   (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans.............................              $ 71               $( 25)              $  46
   Securities available for sale.....               (17)                (45)                (62)
   Federal Home Loan Bank Stock......                 2                  (4)                 (2)
   Interest-earning deposits.........               (18)                 33                  15
                                                   ----               -----               -----
      Total interest-earning assets..                38                 (41)                 (3)
                                                   ----               -----               -----

INTEREST-BEARING LIABILITIES:
   Savings deposits..................               (22)                 20                  (2)
   Certificates of deposit...........               (21)                 37                  16
                                                   ----               -----               -----
      Total interest-bearing
        liabilities..................               (43)                 57                  14
                                                   ----               -----               -----
      Change in net interest income..              $ 81                $(98)              $ (17)
                                                   ====               =====               =====


                                                       YEARS ENDED DECEMBER 31, 2004 VS. 2003
                                                 --------------------------------------------------
                                                  INCREASE (DECREASE) DUE TO
                                                 ----------------------------         TOTAL INCREASE
                                                   VOLUME              RATE             (DECREASE)
                                                 ----------          --------         --------------
                                                                    (IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans.............................              $(42)              $(131)              $(173)
   Securities available for sale.....               (52)               (116)               (168)
   Federal Home Loan Bank Stock......                 2                  (7)                 (5)
   Interest-earning deposits.........                18                  10                  28
                                                   ----               -----               -----
      Total interest-earning assets..               (74)               (244)               (318)
                                                   ----               -----               -----

INTEREST-BEARING LIABILITIES:
   Savings deposits..................                (2)                (75)                (77)
   Certificates of deposit...........               (26)               (117)               (143)
                                                   ----               -----               -----
      Total interest-bearing
        liabilities..................               (28)               (192)               (220)
                                                   ----               -----               -----
      Change in net interest income..              $(46)              $ (52)              $ (98)
                                                   ====               =====               =====

MANAGEMENT OF MARKET RISK

         General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, which consist primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Our board of directors has approved a series of policies for evaluating interest rate risk inherent in our assets and liabilities; for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives; and for managing this risk consistent with these policies. Senior management regularly monitors the level of interest rate risk and reports to the board of directors on our compliance with our asset/liability policies and on our interest rate risk position.

         We have sought to manage our interest rate risk in order to control the exposure of our earnings and capital to changes in interest rates. During the low interest rate environment that has existed in recent years, we have managed our interest rate risk by maintaining a high equity-to-assets ratio and building and maintaining portfolios of shorter-term fixed rate residential loans and second mortgage loans. By maintaining a high equity-to-assets ratio, we believe that we are better positioned to absorb more interest rate risk in order to improve our net interest margin. However, maintaining high equity balances reduces our return on equity ratio, and investments in shorter-term assets generally bear lower yields than longer-term investments.

         Net Portfolio Value. In past years, many savings institutions have measured interest rate sensitivity by computing the "gap" between the assets and liabilities that are expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. The OTS provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The OTS simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the OTS model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the "Change in Interest Rates" column below. The OTS provides us the results of the interest rate sensitivity model, which is based on information we provide to the OTS to estimate the sensitivity of our net portfolio value.

         The table below sets forth, as of June 30, 2005 (the latest report available), the estimated changes in our NPV and our net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

                                                                                      NET PORTFOLIO VALUE AS A
                                                                                    PERCENTAGE OF PRESENT VALUE
                                               NPV                                          OF ASSETS
                        --------------------------------------------------          ------------------------------
     CHANGE IN
  INTEREST RATES        ESTIMATED             AMOUNT              PERCENT                             CHANGE IN
  (BASIS POINTS)           NPV              OF CHANGE            OF CHANGE          NPV RATIO        BASIS POINTS
  ---------------       ---------           ---------            ---------          ---------        ------------
                                                (DOLLARS IN THOUSANDS)
       +300              $16,476             $(5,307)               -24%              26.49%            -569bp
       +200               18,334              (3,449)               -16               28.59             -359
       +100               20,169              (1,614)                -7               30.55             -163
     Unchanged            21,783                  --                 --               32.18               --
       -100               22,842               1,058                 +5               33.18             +100
       -200               23,602               1,819                 +8               33.85             +167

         The table above indicates that at June 30, 2005, in the event of a 200 basis point decrease in interest rates, we would experience a 8% increase in net portfolio value. In the event of a 200 basis point increase in interest rates, we would experience a 16% decrease in net portfolio value.

         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in net portfolio value requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value table presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value table provides an indication of our interest rate risk exposure at a particular point in time, such measurements do not provide a precise forecast of the effect of changes in market interest rates on net interest income and will differ from actual results.

LIQUIDITY AND CAPITAL RESOURCES

         We maintain liquid assets at levels we consider adequate to meet our liquidity needs. We adjust our liquidity levels to fund deposit outflows, pay real estate taxes on mortgage loans, repay our borrowings and to fund loan commitments. We also adjust liquidity as appropriate to meet asset and liability management objectives.

         Our primary sources of liquidity are deposits, amortization and prepayment of loans, maturities of investment securities and other short-term investments, and earnings and funds provided from operations. While scheduled principal repayments on loans are a relatively predictable source of funds, deposit flows and loan prepayments are greatly influenced by market interest rates, economic conditions, and rates offered by our competition. We set the interest rates on our deposits to maintain a desired level of total deposits. In addition, we invest excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements.

         A portion of our liquidity consists of cash and cash equivalents, which are a product of our operating, investing and financing activities. At September 30, 2005, $4.8 million of our assets were invested in cash and cash equivalents. Our primary sources of cash are principal repayments on loans, proceeds from the calls and maturities of investment securities and increases in deposit accounts.

         Our cash flows are derived from operating activities, investing activities and financing activities as reported in our consolidated statements of cash flows included with our consolidated financial statements included elsewhere in this prospectus.

         Our primary investing activities are the origination of loans and the purchase of investment securities. During the nine months ended September 30, 2005, our loan originations, net of collected principal, totaled $5.8 million. During the nine months ended September 30, 2004, there was a net decrease that totaled $1.1 million. We did not sell any loans during the nine months ended September 30, 2005 and 2004. Cash received from calls and maturities of securities totaled $7.2 million and $9.1 million for the nine months ended September 30, 2005 and 2004, respectively. We purchased $1.8 million and $9.2 million in securities during the nine months ended September 30, 2005 and 2004, respectively, and sold $484,000 and $619,000 in securities during the same two periods.

         Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by us and by local competitors, and other factors. The net increase in total deposits was $802,000 for the nine month period ended September 30, 2005, and there was a net decrease in total deposits of $676,000 for the nine months ended September 30, 2004.

         Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Chicago, which provide an additional source of funds. At September 30, 2005 and December 31, 2004, we had no outstanding advances from the Federal Home Loan Bank of Chicago. Our available borrowing limit at September 30, 2005, was $9.9 million.

         At September 30, 2005, we had outstanding commitments to originate loans of $224,000. At September 30, 2005, certificates of deposit scheduled to mature in less than one year totaled $18.8 million. Based on prior experience, management believes that a significant portion of such deposits will remain with us, although there can be no assurance that this will be the case. In the event we do not retain a significant portion of our maturing certificates of deposit, we will have to utilize other funding sources, such as Federal Home Loan Bank of Chicago advances, in order to maintain our level of assets. Alternatively, we would reduce our level of liquid assets, such as our cash and cash equivalents. In addition, the cost of such deposits may be significantly higher if market interest rates are higher at the time of renewal.

OFF-BALANCE SHEET ARRANGEMENTS

         In the ordinary course of business, the Bank is a party to credit-related financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Therefore, the total commitment amounts do not necessarily represent future cash requirements.

         At September 30, 2005 and December 31, 2004, the Bank had $224,000 and $1.1 million, respectively, of commitments to grant mortgage loans.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

         FASB Statement 123(R), "Shares Based Payment," addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. Statement 123(R) requires an entity to recognize the grant-date fair-value of stock options and other equity-based compensation issued to employees in the income statement. The revised Statement generally requires that an entity account for those transactions using the fair-value-based method; and eliminates an entity's ability to account for share-based compensation transactions using the intrinsic value method of accounting in APB Opinion No. 25, "Accounting for Stock Issued to Employees," which was permitted under Statement 123, as originally issued. The revised Statement requires entities to disclose information about the nature of the share-based payment transactions and the effects of those transactions on the financial statements. Statement 123(R) is effective for the Bank for fiscal year 2006. The adoption of Statement 123(R) is expected to reduce reported net income and earnings per share if we have a stock award program in place after the proposed statement becomes effective.

IMPACT OF INFLATION AND CHANGING PRICES

         Our financial statements and related notes have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

                    BUSINESS OF MUTUAL FEDERAL BANCORP, INC.

         We intend to form Mutual Bancorp prior to the closing of the stock offering. Upon completion of the offering, Mutual Bancorp will own all of the issued and outstanding common stock of the Bank and will retain up to 50% of the net proceeds from the offering. A portion of the retained net proceeds will be used to make a loan to fund the purchase of our shares of common stock by the Bank's ESOP. The remaining net proceeds will be contributed to the Bank as additional capital. We intend to invest our capital as discussed in "Use of Proceeds from the Offering."

         In the future, as the bank's holding company, Mutual Bancorp will be authorized to pursue other business activities permitted by applicable laws and regulations for savings and loan holding companies, which may include the acquisition of banking and financial services companies. We anticipate pursuing in the future, but have no current plans for, possible acquisitions or other diversification of the activities of Mutual Bancorp.

         Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from the bank. Mutual Bancorp initially will neither own nor lease any property but instead uses the premises, equipment and furniture of the bank. Mutual Bancorp initially will employ as officers only those persons who are officers of the Bank or Mutual MHC. However, we will use the support staff of the Bank from time to time. These persons will not be compensated separately by Mutual Bancorp. Mutual Bancorp may hire additional employees, as appropriate, to meet future business needs.

       BUSINESS OF MUTUAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO

GENERAL

         Our principal business consists of attracting retail deposits from the general public in the areas surrounding our office location in Chicago, Illinois and investing those deposits, together with funds generated from operations, primarily in one- to four-family fixed-rate residential mortgage loans and multifamily residential mortgage loans, and in investment securities. We also offer consumer loans secured by deposits as an accommodation to our customers. Our revenues are derived principally from interest on loans and securities, and from loan origination and servicing fees. Our primary sources of funds are deposits and principal and interest payments on loans and securities.

BUSINESS STRATEGY

         Our business strategy is to operate as a well-capitalized and profitable community bank dedicated to providing quality customer service. A main focus of our business strategy has been to emphasize one- to four-family residential mortgage lending, and we intend to continue to emphasize this type of lending. Management, however, has determined to broaden the range of our products and services to enhance profitability, consistent with maintaining our safety and soundness. We intend to gradually introduce additional products and services, such as adjustable-rate mortgage loans, home equity lines of credit and educational IRA accounts. There can be no assurances that we will successfully implement our business strategy.

         Highlights of our business strategy are as follows:

         o Continuing to emphasize fixed-rate one- to four-family residential real estate lending. Historically, we have emphasized fixed-rate one- to four-family residential lending within our market area. As of September 30, 2005, $21.2 million, or 61.7%, of our total loan portfolio consisted of fixed-rate one- to four-family residential mortgage loans. During the year ended

                  December 31, 2004, we originated $3.7 million of one- to four-family residential mortgage loans. We originate all loans for portfolio and do not sell loans in the secondary market. While we will continue to emphasize one- to four-family lending, we also originate loans secured by multi-family properties. As of September 30, 2005, $13.1 million, or 38.1%, of our total loan portfolio consisted of multi-family residential mortgage loans. During the year ended December 31, 2004, we originated $1.8 million of multi-family residential mortgage loans.

         o Seeking growth through expansion. We believe our best opportunities for growth are through potential acquisitions or through de novo branching, although we currently have no specific plans to acquire an existing financial institution or open a de novo branch. The capital raised in the offering will enable us to identify and pursue potential acquisitions or, should suitable acquisition opportunities not emerge, undertake de novo branching. Completing an acquisition or opening a new branch will provide us with an additional location, thereby increasing the potential number of households and businesses we could serve. An acquisition also may provide us with an opportunity to enhance our management depth and augment our current product offerings. Additionally, any future acquisition may provide us with an opportunity to pursue an alternate branding strategy for the Bank by capitalizing on the brand awareness a potential target may have already established in its market area.

                  Historically, we have not experienced rapid growth in our business, but rather have been able to grow our business consistently over time. While our business plan provides for us to seek to grow by pursuing acquisition opportunities as well as establishing new branches, if we ultimately are not successful in identifying and completing suitable acquisitions or establishing new branches, we may not be able to grow our business as we hope.

         o Expanding and diversifying our lending portfolio. While fixed-rate residential loans will continue to constitute a significant portion of our total loan portfolio, we intend to expand our loan origination capabilities to include adjustable-rate residential loans and home equity loans or lines of credit to our customers. We also intend to continue offering loans secured by multi-family properties using our personalized service to attract larger property owners.

         o Offering new products and services. We currently are developing and seek to develop in the future new services and deposit products for our customers, such as adjustable-rate mortgage loans, home equity lines of credit and educational IRA accounts. We expect to be able to begin offering these new products and services beginning in the second half of 2006. We believe that these new products will increase our deposit base and our fee income.

         o Maintaining high asset quality. Historically, we have maintained and will continue to emphasize strong asset quality by following conservative underwriting criteria and originating loans secured by real estate. Our non-performing assets at September 30, 2005 and December 31, 2004 were $188,000 and $306,000, respectively, or 0.29% and 0.47% of total assets.

         o Maintaining high levels of interest earning assets. We intend to maintain our high level of interest earning assets. At September 30, 2005, our interest earning assets were 96.5% of total assets and our average interest earning assets were 139% of average interest-bearing liabilities. These ratios reflect our low level of fixed assets (as we operate from only one banking office) and non-accruing loans, strong capital position and the absence of real estate owned and goodwill on our balance sheet.

         o Increasing our real estate lending capacity. The additional capital raised in the offering will increase our lending capacity by enabling us to originate more loans and loans with larger balances. This will permit us to serve borrowers with larger lending needs and to originate larger loans than we have in the past.

         o Remaining a community-oriented institution. We were established in Chicago, Illinois in 1905 and have been operating continuously since that time. We have been, and continue to be, committed to meeting the financial needs of the communities in which we operate and remain dedicated to providing high-quality personal and efficient service to our customers.

COMPETITION

         We face intense competition within our market area both in making loans and attracting deposits. Cook County, Illinois, and specifically the Chicago metropolitan area have a high concentration of financial institutions including money centers and other large commercial banks, community banks and credit unions. Some of our competitors offer products and services that we currently do not offer, such as trust services, private banking and Internet banking. As of June 30, 2005, based on the FDIC's annual Summary of Deposits Report, our market share of deposits represented 8.78% of the deposits in our zip code and 0.03% of deposits in Cook County.

         Our competition for loans and deposits comes principally from commercial banks, savings institutions, mortgage banking firms and credit unions in our market area. We face additional competition for deposits from short-term money market funds, brokerage firms, mutual funds and insurance companies. Our primary focus is to build and develop profitable customer relationships across all lines of business while maintaining our role as a community bank.

MARKET AREA

         We operate in a primarily urban market area that has a stable population and household base. Our primary deposit gathering area is concentrated in the communities immediately surrounding our headquarters located in the southwestern Chicago metropolitan area, which includes predominantly Hispanic neighborhoods. Our primary lending area is broader than our deposit-gathering area and includes all of Cook County. At September 30, 2005, 95% of our mortgage loan portfolio consisted of loans secured by real estate located in Cook County, Illinois.

         The economy of our market area is characterized by a large number of small retail establishments and small industry. Major employers in our immediate market area include county government facilities, large medical complexes, including hospitals, the University of Illinois at Chicago and a rail and trucking transportation hub.

LENDING ACTIVITIES

         Historically, our principal lending activity has been the origination of first mortgage loans for the purchase or refinancing of one- to four-family residential real property. We retain all loans that we originate.

         One- to four-family residential real estate mortgage loans represented $21.2 million, or 61.7%, of our loan portfolio at September 30, 2005. We also offer multifamily real estate loans. Multifamily real estate loans represented $13.1 million, or 38.1% of our loan portfolio at September 30, 2005. We also have a small number of loans secured by deposit accounts (share loans) as an accommodation to customers.

         Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio by type of loan and percentage of portfolio at the dates indicated.

                                             AT SEPTEMBER 30,                    AT DECEMBER 31,
                                         ----------------------   ----------------------------------------------
                                                 2005                      2004                     2003
                                         ----------------------   ----------------------   ---------------------
                                          AMOUNT      PERCENT       AMOUNT      PERCENT     AMOUNT      PERCENT
                                         --------    ---------     --------    ---------   ---------  -----------
                                                                 (DOLLARS IN THOUSANDS)
One- to four-family residential
   mortgage.......................        $21,227      61.73%      $19,772       69.21%     $22,174      72.37%
Multi-family......................         13,084      38.05         8,772       30.71        8,459      27.61
                                          -------     ------       -------      ------      -------     ------
   Total mortgage loans...........         34,311      99.78        28,544       99.92       30,633      99.98

Consumer loans....................             74       0.22            24        0.08            5       0.02
                                          -------     ------       -------      ------      -------     ------
   Total loans....................         34,385     100.00%       28,568      100.00%      30,638     100.00%
                                          =======     ======       =======      ======      =======     ======
Less:
   Deferred loan origination
      fees, net...................             89                       89                       89
   Undisbursed portion of loans...             19                        3                        3
   Allowance for loan losses......            150                      150                      150
                                          -------                  -------                  -------
      Total loans, net............        $34,127                  $28,326                  $30,396
                                          =======                  =======                  =======

         Loan Portfolio Maturities and Yields. The following table summarizes the remaining contractual maturity of our loans at December 31, 2004. The table does not include the effect of possible prepayments. We had no adjustable-rate loans at December 31, 2004.

                                ONE- TO
                              FOUR-FAMILY          MULTI FAMILY             CONSUMER                 TOTAL
                          ---------------------  --------------------   --------------------   ----------------------
                                      WEIGHTED              WEIGHTED               WEIGHTED                WEIGHTED
                                      AVERAGE               AVERAGE                AVERAGE                 AVERAGE
                           AMOUNT       RATE      AMOUNT      RATE       AMOUNT      RATE       AMOUNT       RATE
                          --------   ----------  --------  ----------   -------   ----------   --------   -----------
                                                         (DOLLARS IN THOUSANDS)
Due during the
   years ending
   December 31, 2005..    $     3      6.81%      $   --        --        $ 24       2.62%     $    27       3.17%
2006 to 2007..........         92      6.88           --        --        ----         --           92       6.88
2008 to 2009..........        308      7.21           18     11.50%       ----         --          326       7.45
2010 to 2014..........      2,882      6.60          867      6.85        ----         --        3,749       6.66
2015 to 2024..........     10,920      6.07        7,667      6.65        ----         --       18,587       6.31
2025 and beyond.......      5,567      6.36          220      6.15        ----         --        5,787       6.35
                          -------      ----       ------     -----        ----       ----      -------       ----
   Total..............    $19,772      6.25%      $8,772      6.67%       $ 24       2.62%     $28,568       6.37%
                          =======                 ======                  ====                 =======

         The following table sets forth the remaining contractual maturity of fixed-rate loans at December 31, 2004 that are contractually due after December 31, 2005. We had no adjustable-rate loans at December 31, 2004.

                                                   DUE AFTER DECEMBER 31, 2005
                                                   ----------------------------
                                                     FIXED              TOTAL
                                                   ---------          ---------
                                                      (DOLLARS IN THOUSANDS)

One- to four-family residential mortgage loans...   $19,769            $19,769
Multi-family.....................................     8,772              8,772
                                                    -------            -------
Total mortgage loans.............................    28,541             28,541
                                                    -------            -------
Total loans......................................   $28,541            $28,541
                                                    =======            =======

         One- to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans that are secured primarily by properties located in Cook County. At September 30, 2005, $21.2 million, or 61.7% of our loan portfolio, consisted of one- to four-family residential mortgage loans. Included within these one- to four-family loans were $544,000 in second mortgage loans at September 30, 2005. At September 30, 2005, the average balance of our one- to four-family loans was $79,000. Generally, one- to four-family residential mortgage loans are originated in amounts up to 80% of the appraised value of the property. All one- to four-family residential loans are fixed-rate loans generally originated for terms up to 20 years and for owner occupied one- to four-family residential loans, up to 30 years. At September 30, 2005, our largest loan secured by one- to four-family real estate had a principal balance of $327,000 and was performing in accordance with its repayment terms. We currently do not offer adjustable-rate mortgage loans.

         All one- to four-family residential mortgage loans that we originate include "due-on-sale" clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid.

         Our second mortgage loans are fixed-rate and offered in amounts up to 80% of the appraised value of the property securing the loan (including prior liens) and only where we have secured a first-priority lien on the subject property. Our second mortgage loans generally are made with maturities of 15 years or less and are secured by the borrower's property. Our procedures for underwriting these loans include an assessment of an applicant's prior loan history, credit history and an assessment of the value of the collateral in relation to the proposed loan amount.

         Regulations limit the amount that a savings institution may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. For all loans originated by the bank, we utilize outside independent appraisers approved by the bank's board of directors. All borrowers are required to obtain title insurance. We also require homeowner's insurance and fire and casualty insurance and, where circumstances warrant, flood insurance on properties securing real estate loans.

         Multi-Family Real Estate Loans. Loans secured by multi-family real estate totaled $13.1 million, or 38.1%, of our total loan portfolio at September 30, 2005. Multi-family real estate loans generally are secured by small apartment buildings with fewer than 10 units and includes two- to four-family residential properties that may also include a commercial or income-producing element, such as a first floor store-front business. Generally, all of our multi-family real estate loans are secured by properties located within our lending area. At September 30, 2005, we had 79 multi-family real estate loans with an average principal balance of $166,000, and the largest multi-family real estate loan had a principal balance of $1.3 million. As of September 30, 2005, none of our loans secured by multi-family real estate were non-performing. Multi-family real estate loans are offered with fixed interest rates. Multi-family loans generally are originated for terms of up to 20 years, and in some cases for owner-occupied multi-family properties, up to 30 years.

         We consider a number of factors in originating multi-family real estate loans. We evaluate the qualifications and financial condition of the borrower (including credit history), profitability and expertise, as well as the value and condition of the mortgaged property securing the loan. When evaluating the qualifications of the borrower, we consider the financial resources of the borrower, the borrower's experience in owning or managing similar property and the borrower's payment history with us and other financial institutions. In evaluating the property securing the loan, the factors we consider include the net operating income of the mortgaged property before debt service and depreciation, the debt service coverage ratio (the ratio of net operating income to debt service), and the ratio of the loan amount to the appraised value of the mortgaged property. Multi-family real estate loans are originated in amounts up to 75% of the lower of the sale price or the appraised value of the mortgaged property securing the loan and up to 80% if owner occupied. All multi-family real estate loans are appraised by outside independent appraisers approved by the bank's board of directors. All multi-family borrowers are required to sign notes in their individual capacity.

         While loans secured by multi-family real estate offer larger balances and higher yields, such loans generally involve a greater degree of credit risk than one- to four-family residential mortgage loans. This increased credit risk is a result of several factors, including the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income producing properties, and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by multi-family real estate typically depends upon the successful operation of the real estate property securing the loan. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired.

         Consumer Loans. We offer a small number of consumer loans, secured by deposits to our customers. Our consumer loans amounted to $74,000, or 0.2%, of our total loan portfolio at September 30, 2005.

         Origination and Servicing of Loans. Loan origination activities are primarily concentrated in Cook County. New loans are generated primarily from current and former borrowers, walk-in customers, customer referrals, realtors and other parties with whom we do business, and from the efforts of employees and advertising. Loan applications are underwritten and processed at our single banking office. We service all loans that we originate.

         Loan Approval Procedures and Authority. The loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan, and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, we review the employment and credit history and information on the historical and projected income and expenses of mortgagors. All one- to four-family loans up to $500,000 and all multi-family loans up to $400,000 may be approved by any two members of the loan committee of the board of directors, which committee consists of the President and three outside directors. All loans secured by deposits require the approval of the President. All other loans must be approved by the bank's board of directors.

NON-PERFORMING AND PROBLEM ASSETS

         We commence collection efforts when a loan becomes 15 days past due with a system-generated late-charge notice. Subsequent delinquent notices are issued and the account is monitored on a regular basis thereafter. Personal, direct contact with the borrower is attempted early in the collection process as a courtesy reminder and later to determine the reason for the delinquency and to safeguard our collateral. When a loan is more than 30 days past due, the credit file is reviewed and, if deemed necessary, information is updated or confirmed and collateral re-evaluated. We make efforts to contact the borrower and develop a plan of repayment to cure the delinquency. A summary report of all loans 90 days or more past due is reported to the board of directors on a monthly basis. If no repayment plan is in process, the file is referred to counsel for the commencement of foreclosure or other collection efforts.

         Mortgage loans are reviewed on a regular basis and such loans are placed on non-accrual status when they become more than 90 days delinquent. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received.

         Non-Performing Loans and Non-Performing Assets. Our non-performing loans and non-performing assets are as shown in the table below for the periods indicated. At each date presented, we had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

                                                   AT SEPTEMBER 30,          AT DECEMBER 31,
                                                   ----------------     -----------------------
                                                         2005             2004            2003
                                                   ----------------     -----------------------
                                                              (DOLLARS IN THOUSANDS)
Non-accrual loans:
   One- to four-family.....................              $188             $306            $201
   Multi-family............................                --               --              --
   Consumer................................                --               --              --
                                                         ----             ----            ----
      Total non-accrual loans..............              $188             $306            $201

Accruing loans delinquent 90 days or more:
   One- to four-family.....................                --               --              --
   Multi-family............................                --               --              --
   Consumer................................                --               --              --
                                                         ----             ----            ----
      Total non-performing loans...........              $188             $306            $201

Real estate owned:
   One- to four-family.....................                --               --              --
   Multi-family............................                --               --              --
   Consumer................................                --               --              --
                                                         ----             ----            ----
      Total real estate owned..............                --               --              --

Total non-performing assets................              $188             $306            $201
                                                         ====             ====            ====

Allowance for loan losses attributable to
   non-performing loans....................                --               --              --

Ratios:
   Non-performing loans to total loans.....              0.55%            1.07%           0.66%
   Non-performing assets to total assets...              0.29             0.47            0.30

         The following table sets forth certain information with respect to our loan portfolio delinquencies at the dates indicated.

                                                                LOANS DELINQUENT FOR
                                   -----------------------------------------------------------------------------
                                        60-89 DAYS                 90 DAYS AND OVER                 TOTAL
                                   ---------------------         --------------------       --------------------
                                   NUMBER         AMOUNT         NUMBER        AMOUNT       NUMBER        AMOUNT
                                   ------         ------         ------        ------       ------        ------
                                                              (DOLLARS IN THOUSANDS)
AT SEPTEMBER 30, 2005
   One- to four-family.....            6           $428              3          $188            9          $616
   Multi-family............           --             --             --            --           --            --
   Consumer................           --             --             --            --           --            --
                                    ----           ----           ----          ----         ----          ----
      Total................            6           $428              3          $188            9          $616
                                    ====           ====           ====          ====         ====          ====

AT DECEMBER 31, 2004
   One- to four-family.....            6           $336              3          $306            9          $642
   Multi-family............            1            206             --            --            1           206
   Consumer................           --             --             --            --           --            --
                                    ----           ----           ----          ----           --          ----
      Total................            7           $542              3          $306           10          $848
                                    ====           ====           ====          ====         ====          ====

AT DECEMBER 31, 2003
   One- to four-family.....            7           $402              3          $201           10          $603
   Multi-family............           --             --             --            --           --            --
   Consumer................           --             --             --            --           --            --
                                    ----           ----           ----          ----           --          ----
      Total................            7           $402              3          $201           10          $603
                                    ====           ====           ====          ====         ====          ====

         Real Estate Owned. Real estate we acquire as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until sold. When property is acquired it is recorded at fair market value at the date of foreclosure, establishing a new cost basis. Holding costs and declines in fair value result in charges to expense after acquisition. At September 30, 2005, we held no real estate owned.

         Classified Assets. OTS regulations provide that loans and other assets considered to be of lesser quality be classified as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Not all classified assets constitute non-performing assets.

         An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision which can order the establishment of additional general or specific loss allowances.

         At September 30, 2005, none of our assets were classified as substandard, doubtful or loss. The loan portfolio is reviewed on a regular basis to determine whether any loans require classification in accordance with applicable regulations.

ALLOWANCE FOR LOAN LOSSES

         Our allowance for loan losses is maintained at a level necessary to absorb probable incurred loan losses. Management, in determining the allowance for loan losses, considers the losses inherent in our loan portfolio and changes in the nature and volume of loan activities, along with the general economic and real estate market conditions. The Bank's loan committee determines the type of loans to be evaluated for impairment on an individual basis and the types of loan to be evaluated on a collective basis based on similarities in loss performance, such as our one-to-four family residential loans and multifamily residential loans. We then utilize a two-tier approach: (1) for the types of loans to be evaluated on an individual basis, identification of impaired loans and establishment of specific loss allowances on such loans, and (2) for the types of loans to be evaluated on a collective basis, establishment of general valuation allowances.

         Once a loan becomes delinquent, we may establish a specific loan loss allowance should we determine that the loan is impaired. A loan will be considered impaired when, based on current information and events (such as, among other things, delinquency status, the size of the loan, the type and market value of collateral and the financial condition of the borrower), it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. We do not aggregate such loans for evaluation purposes. Specific allowances for impaired loans are established based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical measure, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

         General loan loss allowances are based upon historical loan loss experience as adjusted after evaluation of other factors that may or may not be present, including changes in the composition of the loan portfolio, current national and local economic conditions, changes in lending policies and procedures and personnel changes in our lending management or staff. The allowance is increased through provisions charged against current earnings and recoveries of previously charged-off loans. Loans that are determined to be uncollectible are charged against the allowance. While management uses available information to recognize probable and reasonably estimable loan losses, future loss provisions may be necessary based on changing economic conditions or other factors. Payments received on impaired loans are applied first to accrued interest receivable and then to principal. The allowance for loan losses as of September 30, 2005 was maintained at a level that represents management's best estimate of probable incurred losses in the loan portfolio.

         In addition, the Office of Thrift Supervision, as an integral part of their examination process, periodically reviews our allowance for loan losses. Such agencies may require that we recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

         The following table sets forth activity in our allowance for loan losses for the periods indicated.

                                                 AT OR FOR THE NINE MONTHS           AT OR FOR THE YEARS
                                                    ENDED SEPTEMBER 30,              ENDED DECEMBER 31,
                                                 -------------------------           -------------------
                                                   2005             2004             2004           2003
                                                 --------         --------           ----           ----
                                                                 (DOLLARS IN THOUSANDS)
Balance at beginning of year..............         $150             $150             $150           $150
Charge-offs:
   One- to four-family....................           --               --               --             --
   Multi-family...........................           --               --               --             --
   Consumer...............................           --               --               --             --
      Total charge-offs...................           --               --               --             --

Recoveries:
   One- to four-family....................           --               --               --             --
   Multi-family...........................           --               --               --             --
   Consumer...............................           --               --               --             --
      Total recoveries....................           --               --               --             --

Net (charge-offs) recoveries..............           --               --               --             --
Provision for loan losses.................           --               --               --             --
                                                   ----             ----             ----           ----
Balance at end of year....................         $150             $150             $150           $150
                                                   ====             ====             ====           ====
Ratios:
Net charge-offs to average loans
   outstanding............................           --               --               --             --
Allowance for loan losses to
   non-performing loans...................         0.80x            0.70x            0.49x          0.75x
Allowance for loan losses to total loans..         0.44%            0.51%            0.53%          0.49%

         The Bank has not charged-off a loan since 1996, when it charged-off a loan with an outstanding principal amount of $19,000.

         Allocation of Allowance for Loan Losses. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.


                                                                   AT SEPTEMBER 30,
                                 ----------------------------------------------------------------------------------
                                                  2005                                       2004
                                 -----------------------------------------   --------------------------------------
                                                                                                           PERCENT
                                                                                                              OF
                                                               PERCENT                                      LOANS
                                                               OF LOANS                                    IN EACH
                                                  LOAN         IN EACH        ALLOWANCE        LOAN        CATEGORY
                                 ALLOWANCE      BALANCES       CATEGORY          FOR         BALANCES         TO
                                 FOR LOAN          BY          TO TOTAL         LOAN            BY           TOTAL
                                  LOSSES        CATEGORY        LOANS          LOSSES        CATEGORY        LOANS
                                 -----------------------------------------   --------------------------------------
                                                              (DOLLARS IN THOUSANDS)

One- to four-family.......         $ 50         $21,227          61.73%         $ 65         $20,934        70.84%
Multi-family..............          100          13,084          38.05            85           8,599        29.10
Consumer..................           --              74           0.22            --              20         0.06
                                   ----         -------         ------          ----         -------       ------
   Total allowance........         $150         $34,385         100.00%         $150         $29,553       100.00%
                                   ====         =======         ======          ====         =======       ======


                                                                  AT DECEMBER 31,
                                 ----------------------------------------------------------------------------------
                                                  2004                                      2003
                                 -----------------------------------------   --------------------------------------
                                                                                                           PERCENT
                                                                                                              OF
                                                               PERCENT                                      LOANS
                                                               OF LOANS                                    IN EACH
                                                  LOAN         IN EACH        ALLOWANCE        LOAN        CATEGORY
                                 ALLOWANCE      BALANCES       CATEGORY          FOR         BALANCES         TO
                                 FOR LOAN          BY          TO TOTAL         LOAN            BY           TOTAL
                                  LOSSES        CATEGORY        LOANS          LOSSES        CATEGORY        LOANS
                                 -----------------------------------------   --------------------------------------
                                                               (DOLLARS IN THOUSANDS)

One- to four-family.........       $ 62         $19,772          69.21%         $ 68         $22,174        72.37%
Multi-family................         88           8,772          30.71            82           8,459        27.61
Consumer....................         --              24           0.08            --               5         0.02
                                   ----         -------         ------          ----         -------       ------
   Total allowance..........       $150         $28,568         100.00%         $150         $30,638       100.00%
                                   ====         =======         ======          ====         =======       ======

         Each quarter, management evaluates the total balance of the allowance for loan losses based on several factors that are not loan specific, but are reflective of the inherent losses in the loan portfolio. This process includes, but is not limited to, a periodic review of loan collectibility in light of historical experience, the nature and volume of loan activity, conditions that may affect the ability of the borrower to repay, underlying value of collateral, if applicable, and economic conditions in our immediate market area. First, we group loans by delinquency status. All loans 90 days or more delinquent are evaluated individually, based primarily on the value of the collateral securing the loan. Specific loss allowances are established as required by this analysis. All loans for which a specific loss allowance has not been assigned are segregated by type and delinquency status and a loss allowance is established by using loss experience data and management's judgment concerning other matters it considers significant. The allowance is allocated to each category of loan based on the results of the above analysis.

         This analysis process is inherently subjective, as it requires us to make estimates that are susceptible to revisions as more information becomes available. Although we believe that we have established the allowance at levels to absorb probable and estimable losses, future additions may be necessary if economic or other conditions in the future differ from the current environment.

INVESTMENTS

         Investments and Mortgage-backed Securities. Our investment portfolio at September 30, 2005 included $9.1 million in U.S. government and agency obligations which are all classified as available-for-sale. Our investment policy objectives are to maintain liquidity, manage risk and maximize returns within the guidelines established by the bank's board of directors, which specify eligible investments and approved securities dealers.

         Our investment portfolio also includes mortgage-backed securities and collateralized mortgage obligations, all of which are guaranteed by the United States government or agencies thereof, all of which are classified as available-for-sale. At September 30, 2005, our mortgage-backed securities portfolio totaled $13.1 million, or 20.0% of total assets. The portfolio consisted of $8.0 million in fixed-rate mortgage-backed securities, and $5.1 million in adjustable-rate mortgage-backed securities, all guaranteed by the Federal Home Loan Mortgage Corporation, or FHLMC, the Federal National Mortgage Association, or FNMA, or the Government National Mortgage Association, or GNMA.

         We also have investments in Freddie Mac common stock and preferred stock, and in several mutual funds which are invested in U.S. government and agency obligations and mortgage-backed securities guaranteed by FHLMC, FNMA or GNMA.

         Available-for-Sale Portfolio. The following table sets forth the composition of our available-for-sale portfolio at the dates indicated.

                                            AT SEPTEMBER 30,                          AT DECEMBER 31,
                                           -------------------      -----------------------------------------------
                                                  2005                     2004                      2003
                                           -------------------      --------------------     ----------------------
                                           AMORTIZED    FAIR        AMORTIZED     FAIR       AMORTIZED      FAIR
                                             COST       VALUE         COST        VALUE        COST         VALUE
                                           ---------   -------      ---------    -------     ---------     --------
                                                                      (IN THOUSANDS)
INVESTMENT SECURITIES:
   U.S. government and  agency
      obligations..................        $ 9,194     $ 9,082       $13,186     $13,152      $15,971      $16,077
   Mutual funds....................          2,227       2,181         2,165       2,151        2,098        2,103
   FHLMC stock.....................            508         936           515       1,686          539        2,878

MORTGAGE-BACKED SECURITIES:
   GNMA............................          2,373       2,356         2,931       2,939          945          986
   FNMA............................          6,094       6,009         6,388       6,427        5,476        5,519
   FHLMC...........................          4,009       3,947         4,222       4,208        3,133        3,133
   Collateralized mortgage
      obligations..................            771         759           996       1,033        1,011        1,018
                                           -------     -------       -------     -------      -------      -------
   Total securities available for
      sale.........................        $25,176     $25,270       $30,403     $31,596      $29,173      $31,714
                                           =======     =======       =======     =======      =======      =======

         Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio and the mortgage-backed securities portfolio at September 30, 2005 are summarized in the following table. Maturities are based on the final contractual payment dates and do not reflect the impact of prepayments or early redemptions that may occur. Mutual funds and FHLMC stock are not included because they do not have contractual maturity dates.

                                                                  MORE THAN ONE YEAR        MORE THAN FIVE YEARS
                                        ONE YEAR OR LESS          THROUGH FIVE YEARS          THROUGH TEN YEARS
                                      ----------------------     ---------------------      ---------------------
                                                    WEIGHTED                  WEIGHTED                   WEIGHTED
                                      AMORTIZED     AVERAGE      AMORTIZED    AVERAGE       AMORTIZED    AVERAGE
                                        COST         YIELD         COST        YIELD          COST        YIELD
                                      ---------     --------     ---------    --------      ---------    --------
                                                                (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE
INVESTMENT SECURITIES:
   U.S. government and agency
      obligations..............         $  500        4.38%      $ 5,700         3.43%        $2,994       3.17%
MORTGAGE-BACKED SECURITIES:
   GNMA........................             --          --           115         6.81             --         --
   FNMA........................             --          --           324         6.31          2,888       4.52
   FHLMC.......................             --          --           389         4.67          1,255       4.75
   Collateralized mortgage
      obligations..............             --          --            --           --             --         --
                                        ------        ----       -------      -------         ------       ----
   Total securities available
      for sale.................         $  500        4.38%      $ 6,528         3.70%        $7,137       4.00%
                                        ======                   =======                      ======

                                        MORE THAN TEN YEARS                 TOTAL SECURITIES
                                      ----------------------     ------------------------------------
                                                    WEIGHTED                                 WEIGHTED
                                      AMORTIZED     AVERAGE      AMORTIZED      FAIR         AVERAGE
                                        COST         YIELD         COST         VALUE         YIELD
                                      ---------     --------     ---------    --------      ---------
                                                         (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE
INVESTMENT SECURITIES:
   U.S. government and agency
      securities...............         $   --          --       $ 9,194      $ 9,082           3.40%
MORTGAGE-BACKED SECURITIES:
   GNMA........................          2,258        4.37%        2,373        2,356           4.49
   FNMA........................          2,882        4.77         6,094        6,009           4.74
   FHLMC.......................          2,365        4.96         4,009        3,947           4.87
   Collateralized mortgage
      obligations..............            771        3.27           771          759           3.27
                                        ------        ----       =------      -------         -----
   Total securities available
      for sale.................         $8,276        4.58%      $22,441      $22,153           4.13%
                                        ======                   =======      =======

SOURCES OF FUNDS

         General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. In addition to deposits, funds are derived from scheduled loan payments, investment calls, maturities and sales, loan prepayments, retained earnings and income on earning assets. During the nine months ended September 30, 2005, sales of investment securities consisted of $484,000 of FHLMC common stock. During 2004 and 2003, we sold $1.6 million and $275,000 of FHLMC common stock, respectively. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the Federal Home Loan Bank of Chicago may be used in the short term to compensate for reductions in deposits and to fund loan growth.

         Deposits. Deposits are not actively solicited outside of the Chicago metropolitan area, and a majority of our depositors are persons who work or reside in Cook County, Illinois. We offer deposit instruments, including passbook savings (without check drawing features) and fixed-term certificates of deposit. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. Beginning in 2003, we began offering non-interest-bearing checking accounts. We do not accept brokered deposits.

         Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. To attract and retain deposits, we rely upon personalized customer service, long-standing relationships and generally rates in the upper half of those offered in our market area.

         The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates, competition and our single office location. We believe the products we offer allow us to be competitive in obtaining funds and responding to changes in consumer demand. Based on historical experience, management believes our deposits are relatively stable. However, the ability to attract and maintain certificates of deposit, and the rates paid on these deposits, have been and will continue to be significantly affected by market conditions. At September 30, 2005, $21.6 million, or 47.7% of our deposit accounts were certificates of deposit, of which $18.8 million had maturities of one year or less.

         The following table sets forth the distribution of total deposit accounts, by account type, at the dates indicated.

                               AT SEPTEMBER 30,                                AT DECEMBER 31,
                          ----------------------------  ------------------------------------------------------------
                                   2005                              2004                         2003
                          ----------------------------  ------------------------------  ----------------------------
                                              WEIGHTED                        WEIGHTED                      WEIGHTED
                                              AVERAGE                         AVERAGE                       AVERAGE
                          BALANCE   PERCENT     RATE     BALANCE    PERCENT    RATE      BALANCE    PERCENT    RATE
                          -------   -------     ----     -------    -------    ----      -------    -------   -----
                                                                 (DOLLARS IN THOUSANDS)

Savings deposits......... $23,333    51.43%     1.19%    $22,552     50.60%     1.15%    $24,496     52.09%   1.09%
Certificates of
   deposit...............  21,630    47.67      2.66      21,936     49.21      2.03      22,402     47.64    2.18
Non-interest-bearing
   checking accounts.....     410     0.90        --          83      0.19        --         128      0.27      --
                          -------    -----     -----     -------    ------      ----     -------    ------    ----
   Total deposits..       $45,373   100.00%     1.88%    $44,571    100.00%     1.58%    $47,026    100.00%   1.60%
                          =======   ======               =======    ======               =======    ======

         The following table sets forth certificates of deposit by time remaining until maturity as of September 30, 2005.

                                                                      MATURITY
                                                   ------------------------------------------------
                                                                 OVER 3         OVER 6        OVER
                                                   3 MONTHS       TO 6           TO 12         12
                                                   OR LESS       MONTHS         MONTHS       MONTHS       TOTAL
                                                   -------       ------         ------       ------       -----
                                                                         (IN THOUSANDS)
Certificates of deposit less than $100,000          $4,928       $4,867         $3,552       $2,092       $15,439
Certificates of deposit of $100,000 or
   more(1)...................................        2,450          923          2,041          777         6,191
                                                    ------       ------         ------       ------       -------
   Total of certificates of deposit..........       $7,378       $5,790         $5,593       $2,869       $21,630
                                                    ======       ======         ======       ======       =======

--------------------------------
(1) The weighted average interest rates for these accounts, by maturity period, are: 2.34% for 3 months or less; 2.81% for 3 to 6 months; 3.08% for 6 to 12 months; and 3.84% for over 12 months. The overall weighted average interest rate for accounts of $100,000 or more was 2.84%.

         The following table sets forth, by interest rate range, information concerning certificates of deposit at the dates indicated.

                                                               AT SEPTEMBER 30, 2005
                                 -----------------------------------------------------------------------------------
                                                                 PERIOD TO MATURITY
                                 -----------------------------------------------------------------------------------
                                                                                   MORE
                                                   ONE TO         TWO TO           THAN
                                  LESS THAN          TWO          THREE            THREE                      PERCENT
                                   ONE YEAR         YEARS         YEARS            YEARS         TOTAL       OF TOTAL
                                  ---------        ------         -----            -----         -----       --------
                                                              (DOLLARS IN THOUSANDS)
INTEREST RATE RANGE:
   1.99% and below........         $ 1,182         $   --         $   --            $ --        $ 1,182         5.46%
   2.00% to 2.99%.........          15,635            628            180              --         16,443        76.02%
   3.00% to 3.99%.........           1,612            427            725             202          2,966        13.71
   4.00% to 4.99%.........             332             58            303              --            693         3.20
   5.00% to 5.99%.........              --             --             --             346            346         1.60
                                   -------         ------         ------            ----        -------       ------
      Total...............         $18,761         $1,113         $1,208            $548        $21,630       100.00%
                                   =======         ======         ======            ====        =======       ======

BORROWINGS

         Due to our current level of available funds for operations, we historically have not used borrowings. If needed, we may obtain advances from the Federal Home Loan Bank of Chicago provided certain standards related to creditworthiness are met.

PROPERTIES

         The following table provides certain information with respect to our banking office as of December 31, 2004:

                                                                NET BOOK VALUE
      LOCATION             LEASED OR OWNED    YEAR ACQUIRED   OF REAL PROPERTY
------------------------   ---------------    -------------   ----------------
2212 West Cermak Road           Owned              1964           $216,000
Chicago, Illinois 60608

         The net book value of our premises, land and equipment was $357,000 at December 31, 2004.

SUBSIDIARY ACTIVITIES

         Mutual Bancorp's only subsidiary will be the Bank. The Bank currently operates one subsidiary, EMEFES Service Corporation, which provides insurance brokerage services to our customers. Brokerage commissions earned by EMEFES totaled approximately $3,000 for the nine months ended September 30, 2005. Presently, there are no plans to expand the insurance brokerage operations.

LEGAL PROCEEDINGS

         We are not involved in any pending legal proceedings as a defendant other than routine legal proceedings occurring in the ordinary course of business. At September 30, 2005, we were not involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

PERSONNEL

         As of September 30, 2005, we had 14 full-time employees and four part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have good relations with our employees.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

         General. We are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Our federal income tax returns have not been audited by the Internal Revenue Service during the past five years. The following discussion of federal income taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Mutual MHC, Mutual Bancorp or the Bank.

         Method of Accounting. For federal income tax purposes, Mutual MHC and the Bank currently report their income and expenses on the accrual method of accounting and use a tax year ending December 31 for filing their federal income tax returns.

         Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the "1996 Act"), the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. The Bank was required to use the reserve method in computing its bad debt deduction beginning with its 1997 federal tax return (similar to commercial banks). Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve). At September 30, 2005 the Bank had no remaining reserves subject to recapture.

         Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if the Bank failed to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift related recapture rules. At December 31, 2004, our total federal pre-1988 base year reserve was approximately $2.6 million. However, under current law, pre-1988 base year reserves remain subject to recapture if the Bank makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a bank charter.

         Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended (the "Code" or "Internal Revenue Code"), imposes a corporate alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus or minus certain AMT adjustments, plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular corporate income tax. Net operating losses can generally offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

         Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At September 30, 2005, the Bank had no net operating loss carryforwards for federal income tax purposes.

         Corporate Dividends-Received Deduction. Mutual Bancorp may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient owns at least 20% of the stock of the corporation but does not file a consolidated return with such corporation, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

STATE TAXATION

         We are required to file Illinois income tax returns and pay tax at a stated tax rate of 7.3% of Illinois taxable income. For these purposes, Illinois taxable income generally means federal taxable income subject to certain adjustments, including without limitation, the exclusion of interest income on United States obligations.

                           SUPERVISION AND REGULATION

GENERAL

         The Bank is subject to extensive regulation, examination and supervision by the OTS, as its primary federal regulator, and the Federal Deposit Insurance Corporation, or FDIC, as the insurer of its deposits. The Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Savings Association Insurance Fund, or SAIF, managed by the FDIC. The Bank must file reports with the OTS and the FDIC concerning its activities and financial condition in addition to obtaining regulatory approvals prior to entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the OTS and, under certain circumstances, the FDIC to evaluate the Bank's safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the OTS, the FDIC or Congress, could have a material adverse impact on us and our operations. Mutual MHC, as a savings and loan holding company, is required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the OTS. Mutual Bancorp will also be subject to those rules as well as the regulations of the Securities and Exchange Commission under the federal securities laws.

         Certain of the regulatory requirements that are or will be applicable to us are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on us and is qualified in its entirety by reference to the actual statutes and regulations.

REGULATION OF FEDERAL SAVINGS INSTITUTIONS

         Business Activities. Federal law and regulations, primarily the Home Owners' Loan Act and the regulations of the OTS, govern the activities of federal savings institutions, such as the Bank. These laws and regulations delineate the nature and extent of the activities in which federal savings institutions may engage. In particular, certain lending authority for federal savings institutions, commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of an institution's capital or assets.

         Branching. Federal savings institutions are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the OTS.

         Capital Requirements. The OTS's capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below also establish, in effect, a minimum of a greater than 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The OTS regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions generally must deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for a national bank.

         The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of 0% to 100%, assigned by the OTS capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships, non-withdrawable accounts and remaining goodwill. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

         The OTS also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution's capital level is or may become inadequate in light of the particular circumstances. At September 30, 2005, the Bank met each of these capital requirements.

         Prompt Corrective Regulatory Action. The OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a leverage ratio of less than 4% (or less than 3% for institutions with the highest examination rating) is considered to be "undercapitalized." A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be "critically undercapitalized." Subject to a narrow exception, the OTS is required to appoint a receiver or conservator within specified time frames for an institution that is "critically undercapitalized." An institution must file a capital restoration plan with the OTS within 45 days of the date it receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. "Significantly undercapitalized" and "critically undercapitalized" institutions are subject to more extensive mandatory regulatory actions. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

         Loans to One Borrower. Federal law provides that savings institutions generally are subject to the limits on loans to one borrower applicable to national banks. A savings institution may not make a loan or extend credit, if not fully secured, to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if fully secured by specified readily-marketable collateral.

         Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the OTS determines that a savings institution fails to meet any standard prescribed by the guidelines, the OTS may require the institution to submit an acceptable plan to achieve compliance with the standard. The Bank has not received any notice that it has failed to meet any standard prescribed by the guidelines.

         Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to stockholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the OTS is required before any capital distribution if the institution does not meet the criteria for "expedited treatment" of applications under OTS regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the OTS. If an application is not required, the institution must still provide prior notice to the OTS of the capital distribution if, like the bank, it is a subsidiary of a holding company. If the bank's capital were ever to fall below its regulatory requirements or the OTS notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.

         Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings institution is required to either qualify as a "domestic building and loan association" under the Internal Revenue Code or maintain at least 65% of its "portfolio assets" (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain "qualified thrift investments" (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period.

         A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered "qualified thrift investments." As of September 30, 2005, the Bank maintained 97.84% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

         Transactions with Related Parties. Federal law limits the bank's authority to lend to, and engage in certain other transactions with (collectively, "covered transactions"), "affiliates" (e.g., any company that controls or is under common control with an institution, including Mutual Bancorp, Mutual MHC and their non-savings institution subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the savings institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the savings institution's capital and surplus. Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.

         The bank's authority to extend credit to its executive officers, directors and 10% stockholders ("insiders"), as well as entities affiliated with such persons, is limited. The Bank is restricted both in the individual and the aggregate amount of loans it may make to insiders based, in part, on the bank's capital position and the requirement that certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers.

         Enforcement. The OTS has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors, to institution of receivership, conservatorship or termination of deposit insurance. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The FDIC has authority to recommend to the director of the OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the director, the FDIC has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.

         Assessments. Federal savings institutions must pay assessments to the OTS to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution's: total assets, including consolidated subsidiaries, as reported in the institution's latest quarterly thrift financial report; condition; and complexity of business.

         Insurance of Deposit Accounts. The FDIC maintains a risk-based assessment system by which institutions are assigned to one of three categories based on their capitalization and one of three subcategories based on examination ratings and other supervisory information. An institution's assessment rate depends upon the categories to which it is assigned. Assessment rates for SAIF member institutions are determined semi-annually by the FDIC and currently range from zero basis points of assessable deposits for the healthiest institutions to 27 basis points of assessable deposits for the riskiest.

         The FDIC has authority to increase insurance assessments. A material increase in SAIF insurance premiums would likely have an adverse effect on the operating expenses and results of operations of the bank. Management cannot predict what insurance assessment rates will be in the future.

         In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize the predecessor to the SAIF. During the calendar year ended December 31, 2004, Financing Corporation payments for SAIF members averaged 0.0148% of assessable deposits. At September 30, 2005, the Bank had paid all fees and assessments for deposit insurance.

         The FDIC may terminate an institution's insurance of deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the OTS. We do not know of any practice, condition or violation that might lead to termination of deposit insurance.

         Federal Home Loan Bank System. The Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. The Bank, as a member of the Federal Home Loan Bank of Chicago, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank in an amount at least equal to 1.0% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 5% of its advances (borrowings) from the Federal Home Loan Bank, whichever is greater. The Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at September 30, 2005 of $496,000.

         The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the Federal Home Loan Banks pay to their members and could also result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.

         Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by OTS regulations, a savings institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the OTS, in connection with its examination of a savings institution, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

         The Community Reinvestment Act requires public disclosure of an institution's rating and requires the OTS to provide a written evaluation of a bank's Community Reinvestment Act performance utilizing a four-tiered descriptive rating system. The Bank received a "satisfactory" rating as a result of its most recent Community Reinvestment Act assessment.

         Liquidity. A federal savings institution is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

         Prohibitions Against Tying Arrangements. Federal savings institutions are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

FEDERAL RESERVE SYSTEM

         The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts, such as negotiable order of withdrawal and regular checking accounts. At September 30, 2005, the Bank was in compliance with these reserve requirements.

HOLDING COMPANY REGULATION

         General. Mutual MHC is, and Mutual Bancorp will be, savings and loan holding companies within the meaning of federal law. As such, they are registered with the OTS and are subject to OTS regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the OTS has enforcement authority over Mutual Bancorp and Mutual MHC and their non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the bank.

         Restrictions Applicable to Mutual Holding Companies. According to federal law and OTS regulations, a mutual holding company, such as Mutual MHC, may generally engage in the following activities: (1) investing in the stock of a bank; (2) acquiring a mutual association through the merger of such association into a bank subsidiary of such holding company or an interim bank subsidiary of such holding company; (3) merging with or acquiring another holding company, one of whose subsidiaries is a bank; and (4) any activity approved by the Federal Reserve Board for a bank holding company or financial holding company or previously approved by OTS for multiple savings and loan holding companies.

         Recent legislation, which authorized mutual holding companies to engage in activities permitted for financial holding companies, expanded the authorized activities. Financial holding companies may engage in a broad array of financial service activities including insurance and securities.

         Federal law prohibits a savings and loan holding company, including a federal mutual holding company, from directly or indirectly, or through one or more subsidiaries, acquiring more than 5% of the voting stock of another savings institution, or its holding company, without prior written approval of the OTS. Federal law also prohibits a savings and loan holding company from acquiring more than 5% of a company engaged in activities other than those authorized for savings and loan holding companies by federal law; or acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance funds, the convenience and needs of the community and competitive factors.

         The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, except: (1) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (2) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

         If the savings institution subsidiary of a savings and loan holding company fails to meet the qualified thrift lender test, the holding company must register with the Federal Reserve Board as a bank holding company within one year of the savings institution's failure to so qualify.

         Stock Holding Company Subsidiary Regulation. The OTS has adopted regulations governing the two-tier mutual holding company form of organization and subsidiary stock holding companies that are controlled by mutual holding companies. We intend to adopt this form of organization and it will continue in place after the stock offering. Mutual Bancorp is the proposed stock holding company subsidiary of Mutual MHC. Mutual Bancorp will be permitted to engage in activities that are permitted for Mutual MHC subject to the same restrictions and conditions.

         Waivers of Dividends by Mutual Federal Bancorp MHC. OTS regulations require Mutual MHC to notify the OTS if it proposes to waive receipt of dividends from Mutual Bancorp. The OTS reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings institution subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company is considered as a restriction on the retained earnings of the savings institution, which restriction, if material, is disclosed in the public financial statements of the savings institution as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, [in accordance with SFAS 5,] where the savings institution determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; and (iv) the amount of any waived dividend is considered as having been paid by the savings institution in evaluating any proposed dividend under OTS capital distribution regulations. We anticipate that Mutual MHC will waive dividends that Mutual Bancorp may pay, if any.

         Conversion of Mutual MHC to Stock Form. OTS regulations permit Mutual MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and Mutual MHC's board of directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction a new holding company would be formed as the successor to Mutual MHC, Mutual MHC's corporate existence would end, and certain depositors of the Bank would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of Mutual Bancorp common stock held by stockholders other than Mutual MHC would be automatically converted into a number of shares of common stock of the new holding company based on an exchange ratio determined at the time of conversion that ensures that stockholders other than Mutual MHC own the same percentage of common stock in the new holding company as it owned in Mutual Bancorp immediately before conversion. Under OTS regulations, stockholders other than Mutual MHC would not be diluted because of any dividends waived by Mutual Bancorp (and waived dividends would not be considered in determining an appropriate exchange ratio), in the event Mutual MHC converts to stock form. The total number of shares held by stockholders other than Mutual MHC after a conversion transaction also would be increased by any purchases by stockholders other than Mutual MHC in the stock offering conducted as part of the conversion transaction.

         Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the OTS if any person (including a company), or group acting in concert, seeks to acquire "control" of a savings and loan holding company or savings institution. An acquisition of "control" can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the OTS. Under the Change in Bank Control Act, the OTS has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

SARBANES-OXLEY ACT OF 2002

         Through the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, public companies (including publicly held holding companies such as Mutual Bancorp) became subject to a broad range of corporate governance and accounting measures. Sarbanes-Oxley's principal provisions, many of which have been interpreted and implemented through recently adopted rules, provide for and include, among other things, corporate governance and responsibility measures, including the requirement that the chief executive officer and chief financial officer of a public company certify its financial statements.

         In addition, Section 404 of Sarbanes-Oxley, as implemented, requires that public companies report management's evaluation of the effectiveness of the company's internal control over financial reporting. Additionally, such companies' senior management must evaluate, as of the end of each fiscal period, any change in the company's internal control over financial reporting that occurred during the period that materially affected, or is reasonably likely to materially affect, the company's internal control over financial reporting. Recently, however, the SEC has extended the Section 404 compliance deadline for smaller public companies, such as, following the offering, Mutual Bancorp, while the costs and other burdens of Section 404 on small issuers is further evaluated.

         Although we anticipate that we will incur additional expense in complying with the provisions of Sarbanes-Oxley and the resulting regulations, management does not expect that such compliance will have a material impact on our results of operations or financial condition.

PRIVACY REQUIREMENTS OF THE GLBA

         The Gramm-Leach-Bliley Act of 1999 provided for sweeping financial modernization for commercial banks, savings banks, securities firms, insurance companies, and other financial institutions operating in the United States. Among other provisions, the Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution's privacy policy and provide such customers the opportunity to "opt out" of the sharing of personal financial information with unaffiliated third parties.

ANTI-MONEY LAUNDERING

         The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the "USA PATRIOT Act") significantly expanded the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Title III of the USA PATRIOT Act requires financial institutions operating in the United States to develop and maintain new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations. The OTS will carefully review an institution's compliance with the requirements of the Bank Secrecy Act when examining an institution or evaluating an application submitted by an institution. The OTS may require an institution to take various actions to ensure that it is meeting the requirements of the Bank Secrecy Act.

FEDERAL SECURITIES LAWS

         We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the offering. Upon completion of the offering, Mutual Bancorp will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

         The registration under the Securities Act of shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Mutual Bancorp may be resold without registration. Shares purchased by an affiliate of Mutual Bancorp will be subject to the resale restrictions of Rule 144 under the Securities Act. If Mutual Bancorp meets the current public information requirements of Rule 144, each affiliate of Mutual Bancorp that complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Mutual Bancorp or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Mutual Bancorp may permit affiliates to have their shares registered for sale under the Securities Act, though we currently have no plans to do so.

OTHER REGULATIONS

         Interest and other charges collected or contracted for by the Bank are subject to federal laws concerning interest rates. The bank's loan operations are also subject to federal laws applicable to credit transactions, such as the:

         o Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

         o Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

         o Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

         o Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

         o Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

         o rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

         The deposit operations of the Bank also are subject to the:

         o Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

         o Electronic Funds Transfer Act and Regulation E promulgated thereunder, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services; and

         o Check Clearing for the 21st Century Act (also known as "Check 21"), which, effective October 28, 2004, gives "substitute checks," such as digital check images and copies made from that image, the same legal standing as the original paper check.

                                   MANAGEMENT

SHARED MANAGEMENT STRUCTURE

         Initially, the directors of Mutual Bancorp will be the same persons who currently are the directors of the Bank and Mutual MHC. In addition, each executive officer of the Bank will be an executive officer of Mutual Bancorp. Although there are no present plans to do so, both Mutual Bancorp and the Bank may choose to appoint additional or different persons as directors and executive officers in the future. We expect that Mutual MHC, Mutual Bancorp and the Bank will continue to have common executive officers until there is a business reason to establish separate management structures. Presently, directors receive fees for their services from the Bank and Mutual MHC. After the offering, directors will receive fees from the Bank, Mutual Bancorp and Mutual MHC.

DIRECTORS OF MUTUAL FEDERAL BANCORP, INC.

         Initially, the board of directors of Mutual Bancorp will consist of six members. Directors will serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting of stockholders. The class of directors whose term of office will expire at the first annual meeting of stockholders following completion of the offering are directors Julie
H. Oksas and Stephanie Simonaitis. The class of directors whose term will expire at the second annual meeting of stockholders following completion of the offering are directors Stanley Balzekas III and Robert P. Kazan. The class of directors whose term of office will expire at the third annual meeting of stockholders following the completion of the offering are directors Stephen M. Oksas and Leonard F. Kosacz. Because we expect our stock to be traded on the OTC Bulletin Board, we will not be subject to the specific corporate governance standards of the Nasdaq Stock Market relating to board independence, although we expect that each of our directors except Stephen M. Oksas and Julie H. Oksas will be "independent" as defined under those rules.

EXECUTIVE OFFICERS OF MUTUAL FEDERAL BANCORP, INC.

         The following individuals will be our executive officers and will hold the offices set forth below opposite their names.


                      NAME                          AGE (1)                          POSITION
---------------------------------------------       -------    -------------------------------------------------
Stephen M. Oksas.............................         48       Chairman, President and Chief Executive Officer
John L. Garlanger............................         59       Executive Vice President, Chief Financial Officer
                                                               and Treasurer
Julie H. Oksas...............................         43       Executive Vice President and Secretary

---------------------
(1)      As of November 15, 2005.

         Executive officers of Mutual Bancorp will be elected annually and will hold office until their respective successors are elected or until death, resignation, retirement or removal by the board of directors.

DIRECTORS OF THE BANK AND MUTUAL MHC

         Board Composition. The Bank and Mutual MHC each have six directors. Currently, directors of the Bank are elected annually by Mutual MHC as its sole stockholder. Following the offering, the directors of the Bank will be elected by Mutual Bancorp as its sole stockholder.

         The following table includes the directors' names, their ages as of November 15, 2005, the calendar years when they began serving as directors and the years their current terms as directors will expire:

                                                     POSITION WITH BANK           DIRECTOR
           DIRECTORS(1)                  AGE            AND MUTUAL MHC              SINCE            TERM EXPIRES
--------------------------------     ---------    ------------------------        --------           ------------
Leonard F. Kosacz...............         81               Director                  1991                2006
Stephen M. Oksas................         48         Chairman, President             1997                2006
                                                          and CEO
Julie H. Oksas..................         43       Director and Secretary;           2002                2007
                                                  Executive Vice President
                                                     (Mutual MHC only)
Stephanie Simonaitis............         93               Director                  1969                2007
Stanley Balzekas III............         50               Director                  1999                2008
Robert P. Kazan.................         58               Director                  1996                2008

---------------------
(1)     The address for each director is 2212 W. Cermak Road, Chicago, IL 60608.

         BACKGROUND OF OUR DIRECTORS AND EXECUTIVE OFFICERS

         The business experience for the past five years of each of our directors and executive officers is set forth below.

         Stephen M. Oksas. Mr. Oksas has served as a director of the Bank since January 1997 and was appointed President of the Bank in March 1998 and Chairman in March 2000. In addition, he has served as President and Chief Executive Officer of Mutual MHC since November 2001. Prior to joining the bank, he was a senior examiner with the Federal Reserve Bank of Chicago and held various positions in finance and credit administration with First Interstate Bancorp and its subsidiary First Interstate Bank of California. He currently is a director of the Illinois League of Financial Institutions. Mr. Oksas is the spouse of Julie H. Oksas.

         Stephanie Simonaitis. Ms. Simonaitis is currently retired. Previously, she was employed by the Bank for 69 years, including several years as a consultant following her retirement in 1996. Ms. Simonaitis acted as Secretary/Treasurer of the Bank and managed its daily operations.

         Leonard F. Kosacz. Mr. Kosacz, currently retired, was with Metropolitan Bank in Chicago from 1949 to 1989, most recently as Senior Vice President. During his 40 years with Metropolitan Bank, his responsibilities included commercial lending, operations and marketing.

         Robert P. Kazan, M.D. Dr. Kazan is a neurosurgeon and has served as the president of West Suburban Neurosurgical Associates, P.C., in Hinsdale, Illinois since 2000. He is the nephew of Stephanie Simonaitis.

         Stanley Balzekas III. Mr. Balzekas, an attorney, has been the general manager of Balzekas Motor Sales, Inc. in Chicago, Illinois for over 20 years. He is actively involved in the Chicago Lithuanian community, including serving as a director of the Balzekas Museum of Lithuanian Culture and the Lithuanian Chamber of Commerce.

         Julie H. Oksas. Ms. Oksas was appointed Executive Vice President of Mutual MHC in March 2005 and has served as director of the Bank and Mutual MHC since January 2002. Prior to joining the Bank, Ms. Oksas served as Vice President at Bank of America in its commercial real estate lending and loan workout departments. Since 2002, she has been an Illinois-licensed insurance salesperson.

         John L. Garlanger. Mr. Garlanger, a certified public accountant, has served as Executive Vice President, Chief Financial Officer and Treasurer of Mutual MHC and the Bank since May 2005. Mr. Garlanger served as a securities and financial reporting consultant to Chesterfield Financial Corp., the holding company for Chesterfield Federal Savings and Loan based in Chicago, Illinois, from December 2001 until the completion of Chesterfield's acquisition in December 2004. From December 1999 until December 2001, he was the Chief Financial Officer of Recruiter Toolbox, Inc., an Internet-based recruitment advertising agency. From December 1974 until May 1999, Mr. Garlanger was with Calumet Federal Savings and Loan Association of Chicago and its publicly traded holding company, Calumet Bancorp, Inc., most recently as Senior Vice President and Chief Financial Officer.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors of Mutual Bancorp intends to meet on a monthly basis and may hold additional special meetings as needed. The boards of directors of Mutual MHC and the Bank meet on a monthly basis and from time to time hold additional special meetings. During the year ended December 31, 2004, each board of directors of the Bank and Mutual MHC held 12 regular and no special meetings. No director attended fewer than 75% of such meetings.

COMMITTEES OF THE BANK AND MUTUAL MHC

         Each board of directors of the Bank and Mutual MHC has a standing audit committee, which in each case is comprised of Mr. Balzekas, Dr. Kazan and Ms. Simonaitis. The audit committees are responsible for developing and monitoring internal audit and compliance programs and also receive and review all reports, findings and other information presented to them by management and the independent public accountants regarding financial reporting policies and practices. The Bank's and Mutual MHC's audit committees each met once during 2004.

         The Bank's board of directors also has a CRA committee, a loan committee, a compensation committee and a human resources committee. The CRA committee, which consists of Dr. Kazan, Mr. Kosacz and Ms. Oksas, provides oversight to our compliance staff in adhering with the rules and regulations of the Community Reinvestment Act. The loan committee, which is comprised of Messrs. Balzekas, Kosacz and Oksas, and Ms. Simonaitis, oversees the lending function at the Bank, which includes, among other things, approving loans in accordance with bank policies and periodically reviewing the adequacy of our allowance for loan losses. The compensation committee is comprised of Mr. Balzekas, Dr. Kazan and Mr. Kosacz and is responsible for reviewing and establishing salaries and benefits for our officers and employees on an annual basis. The human resources committee, which consists of Mr. Balzekas, Mr. Kosacz and Ms. Simonaitis, monitors employee/employer relations.

         Mutual MHC's board of directors also has a proxy committee currently comprised of Mr. Kosacz, Mr. Oksas and Ms. Simonaitis, which casts its votes as directed by the board in favor of the nominees selected by the members' nominating committee. Mutual MHC's board also has a strategic planning committee, consisting of Mr. Balzekas, Dr. Kazan and Mr. and Ms. Oksas.

COMMITTEES OF MUTUAL FEDERAL BANCORP, INC.

         In connection with Mutual Bancorp's formation, an audit committee, a compensation committee, a nominating committee and a strategic planning committee will be established as follows:

         The audit committee will be responsible for supervising Mutual Bancorp's accounting, financial reporting and financial control processes. Generally, the audit committee will review the quality and integrity of our financial information and reporting functions, the adequacy and effectiveness of our system of internal accounting and financial controls, and the independent audit process, and will annually review the qualifications and approve the engagement of the independent public accountants. We intend that each member of the audit committee will be deemed "independent" as defined under the rules of the Securities and Exchange Commission, or SEC, within one year after the date the offering commences. At this time, we do not expect that any member of the audit committee will be an "audit committee financial expert" as defined by SEC regulations, which we will be required to disclose in Mutual Bancorp's annual reports filed with the SEC. However, we expect that the financial knowledge and experience of the audit committee members, including each member's ability to read and understand fundamental financial statements for a community-based financial institution, will be cumulatively sufficient to discharge adequately the audit committee's responsibilities.

         The compensation committee will be responsible for reviewing the performance of the CEO, reviewing and recommending the compensation of our executive officers, including the CEO, evaluating and recommending additional employee benefits plans and compensation programs, including stock option grants, restricted share awards and annual bonuses, reviewing and recommending director compensation, advising the CEO on miscellaneous compensation issues, and advising management regarding management succession planning issues. The compensation committee will also advise and assist management in formulating policies regarding compensation.

         The nominating committee will be responsible for recommending to the board of directors nominees for election as directors by stockholders at each annual meeting, and developing and evaluating the effectiveness of policies and practices relating to corporate governance.

         Each of the committees listed above will operate under a written charter, which will govern its composition, responsibilities and operations.

CODE OF ETHICS

         Our current code of ethics, which applies to all employees, officers and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, our code of ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

DIRECTOR COMPENSATION

         Director Fees. Mutual Bancorp will pay a monthly retainer of $300 to each director and $200 to each non-employee director for each committee meeting attended. Currently, the Bank pays each director a monthly retainer fee of $750 and each non-employee director $250 for each committee meeting attended. The Bank paid fees totaling $55,990 for the year ended December 31, 2004. Effective January 1, 2006, the Bank will pay each director a monthly retainer of $800. All outside directors will continue to receive $250 per committee meeting attended, except that members of the audit committee will receive $350 per meeting.

         Currently, Mutual MHC pays each director a monthly retainer of $300, and $200 to each non-employee director for each committee meeting attended. After January 1, 2006, directors will not receive a separate fee from Mutual MHC in the event of a joint committee meeting of the Bank and MHC. Mutual MHC paid fees totaling $18,600 to its directors during 2004 for board and committee attendance.

         After the offering, directors will not receive a separate fee in the event of a joint committee meeting of the Bank and Mutual Bancorp.

EXECUTIVE OFFICER COMPENSATION

         Summary Compensation Table. The following table sets forth certain information as to the total remuneration paid by the Bank to our Chief Executive Officer for the year ended December 31, 2004. No other executive officer received salary and bonus in excess of $100,000 for 2004.


                                                           ANNUAL COMPENSATION (1)
                                                 --------------------------------------------
                                                                                                     ALL OTHER
                                                 SALARY         BONUS          OTHER ANNUAL         COMPENSATION
    NAME AND PRINCIPAL POSITION        YEAR         ($)           ($)        COMPENSATION ($)           (2)
    ---------------------------        ----      ------         -----        ----------------       ------------
Stephen M. Oksas, President and
   Chief Executive Officer......       2004      $117,823       $11,000       $     --                $21,178

---------------------
(1) Summary compensation information is excluded for the fiscal years ended December 31, 2003 and 2002, as neither the Bank nor Mutual MHC was a public company during those periods.
(2) Consists of $8,250 in director's fees, of which $7,650 were deferred, and a profit sharing plan contribution of $12,928.

         Employment Agreements. In connection with the offering, the Bank and Mutual Bancorp plan to enter into employment agreements with Mr. Oksas, Mr. Garlanger and Ms. Oksas.

         Stephen M. Oksas. We will enter into an employment agreement with Stephen M. Oksas, President and Chief Executive Officer, to be effective as of the closing of the offering. The term of the agreement will be three years and, subject to Board approval, will be renewed for successive one-year terms, unless either party gives 90 days' advance notice of an intention to terminate the agreement. The agreement will provide for an annual base salary of $_______, subject to review from time to time, and may be increased when and to the extent the board of directors, in its discretion, determines. Mr. Oksas may receive a discretionary bonus to the extent determined by the board of directors and will be entitled to participate in benefit plans and other fringe benefits available to our executive officers.

         Under the agreement, Mr. Oksas' employment may be terminated by us at any time for "cause," as defined in the agreement. If he resigns without "good reason," the agreement will immediately terminate, and he would be entitled only to unpaid benefits accrued during the term of his employment. If Mr. Oksas chooses to resign with good reason, or we choose to terminate his employment without cause, he also will be entitled to receive severance in the amount equal to 200% of his then-current base annual salary, plus the average of the sum of the bonuses he earned during the previous three years, in addition to a pro rata bonus for the year of termination based on the prior year's bonus amount, if any. The agreement also will provide for death benefits equal to six months of his then-current annual base salary.

         In the event that Mr. Oksas is terminated after a change in control (as will be defined in the agreement) of Mutual Bancorp and the Bank, he will be entitled to a lump sum payment equal to three times the sum of (1) his annual base salary; (2) the greater of (a) his bonus amount, if any, for the prior year or (b) his average bonus, if any, for the three preceding years; and (3) the sum of the contributions that we would have made to him during the year under benefit plans and the annual value of any other executive perquisites. The agreement also will entitle Mr. Oksas to receive gross-up payments to cover any federal excise taxes payable by him in the event the change in control benefits are deemed to constitute "excess parachute payments" under section 280G of the Code. If such a payment was triggered as of September 30, 2005, Mr. Oksas would be entitled to a payment of $_______, including tax gross-up payments.

         The agreement will contain certain nonsolicitation provisions that prohibit Mr. Oksas from soliciting, either for his own account or for the benefit of any entity located within a 40 mile radius of any of our locations or any of our subsidiaries' locations, any of our clients or employees. These nonsolicitation provisions will remain in effect for a period of one year after the termination of his employment.

         Other Executives. We also plan to enter into employment agreements with John L. Garlanger, Executive Vice President and Chief Financial Officer, and Julie H. Oksas, Executive Vice President and Secretary (collectively referred to in this section as the "executives"), which will become effective as of the closing of the offering. The term of the agreements with each executive will be two years and, subject to Board approval, will automatically renew for an additional year, unless either party gives 90 days' advance notice of an intention to terminate the agreement.

         Mr. Garlanger's initial base salary is expected to be his current salary of $________ and Ms. Oksas' initial base salary is expected to be her current salary of $_____, which reflects Ms. Oksas' part-time schedule. We and Ms. Oksas will periodically review her part-time status and she may switch to a full-time position with a commensurate full-time salary at an undetermined time in the future. Each executive's base salary will be subject to periodic review from time to time, and may be increased when and to the extent the board of directors, in its discretion, determines.

         If the executive chooses to resign with good reason, or we choose to terminate his/her employment without cause, he/she will be entitled to receive severance in the amount equal to 100% of his/her then-current annual base salary, plus the average of the sum of any bonuses he/she earned during the previous three years, in addition to a pro rata bonus for the year of termination based on the prior year's bonus amount, if any.

         In the event the executive is terminated after a change of control (as defined in the agreement) of Mutual Bancorp and the Bank, he/she will be entitled to unpaid benefits accrued during the term of his/her employment, a pro rata bonus for the year of termination based on the prior year's bonus amount, if any, and a lump-sum payment equal to the sum of: (a) two times annual base salary; plus (b) the greater of his/her bonus amount, if any, for the prior year or his/her average bonus, if any, for the three preceding years; and (c) the sum of contributions that we would have made to him/her during the year under benefit plans and the annual value of any other executive perquisites. The executive also will be entitled to outplacement counseling services for a reasonable period of time following termination.

         Each agreement also will contain certain nonsolicitation provisions that prohibit the executive from soliciting, either for his/her own account or for the benefit of any entity located within a 40 mile radius of any of our locations or any of our subsidiaries' locations, any of our clients or employees. These nonsolicitation provisions remain in effect for a period of one year after the termination of his/her employment.

BENEFIT PLANS

         401(k) Profit Sharing Plan. We have adopted the Financial Institutions Thrift Plan, a qualified tax-exempt multiple-employer profit sharing plan with a Code Section 401(k) salary deferral feature. All regular employees who have attained age 21 and have completed three months of service are eligible to participate. Under the 401(k) Plan, eligible employees are permitted to make salary deferral contributions up to $14,000 each year (as indexed annually). Employees age 50 and older may make additional salary deferral contributions of up to another $4,000 each year (as indexed annually). The Bank makes safe harbor matching contributions on behalf of all participants who make salary deferral contributions. The matching contributions are equal to 100% of a participant's salary deferral contributions up to 3% of compensation, and 50% of salary deferral contributions that exceed 3% but do not exceed 5% of compensation. All employee salary deferral contributions and employer matching contributions and earnings thereon are fully and immediately vested. The Bank, in its sole discretion, may make an annual profit sharing contribution to the 401(k) Plan on behalf of all eligible participants who have attained age

21 and completed one year of service. Profit sharing contributions vest in accordance with a five-year graded vesting schedule at a rate of 20% per year. Contributions to the Plan were approximately $44,000 for the year ended December 31, 2004, excluding employee salary deferral contributions.

         The 401(k) Plan allows participants to direct the investment of their own accounts into various investment options. Participants are entitled to payment of the vested balance of their account upon termination of employment, disability or death. The 401(k) Plan also allows participating employees to borrow from their Plan account and to make in-service withdrawals from their vested account balance under limited circumstances.

         Medical, Life, Disability Insurance Programs. The Bank provides its full-time employees and their eligible dependents with health and welfare benefits through Illinois League of Financial Institutions Trust Fund. Benefits available include medical, dental, life, accidental death and dismemberment, and disability insurance. Employees pay a portion of the premiums for the coverage elected. Certain non-employee directors and their eligible dependents also are eligible to participate in the group medical insurance plan, with the Bank contributing approximately 50% of each participating director's individual premium and none of the dependent coverage premium. In addition, the Bank provides an optional retiree medical insurance program to its retirees and their spouses age 65 and older. Retirees must have had 10 or more years of service and have retired at or after age 65 to be eligible. All retirees who participate currently do not contribute to the cost of their medical coverage. It is currently contemplated that the plan will be amended effective June 30, 2006, to provide that all new retirees will pay 100% of the cost of their coverage, and the Bank's portion of the premium payment for existing participants will be capped annually at the lesser of the 2006 premium or the then current year's premium.

FUTURE STOCK BENEFIT PLANS

         Employee Stock Ownership Plan. We intend to establish an employee stock ownership plan, or ESOP, for our eligible employees to become effective in connection with our offering. Employees who have been credited with one year of service (as specified in the ESOP) and who have attained age 21, or who have attained age 21 on the effective date of the ESOP, will be eligible to participate in the ESOP, subject to the terms and conditions of the ESOP.

         In order to fund the purchase by the ESOP of up to 8% of the common stock to be issued by Mutual Bancorp, including shares to be issued to Mutual MHC, we anticipate that the ESOP will borrow funds from Mutual Bancorp. It is anticipated that such loan will equal 100% of the aggregate purchase price of the common stock acquired by the ESOP. The ESOP may purchase the shares in the subscription offering to the extent that sufficient shares remain available after purchase of shares by eligible account holders. If insufficient shares are available for the purchase of up to 8% of the shares to be sold in the offering, the ESOP may purchase shares following the offering in the open market or in private transactions to the extent that shares are available for purchase on terms acceptable to the ESOP trustee. The purchase price of shares purchased in the open market or private transactions may exceed the $10 per share price to be paid in the offering. Any purchase of shares in the open market or private transactions for more than $10.00 per share would increase the amount of the loan that we would need to make to the ESOP. The loan to the ESOP will be repaid principally from employer contributions to the ESOP over a period currently anticipated to be 20 years, and the collateral for the loan will be the common stock purchased by the ESOP (provided that shares of our common stock that are allocated for a year immediately cease to be part of the loan collateral). The interest rate for the ESOP loan is expected to be a fixed rate of ___% per annum. Contributions to the ESOP may be fixed under the terms of the ESOP loan until the loan is repaid in full, subject to any refinancing of the loan agreed to by the ESOP trustee. Additional discretionary contributions may be made to the ESOP for any plan year in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders or upon the original issuance of additional shares or upon the sale of treasury shares by us. Such purchases, if made, would be funded through additional borrowings by the ESOP or additional employer contributions. The timing, amount and manner of future contributions to the ESOP will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

         Shares of common stock purchased by the ESOP with the loan proceeds will be held in a suspense account (referred to in the ESOP as the Unallocated Reserve) and released for allocations to the accounts of eligible participants based on a formula in federal regulations governing ESOP loans as debt service payments are made. Shares released from the Unallocated Reserve will be allocated to each eligible participant's ESOP account based on the ratio of each such participant's compensation (as defined in the ESOP) up to $210,800 (as indexed annually) to the total compensation of all eligible ESOP participants. Forfeitures will be reallocated among eligible participants in a similar manner. Upon the completion of one year of service, the ESOP account balances of each participant will become 20% vested and will continue to vest at the rate of 20% for each additional year of service completed by the participant, such that a participant will become 100% vested upon the completion of five years of service. Credit will be given for years of service with the Bank prior to adoption of the ESOP. In the case of death, retirement (under the ESOP), disability (under the ESOP) or a change in control (under the ESOP), however, participants immediately will become fully vested in their ESOP account balances. Benefits may be distributed from the ESOP after death, retirement or disability or in the plan year following separation from service if the participant's accounts do not exceed $5,000. Otherwise, distributions will not be made until the last quarter of the sixth full plan year following separation from service or, if later, when the ESOP loan is repaid in full. Distributions may also be made to a partial degree after a participant attains age 55 and completes 10 years of active participation in the ESOP, even if a participant has not separated from service. Upon termination of their employment, participants in the ESOP who elect to receive their benefit distributions in the form of Mutual Bancorp common stock may require us to purchase the common stock distributed at fair value. This contingent repurchase obligation will reduce stockholders' equity by an amount that represents the market value of all common stock held by the ESOP and allocated to participants, without regard to whether it is likely that the shares would be distributed or that the recipients of the shares would be likely to exercise their right to require us to purchase the shares.

         We expect that First Bankers Trust Services, Inc. will serve as trustee of the ESOP. Under the ESOP, the trustee must generally vote all allocated shares of common stock held in the ESOP in accordance with the instructions of the corresponding participants. Allocated shares for which no directions are received and unallocated shares will generally be voted, on any matter, in the same ratio as those allocated shares for which participant instructions are received, in each case subject to the requirements of applicable law and the fiduciary duties of the trustee. Similar procedures will apply in the event of a tender or exchange offer involving the common stock held in the ESOP.

         We will reserve the right to amend or terminate the ESOP at any time, subject to the requirements of applicable law.

         Generally accepted accounting principles require that any third-party borrowing by the ESOP be reflected as a liability on our statement of financial condition. Because the ESOP intends to borrow from Mutual Bancorp, the loan will not be treated as a liability but rather will be excluded from stockholders' equity. If the ESOP purchases newly issued shares from us, total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ESOP participants.

         The ESOP will be subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, the Code and the related regulations of the Department of Treasury and the Department of Labor.

         Stock Option Plan. We may implement a stock option plan for our directors, officers and employees of Mutual Bancorp and the Bank after the offering. OTS regulations prohibit us from implementing this plan until six months after the offering. If the stock option plan is implemented within the first 12 months after the offering, OTS regulations require that the plan be approved by a majority of the outstanding votes of Mutual Bancorp eligible to be cast (excluding votes eligible to be cast by Mutual MHC). Pursuant to our Stock Issuance Plan and OTS regulations, in addition to shares awarded under one or more tax-qualified employee stock benefit plans, we may grant awards under one or more stock benefit plans, including the stock option plan, in an aggregate amount up to 25% of the common stock held by persons other than Mutual MHC.

         We expect that the stock option plan would authorize a committee of non-employee directors, or the full board, to grant options to purchase an amount of shares equal to 4.9% of the total number of shares issued in the offering and to Mutual MHC by Mutual Bancorp, although we may decide to adopt a stock option plan providing for greater or fewer stock option grants, if adopted after one year from the date of completion of the offering. The stock option plan will have a term of 10 years. The committee will decide which directors, officers and employees will receive options and the terms of those options. Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the offering, current regulations will require that:

         o non-employee directors in the aggregate may not receive more than 30% of the options authorized under the plan;

         o any one non-employee director may not receive more than 5% of the options authorized under the plan;

         o any officer or employee may not receive more than 25% of the options authorized under the plan;

         o the options may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

         o accelerated vesting is not permitted except for death, disability or upon a change in control of the Bank or Mutual Bancorp.

         Mutual Bancorp may obtain the shares needed for this plan by issuing additional shares of common stock or through stock repurchases.

         Recognition and Retention Plan. We may implement a recognition and retention plan for the directors, officers and employees of the Bank and Mutual Bancorp after the offering. OTS regulations prohibit us from implementing this plan until six months after the offering. If the recognition plan is implemented within the first 12 months after the offering, OTS regulations require that the plan be approved by a majority of the outstanding votes of Mutual Bancorp (excluding votes eligible to be cast by Mutual MHC). Pursuant to our stock issuance plan and OTS regulations, in addition to shares awarded under one or more tax-qualified employee stock benefit plans, we may grant awards under one or more stock benefit plans, including the recognition and retention plan, in an amount up to 25% of the common stock held by persons other than Mutual MHC. If adopted within one year from the date of completion of the offering, the initial recognition and retention plan would authorize awards of our common stock in an aggregate amount up to 1.96% of the total number of shares issued in the offering and to Mutual MHC, and would be subject to such other limitations as may be imposed by the OTS. The recognition and retention plan may authorize awards of more than 1.96% of the shares of common stock issued by Mutual Bancorp if it is adopted after one year from the date of the completion of the offering.

         The committee will decide which directors, officers and employees will receive restricted stock and the terms of those awards. We may obtain the shares of common stock needed for this plan by issuing additional shares of common stock or through stock repurchases. If we implement a recognition and retention plan before the first anniversary of the offering, current regulations will require that:

         o all non-employee directors in the aggregate may not receive more than 30% of the shares authorized under the plan;

         o no non-employee director may receive more than 5% of the shares authorized under the plan;

         o no officer or employee may receive more than 25% of the shares authorized under the plan;

         o the awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

         o accelerated vesting is not permitted except for death, disability or upon a change of control of the Bank or Mutual Bancorp.

         Restricted stock awards under this plan may contain restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment requirements are satisfied. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient generally must include the current fair market value of the vested shares in his or her income for federal income tax purposes. We will be allowed a federal income tax deduction in the same amount to the extent reported into income by the employee. We will have to recognize compensation expense for accounting purposes ratably over the vesting period, equal to the fair market value of the shares on the original award date.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

         In the ordinary course of business, the Bank makes loans available to its directors, officers and employees. These loans are made in the ordinary course of business on substantially the same terms (including interest rate), including collateral, as comparable loans to other borrowers. Management believes that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, as long as the director or executive officer is not given preferential treatment compared to other participating employees. Loans made to directors or executive officers, including any modification of such loans, must be approved by a majority of disinterested members of the board of directors. The interest rate on loans to directors and officers is the same as that offered to other employees.

PARTICIPATION BY MANAGEMENT IN THE OFFERING

         The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of the Bank and their associates, and by all directors and executive officers as a group. These purchases of common stock are for investment purposes, and not for resale. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the offering. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the offering. The directors and officers have indicated their intention to purchase in the offering an aggregate of $900,000 of common stock, equal to 12.8%, 10.9%, 9.5% and 8.2% of the number of shares of common stock to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively.

                                                             AGGREGATE           NUMBER OF          PERCENT AT
                         NAME                              PURCHASE PRICE          SHARES            MIDPOINT
---------------------------------------------------        --------------        ---------          ----------
Stephen M. Oksas(2)................................           $150,000            15,000               1.8%
Stephanie Simonaitis(1)............................             50,000             5,000                 *
Leonard F. Kosacz(1)...............................            150,000            15,000               1.8
Robert P. Kazan(1).................................            150,000            15,000               1.8
Stanley Balzekas III(1)............................            150,000            15,000               1.8
Julie H. Oksas(2)..................................            100,000            10,000               1.2
John L. Garlanger(1)...............................            150,000            15,000               1.8
                                                              --------            ------               ---
All directors and executive officers as a group....           $900,000            90,000              10.9%
                                                              ========            ======              ====

---------------------
*        Less than 1%.
(1) Includes purchases by the individual's spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who or entity which would be considered an associate of the named individuals under the Stock Issuance Plan.
(2) Stephen M. Oksas and Julie H. Oksas are considered associates under the stock issuance plan.

                               THE STOCK OFFERING

         The board of directors of the Bank and Mutual MHC, and the OTS have approved the stock issuance plan, subject to the satisfaction of certain conditions imposed by the OTS in its approval. OTS approval does not constitute a recommendation or endorsement of the plan by the OTS.

General

         In July 2005, the board of directors of Mutual MHC unanimously adopted the stock issuance plan pursuant to which Mutual Bancorp will sell shares of its common stock to depositors of the Bank and certain other persons, and issue shares of its common stock to Mutual MHC. After the stock offering, purchasers in the offering, including the ESOP, will own 30% of our outstanding shares of common stock, and Mutual MHC will own 70% of our outstanding shares of common stock.

         The aggregate price of the shares of common stock sold in the offering will be within the offering range of $7,013,000 and $9,488,000, based upon an independent appraisal of the estimated pro forma market value of our common stock. The appraisal was prepared by RP Financial, L.C., a consulting firm experienced in the valuation and appraisal of savings institutions. All shares of common stock to be sold in the offering will be sold at the same price per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the offering. See "How We Determined to Offer Between 701,250 Shares and 948,750 Shares and the $10.00 Price Per Share" beginning on page 5 for additional information as to the determination of the estimated pro forma market value of the common stock.

         The following is a brief summary of the material aspects of the stock offering. Prospective purchasers should also carefully review the terms of the stock issuance plan. A copy of the stock issuance plan is available from the Bank upon request and is available for inspection at the offices of the Bank and the OTS. The plan is also filed as an exhibit to the registration statement of which this prospectus is a part, copies of which may be obtained from the SEC. See "Where You Can Find More Information" on page 102.

REASONS FOR THE STOCK OFFERING

         The proceeds from the sale of our common stock will provide the Bank with additional capital, which may be used to support future growth, both through acquisitions of other financial institutions or internally, such as through the introduction of new financial products and services and the establishment of additional branch offices. The stock offering will also enable us to increase our capital base, which we can use to support new loans and higher lending limits, as well as provide us with greater flexibility to invest in longer-term, higher yielding assets. Although the Bank currently exceeds all regulatory capital requirements, the sale of common stock will assist the Bank with the expansion of its capital base to provide flexibility to respond to sudden and unanticipated capital needs.

         In addition, since the Bank competes with local and regional banks not only for customers but also for employees, we believe that the stock offering also will afford us the opportunity to enhance our management depth by being able to attract and retain individuals through the use of various stock-based benefit plans, including incentive stock option plans, restricted stock plans and an employee stock ownership plan.

         In our current mutual holding company structure, we are not permitted to issue capital stock. After completion of the offering, the further issuance of common and preferred stock authorized by our charter, as well as any treasury shares that we may have repurchased, will permit us to raise additional equity capital and will permit us to issue equity in connection with possible acquisitions, subject to market conditions and any required regulatory approval. We currently have no plans to issue any additional shares of our capital stock after the offering.

         The stock offering proceeds will provide additional flexibility to allow us to grow through the acquisition of other financial institutions or branches. Although there are no current arrangements, understandings or agreements regarding any such opportunities, we will be in a position after the stock offering to take advantage of any such favorable opportunities that may arise. See "Use of Proceeds from the Offering" for a description of our intended use of proceeds.

         After considering the advantages and disadvantages of the stock offering, as well as applicable fiduciary duties, our board of directors unanimously approved the stock offering as being in the best interests of Mutual MHC, the Bank, and the Bank's depositors and the communities we serve.

OFFERING OF COMMON STOCK

         Under the stock issuance plan, up to 948,750 shares of Mutual Bancorp common stock will be offered for sale, subject to certain restrictions described below, through subscription and community offerings.

         SUBSCRIPTION OFFERING. The subscription offering will expire at ___________, Central Daylight time, on ________________, 2006, unless otherwise extended by us. OTS regulations require that all shares subject to the offering be sold within 90 days after the OTS approves use of the prospectus. The OTS may extend the offering period in its discretion. This period expires on ________________, 2006, unless the OTS approves an extension. If we do not complete the offering by ________________, 2006, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension, all subscribers will be notified in writing of the time period within which subscribers must notify the Bank of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond to the bank's notice, the funds submitted will be refunded to the subscriber with interest at the bank's current passbook savings rate, and/or the subscriber's account withdrawal authorization will be terminated. In the event that the offering is not completed, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded to subscribers with interest, and all withdrawal authorizations will be cancelled.

         Subscription Rights. Under the stock issuance plan, nontransferable subscription rights to purchase shares of our common stock have been granted to certain persons and entities entitled to purchase the shares of common stock in the subscription offering. The number of shares of common stock that these persons may purchase will depend on the availability of the common stock for purchase under the categories of eligible purchasers described in the stock issuance plan. Subscription priorities have been established for the allocation of shares to the extent that shares are available. These priorities are as follows:

         Priority 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at the Bank (sometimes referred to as a "qualifying deposit"), as of the close of business on June 30, 2004, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

         (1)      $150,000 of common stock;

         (2) one-tenth of one percent (0.01%) of the total number of shares offered by this prospectus; or

         (3) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be issued in the offering by a fraction, the numerator of which is the amount of the qualifying deposit of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

         If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person's total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated pro rata among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. No fractional shares shall be issued. Subscription rights received under this priority by officers and directors (or their associates) of the Bank or Mutual Bancorp based on their increased deposits in the Bank in the one-year period preceding June 30, 2004 are subordinated to the subscription rights of other eligible account holders.

         Priority 2: Qualified Tax-Exempt Employee Plans. The stock issuance plan provides that qualified tax-exempt employee benefit plans of Mutual MHC, Mutual Bancorp, or the Bank, such as the ESOP, will receive nontransferable subscription rights to purchase up to 10% of the shares issued in the offering. Of our qualified tax-exempt plans, the ESOP intends to purchase 8% of the shares sold in the offering. In the event the number of shares offered is increased above the maximum of the valuation range, the ESOP will have a priority right to purchase any shares exceeding that amount, up to a total of 10% of the shares issued in the offering. If the ESOP's subscription is not filled in its entirety, the ESOP may purchase shares of common stock in the open market or directly from Mutual Bancorp.

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         Priority 3: Supplemental Eligible Account Holders. If there is a sufficient number of shares of common stock remaining after the subscriptions of the eligible account holders and the ESOP have been satisfied, subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit, as of the close of business on ________________, 2005, will receive nontransferable subscription rights to subscribe for up to the greater of:

         (1)      $150,000 of common stock;

         (2) one-tenth of one percent (0.1%) of the total number of shares of common stock offered by this prospectus; or

         (3) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares to be issued in the offering by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

         If the exercise of subscription rights in this category results in an oversubscription, shares will be allocated among subscribing supplemental eligible account holders so as to permit each such account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated pro rata among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the same proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders.

         Priority 4: Voting Members. If there is a sufficient number of shares of common stock remaining after the subscriptions of the eligible account holders, the ESOP, and supplemental eligible account holders have been filled, subject to the maximum purchase limitations, each voting member of Mutual MHC, as of the close of business on __________, 2006, other than eligible account holders and supplemental eligible account holders, will receive nontransferable subscription rights to subscribe for up to the greater of:

         (1)      $150,000 of common stock; or

         (2) one-tenth of one percent (0.1%) of the total number of shares of common stock offered by this prospectus; or

         (3) 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares to be issued in the offering by a fraction, the numerator of which is the amount of qualifying deposits of the voting member and the denominator is the total amount of qualifying deposits of all voting members.

         For this purpose, a voting member of Mutual MHC means all holders of savings, demand, or other authorized accounts of the Bank as of ___________, 2006, including all borrowers of the Bank as of November 2, 2001 whose borrowings remain outstanding as of _____________, 2006. If the exercise of subscription rights in this category results in an oversubscription, shares will be allocated among voting members so as to permit each voting member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. Thereafter, unallocated shares will be allocated among subscribing voting members whose subscriptions remain unfilled on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

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         We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the stock issuance plan reside. However, no shares of common stock will be offered or sold under the stock issuance plan to any person who resides in a foreign country or resides in a state of the United States in which:

         o there are few participants eligible to subscribe for shares residing in such state, and

         o the granting of subscription rights or the offer or sale of shares of common stock to such participants would require us to register or qualify the common stock in such state or require that our respective directors and officers register as a broker-dealers, salesmen or selling agents in such state, or require us to qualify as a foreign corporation or file a consent to service of process in such state; and

         o registration or qualification of the common stock in such state in our judgment would be impracticable or unduly burdensome for reasons of cost or otherwise.

         No payments will be made in lieu of the granting of subscription rights to any person.

         COMMUNITY OFFERING. Any shares of common stock which remain unsubscribed for in the subscription offering will be offered by Mutual Bancorp in a community offering to members of the general public to whom Mutual Bancorp delivers a copy of this prospectus and a stock order form, with preference given to natural persons residing in Cook County, Illinois. Subject to the maximum purchase limitations, these persons may purchase up to $150,000 of common stock. The community offering, if any, may be undertaken concurrent with, during, or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than __________, 2006, unless extended by Mutual Bancorp and the bank. Subject to any required regulatory approvals, Mutual Bancorp will determine the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering, in its discretion based upon market conditions. The opportunity to subscribe for shares in the community offering category is subject to the right of Mutual Bancorp and the Bank, in their sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

         If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated first to each natural person residing in Cook County, Illinois whose order is accepted by Mutual Bancorp, in an amount equal to the lesser of 1,000 shares of common stock or the number of shares of common stock subscribed for by each subscriber residing in Cook County, Illinois, if possible. Thereafter, unallocated shares of common stock will be allocated among the subscribers residing outside of Cook County, Illinois whose orders remain unsatisfied. In the event orders for common stock in the community offering exceed the number of shares available for sale, shares may be allocated on a pro rata basis based on the amount of the respective orders. Orders received for common stock in the community offering (or any syndicated community described below) shall first be filled up to a maximum of two percent (2%) of the shares sold and thereafter, remaining shares will be allocated on an equal number of shares basis per order until all orders are filled.

         SYNDICATED COMMUNITY OR UNDERWRITTEN PUBLIC OFFERING. The stock issuance plan provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Sandler O'Neill & Partners, L.P., acting as our agent. In such capacity, Sandler O'Neill may form a syndicate of broker-dealers. Alternatively, we may sell any remaining shares in an underwritten public offering. However, we retain the right to accept or reject, in whole or in part, any orders in the syndicated

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community offering or underwritten public offering. Neither Sandler O'Neill nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Sandler O'Neill has agreed to use its best efforts in the sale of shares in any syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the OTS. See "--Community Offering" above for a discussion of rights of subscribers in the event an extension is granted.

         Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering would be eligible to purchase up to $150,000 of common stock (which equals 15,000 shares). Orders for common stock in the syndicated community offering would be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal basis per order until all orders have been filled. However, no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time after the commencement of the subscription offering.

         THE OPPORTUNITY TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SYNDICATED COMMUNITY OFFERING OR UNDERWRITTEN PUBLIC OFFERING IS SUBJECT TO OUR RIGHT IN OUR SOLE DISCRETION TO ACCEPT OR REJECT ORDERS, IN WHOLE OR PART, EITHER AT THE TIME OF RECEIPT OF AN ORDER OR AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE OF THE OFFERING. IF YOUR ORDER IS REJECTED IN PART, YOU WILL NOT HAVE THE RIGHT TO CANCEL THE REMAINDER OF YOUR ORDER.

         If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the OTS and may provide for purchases by directors, officers, their associates and other persons in excess of the limitations provided in the stock issuance plan and in excess of the proposed director purchases discussed earlier, although no purchases are currently intended. If other purchase arrangements cannot be made, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of Mutual Bancorp common stock; or take such other actions as may be permitted by the OTS.

         ADDITIONAL LIMITATIONS ON PURCHASE OF SHARES. The plan provides for certain limitations on the purchase of shares of common stock in the offering. These limitations are as follows:

         A. The aggregate amount of outstanding common stock of Mutual Bancorp owned or controlled by persons other than Mutual MHC, at the close of the offering must be less than 50% of Mutual Bancorp's total outstanding common stock.

         B. The maximum purchase of common stock in the subscription offering by a person or group of persons through a single deposit account is $150,000. No person by himself, or with an associate or group of persons acting in concert, will be allowed to purchase more than $250,000 of the common stock offered in the offering, except that: (1) Mutual Bancorp may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the offering; (2) our qualified tax-exempt employee benefit plans, such as our ESOP, may purchase up to 10% of the shares offered in the offering; and (3) shares to be held by any qualified tax-exempt employee benefit plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

         C. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Mutual Bancorp, by any non-qualifying employee benefit plan or any management person and his or her associates, excluding any shares acquired in the secondary market, cannot not exceed 4.9% of each of

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our outstanding shares and our stockholders' equity at the conclusion of the offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any of our qualified or non-qualified employee benefit plans that are attributable to such person shall not be counted.

         D. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Mutual Bancorp, by any one or more qualified tax-exempt employee benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, cannot exceed 4.9% of each of our outstanding shares of common stock and our stockholders' equity at the conclusion of the offering.

         E. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Mutual Bancorp, by all our stock benefit plans, other than the ESOP, cannot exceed 25% of our outstanding common stock held by persons other than Mutual MHC.

         F. The aggregate amount of common stock acquired in the offering, plus all prior issuances by Mutual Bancorp, by all our qualified tax-exempt employee benefit plans or management persons and their associates, excluding any shares acquired in the secondary market, cannot exceed 25% of each of our outstanding shares and our stockholders' equity held by persons other than Mutual MHC, at the conclusion of the offering. In calculating the number of shares held by management persons and their associates under this paragraph or the next paragraph, shares held by any of our qualified or non-tax-qualified employee plans that are attributable to such persons shall not be counted.

         G. Notwithstanding any other provision of the stock issuance plan, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. Mutual Bancorp and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

         H. Our board of directors has the right, in its sole discretion, to reject any order submitted by a person whose representations the board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, intends to violate, evade or circumvent the terms and conditions of the stock issuance plan.

         The term "associate" is used above to indicate any of the following relationships with a person:

         o any corporation or organization, other than Mutual MHC, Mutual Bancorp or the Bank or any of their majority-owned subsidiaries, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

         o any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of OTS regulations, a person who has a substantial beneficial interest in a qualified or non-qualified employee benefit plan, or who is a trustee or fiduciary of the plan is not an associate of the plan, and a qualified employee benefit plan is not an associate of a person;

         o any person who is related by blood or marriage to such person and who (1) lives in the same house as the person; or (2) is a director or senior officer of Mutual MHC, Mutual Bancorp or the Bank or any of their subsidiaries; and

         o any person in concert with the persons or entities specified above.

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         Under the stock issuance plan, the term "acting in concert" means:

         o knowing participation in a joint activity or interdependent action towards a common goal whether or not pursuant to an express agreement; or

         o a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement.

         A person or company which acts in concert with another party will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party. Persons or companies who file jointly a
Schedule 13-D or Schedule 13-G with any regulatory agency will be deemed to be acting in concert. For purposes of the stock issuance plan, the members of the board of directors will not be deemed to be acting in concert solely by reason of their board membership.

         DISCRETIONARY INCREASE IN MAXIMUM PURCHASE LIMITATIONS. Our board of directors may, in its sole discretion, increase the maximum purchase limitation in the subscription and in any community offering or syndicated community offering up to 5% of the total shares being offered in the offering, or decrease it to 0.1% of the shares offered in the offering. Requests to purchase shares under this provision will be allocated by the board of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, the board of directors, with the approval of the OTS and without further approval of the voting members, may increase or decrease any of the above purchase limitations at any time.

TAX EFFECTS OF THE STOCK OFFERING

         We have received an opinion from our special counsel, Vedder, Price, Kaufman & Kammholz, P.C., as to the material federal income tax consequences of the stock offering to Mutual MHC, Mutual Bancorp, the Bank, our account holders and persons who purchase common stock in the stock offering. This opinion is based, among other things, on factual representations made by us, on certain assumptions stated in the opinion, and on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings, practices and judicial authority, all of which are subject to change (which change may be made with retroactive effect). This opinion has been included as an exhibit to our registration statement filed with the SEC, of which this prospectus is a part. The opinion provides, among other things, that:

         1. neither Mutual MHC nor Mutual Bancorp will recognize gain or loss upon the exchange by Mutual MHC of the shares of common stock of the Bank that Mutual MHC presently holds for the shares of common stock of Mutual Bancorp that will be issued to it in connection with the stock offering;

         2. no gain or loss or taxable income will be recognized by eligible account holders or supplemental eligible account holders upon the distribution to them or their exercise of nontransferable subscription rights to purchase our common stock;

         3. it is more likely than not that the tax "basis" of our common stock to persons who purchase shares in the stock offering will be the purchase price thereof, and that their holding period for the shares will commence upon the acquisition of the stock during the offering; and

         4. no gain or loss will be recognized by us on our receipt of cash in exchange for our common stock sold in the stock offering.

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         The tax opinions as to items 2 and 3 above are based on the position of
RP Financial that subscription rights to be received by eligible account holders and supplemental eligible account holders do not have any economic value at the time of distribution or at the time the subscription rights are exercised. In this regard, Vedder, Price noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the IRS has not in the past concluded that subscription rights have value. However, as stated in the opinion, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the nontransferable subscription rights granted to eligible subscribers are subsequently found to have an ascertainable value greater than zero, income may be recognized by various recipients of the nontransferable subscription rights (in certain cases, whether or not the rights are exercised) and we could recognize gain on the distribution of the nontransferable subscription rights.

         The opinion of Vedder, Price, unlike a private letter ruling issued by the IRS, is not binding on the IRS and the conclusions expressed therein may be challenged at a future date. The IRS has issued favorable rulings for transactions substantially similar to the stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a private letter ruling concerning the transactions described herein.

         We also have received an opinion from Crowe Chizek and Company LLC that the Illinois state income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

         We also have received a letter from RP Financial, L.C., stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

         If the subscription rights granted to eligible account holders and supplemental eligible account holders are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders and supplemental eligible account holders who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders and supplemental eligible account holders are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

RESTRICTIONS ON TRANSFERABILITY OF SUBSCRIPTION RIGHTS

         Subscription rights are nontransferable, and we may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the OTS or another agency of the United States Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. In addition, joint stock registration will be allowed only if the qualifying account is so

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

registered. Once tendered, subscription orders cannot be revoked without the consent of the Bank and Mutual Bancorp.

PLAN OF DISTRIBUTION AND MARKETING ARRANGEMENTS

         Offering materials have been distributed initially to certain persons by mail, with additional copies made available through our Stock Information Center and Sandler O'Neill & Partners, L.P. All prospective purchasers must send payment directly to the Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.

         We have engaged Sandler O'Neill, a broker-dealer registered with the NASD, as a financial and marketing agent in connection with the offering of our common stock. In its role as financial and marketing agent, Sandler O'Neill will assist us in the offering as follows:

         o consulting as to the securities market implications of any aspect of our stock issuance plan;

         o reviewing with our board of directors the financial impact of the offering;

         o reviewing all offering documents (though we remain responsible for the preparation and filing of the offering documents);

         o assisting in the design and implementation of a marketing strategy for the offering;

         o assisting us in scheduling and preparing for meetings with potential investors and broker-dealers; and

         o providing other general advice and assistance as may be requested to promote the successful completion of the offering.

         For these services, Sandler O'Neill will receive a fee of 1.35% of the aggregate dollar amount of the common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan and to our officers, employees and directors and their immediate families. We have made an advance payment of $25,000 to Sandler O'Neill, which will be credited against the fees and expenses of Sandler O'Neill. If there is a syndicated community offering, Sandler O'Neill will receive a management fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O'Neill and other NASD member firms in the syndicated community offering shall not exceed 7.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering.

         We also will reimburse Sandler O'Neill for its reasonable out-of-pocket expenses associated with its marketing effort, including its attorney's fees, in an amount not to exceed $45,000. We must reimburse Sandler O'Neill for these expenses whether or not our stock offering is ultimately consummated. We have agreed to indemnify Sandler O'Neill against certain liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities related to or arising out of the offering, including liabilities under the Securities Act of 1933.

         We have also engaged Sandler O'Neill to act as records management agent in connection with the offering. In its role as records management agent, Sandler O'Neill will assist us in the offering as follows:

         o        consolidation of accounts and development of a central file;

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         o        preparation of order forms;

         o        organization and supervision of the Stock Information Center;
                  and

         o        subscription services.

For these services, Sandler O'Neill will receive a fee of $10,000 and reimbursement for its reasonable out-of-pocket expenses. We have made an advance payment of $5,000 to Sandler O'Neill for these services.

         Sandler O'Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the common stock to be sold. Sandler O'Neill expresses no opinion as to the prices at which common stock to be issued may trade.

         Our directors and executive officers may participate in the solicitation of offers to purchase shares of common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives of Sandler O'Neill. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of shares of common stock. No officer, director or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

HOW WE DETERMINED STOCK PRICING AND THE NUMBER OF SHARES TO BE ISSUED

         The stock issuance plan and federal regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, L.C. to make the independent valuation. RP Financial will receive a fee of $35,000. We have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

         The independent valuation was prepared by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

         o the present and projected operating results and financial condition of the Bank and the economic and demographic conditions in our existing market area;

         o historical, financial and other information relating to the Bank;

         o a comparative evaluation of the operating and financial statistics of the Bank with those of other publicly traded subsidiaries of holding companies;

         o        the aggregate size of the offering;

         o the impact of the offering on our stockholders' equity and earnings potential; and

         o the trading market for securities of comparable institutions and general conditions in the market for such securities.

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         On the basis of the foregoing, RP Financial advised us that as of
November 4, 2005, the estimated pro forma market value of the common stock on a fully converted basis ranged from a minimum of $23.4 million to a maximum of $31.6 million, with a midpoint of $27.5 million (the estimated valuation range). The board determined to offer the shares of common stock in the offering at the purchase price of $10.00 per share and that 30% of the shares issued should be held by purchasers in the offering and 70% should be held by Mutual MHC. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Mutual Bancorp will issue to Mutual MHC, our mutual holding company, will range from 1,636,250 shares to 2,213,750 shares, with a midpoint of 1,925,000 shares, and the number of shares sold in the offering will range from 701,250 shares to 948,750 shares, with a midpoint of 825,000 shares.

         The board reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the year ended December 31, 2004 and for the nine months ended September 30, 2005, (ii) financial comparisons to other financial institutions, and (iii) stock market conditions generally and, in particular, for financial institutions, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

         Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $10,911,000, and the maximum number of shares that will be outstanding immediately following the offering may be increased up to 15% to 3,636,875 shares. Under such circumstances the number of shares sold in the offering will be increased to 1,091,062 shares, and the number of shares held by Mutual MHC will be increased to 2,545,813 shares. The increase in the valuation range may occur to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See "--Offering of Common Stock--Additional Limitations on Purchase of Shares" as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. RP Financial did not independently verify the financial statements and other information provided by us, nor did RP Financial value independently the assets or liabilities of the bank. The independent valuation considers the company as a going concern and should not be considered as an indication of its liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.

         The independent valuation will be updated at the time of the completion of the offering. If the updated valuation results in an increase in the pro forma market value of the common stock to more than $36,368,750 or a decrease to less than $23,375,000, then we, after consulting with the OTS, may terminate the stock issuance plan and return all funds promptly, with interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as may be permitted by the OTS in order to complete the offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision for periods of up to 90 days not to extend beyond 24 months following the date of the approval by the OTS of the stock issuance plan, or ________ __, 2006.

         An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and our pro forma earnings and stockholders' equity on a per share basis, while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the offering would increase both a subscriber's ownership interest and our pro forma earnings and stockholders' equity on a per share basis, while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data" on page 31.

         Copies of RP Financial's appraisal report and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our offices and the other locations specified under "Where You Can Find More Information" on page 102.

         No sale of shares of common stock may occur unless, prior to such sale, RP Financial confirms to us and the Office of Thrift Supervision that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to Office of Thrift Supervision approval. If such confirmation is not received, we may extend the offering, reopen the offering or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision or take such other actions as permitted by the Office of Thrift Supervision in order to complete the offering.

PROSPECTUS DELIVERY AND PROCEDURE FOR PURCHASING SHARES

         Prospectus Delivery. To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours prior to the expiration date of the subscription and community offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Sandler O'Neill is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.

         Expiration Date. The offering will terminate at 12:00 noon, Central time on ________ __, 2006, unless extended by us for up to 90 days after the date of Office of Thrift Supervision approval of the use of this prospectus, which is ________ __, 2006, or, if approved by the Office of Thrift Supervision, for an additional period after ________ __, 2006 (as so extended, the "expiration date"). We are not required to give purchasers notice of any extension unless the expiration date is later than ________ __, 2006, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

         Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form except for certain persons purchasing in any syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to the Bank's main office, a properly executed and completed order form, together with full payment for the shares of common stock purchased. We must receive the completed order form prior to 12:00 noon, Central Daylight time on ________ __, 2006. Each person ordering shares of common stock is required to represent that they are purchasing such shares for their own account. We are not required to accept copies of order forms.

         To ensure that eligible account holders, supplemental eligible account holders, and voting members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and/or loan and the account and/or loan numbers at the applicable eligibility date. Failure to list all of your account relationships, which will all be reviewed when taking into consideration relevant account relationships in the event of an allocation of stock, could result in a loss of all or part of your share allocation in the event of an oversubscription. Should an oversubscription result in an allocation of shares, the allocation of shares will be completed in accordance with the stock issuance plan. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order form will be final. If a partial payment for your shares is required, we will first take the funds from the cash or check you paid with and secondly from any account you wanted funds withdrawn from.

         WE ARE NOT OBLIGATED TO ACCEPT AN ORDER SUBMITTED ON PHOTOCOPIED OR FAXED ORDER FORMS. ORDERS CANNOT AND WILL NOT BE ACCEPTED WITHOUT THE EXECUTION OF THE CERTIFICATION APPEARING ON THE ORDER FORM. We are not required to notify subscribers of incomplete or improperly executed order forms and we have the right to waive or permit the correction of incomplete or improperly executed order forms as long as it is performed before the expiration of the offering. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

         Payment for Shares. Full payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by (1) cash, if delivered in person and exchanged for a bank check from the Bank, (2) check or money order, or (3) authorization of withdrawal from a deposit account maintained with the Bank. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

         Once a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

         Interest penalties for early withdrawal applicable to certificate of deposit accounts at the Bank will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook savings rate subsequent to the withdrawal.

         Payments we receive will be placed in a segregated savings account and will be paid interest at our passbook savings rate from the date payment is received until the offering is completed or terminated. Interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

         If the ESOP purchases shares, it will not be required to pay for such shares until consummation of the offering, provided that there is a loan commitment to lend to the ESOP the amount of funds necessary to purchase the number of shares ordered.

         Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond ________ __, 2006.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at Mutual Federal. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to purchase shares of common stock in the offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering, make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. The transfer of funds to a new trustee takes time, so please make arrangements as soon as possible.

         As discussed above, depending on market conditions, the common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Sandler O'Neill. Sandler O'Neill, in its discretion, will instruct selected broker-dealers as to the number of shares of common stock to be allocated to each selected broker-dealer. Only upon allocation of shares to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares of common stock in the syndicated offering directly through a selected broker-dealer, which may include Sandler O'Neill, will be advised that the members of the selling group are required either (a) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before 12:00 p.m., Central Daylight time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by the selling group member of an investor's interest in purchasing shares, and following a mailing of an acknowledgment by the member to the investor on the business day next following receipt of confirmation, to debit the account of the investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before 12:00 noon, Central Daylight time, of the business day next following the debiting of the investor's account. Payment in full for any shares purchased pursuant to alternative (a) above must be made by check. Payment for shares of common stock purchased pursuant to alternative (b) above may be made by wire transfer.

         Delivery of Stock Certificates. Certificates representing shares of common stock issued in the offering will be mailed to each purchaser at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Purchasers may not be able to sell their shares of common stock until certificates are available and delivered.

RESTRICTIONS ON PURCHASE OR TRANSFER OF STOCK BY DIRECTORS AND OFFICERS

         Shares purchased in the offering will be freely transferable, except for shares purchased by our directors and officers, which may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of shares (1) following the death of the original purchaser or (2) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of our common stock by our directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Supervision and Regulation--Federal Securities Laws."

         Purchases of outstanding shares of our common stock by our directors, executive officers, or any person who was an executive officer or director of the Bank after adoption of the stock issuance plan, and their associates during the three-year period following the offering may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the OTS. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of shares of common stock pursuant to the exercise of stock options granted under the stock option plan.

         We have filed with the SEC a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued in the offering. The registration under the Securities Act of shares of the common stock to be issued in the offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not affiliates of us may be resold without any further registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. As long as we meet the current public information requirements of Rule 144, each affiliate who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of our common stock or the average weekly volume of trading in the shares of our common stock during the preceding four calendar weeks. Provision may be made in the future by us to permit affiliates to have their shares of common stock registered for resale under the Securities Act under certain circumstances.

INTERPRETATION, AMENDMENT AND TERMINATION

         All interpretations of the stock issuance plan by the board of directors will be final, subject to the authority of the Office of Thrift Supervision. The stock issuance plan provides that, if deemed necessary or desirable by the board of directors of the Bank the stock issuance plan may be substantially amended by a majority vote of the board of directors of the Bank as a result of comments from regulatory authorities or otherwise, at any time prior to the approval of the plan by the OTS and at any time thereafter with concurrence of the OTS. The stock issuance plan may be terminated by a majority vote of the board of directors of the Bank at any time prior to approval of the plan by the Office of Thrift Supervision and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision.

STOCK INFORMATION CENTER

         If you have any questions regarding the offering, please call the Stock Information Center at (___) ___-____, Monday through Friday between 9:00 a.m. and 5:00 p.m., Central Daylight time, and Saturday between 9:00 a.m. and 1:00 p.m.

                       RESTRICTIONS ON THE ACQUISITION OF
                    MUTUAL FEDERAL BANCORP, INC. AND THE BANK

         The principal federal regulatory restrictions that affect the ability of any person, firm or entity to acquire control of us are described below. Also discussed are certain provisions in our charter and bylaws which may have anti-takeover effects.

FEDERAL LAW

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days' prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision.

Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition.

         The Office of Thrift Supervision may prohibit an acquisition of control if:

         o it would result in a monopoly or substantially lessen competition;

         o the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

         o the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

         These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

         For a period of three years following completion of the stock issuance, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire the beneficial ownership of more than 10% of our voting stock or the voting stock of the Bank without the prior approval of the Office of Thrift Supervision.

CORPORATE GOVERNANCE PROVISIONS IN THE CHARTER AND BYLAWS OF MUTUAL FEDERAL BANCORP, INC.

         The following discussion is a summary of provisions of the proposed charter and bylaws of Mutual Bancorp that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

         Classified Board of Directors. The board of directors will be required by the bylaws to be divided into three staggered classes which are as equal in size as is possible. Each year one class will be elected by our stockholders for a three-year term. A classified board promotes continuity and stability of our management but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

         Authorized but Unissued Shares of Capital Stock. Following the stock offering, we will have authorized but unissued shares of preferred stock and common stock. See "Description of Capital Stock of Mutual Federal Bancorp, Inc." Although these shares could be used by the board of directors to make it more difficult or to discourage an attempt to obtain our control through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Mutual MHC must own a majority of our common stock.

         No Cumulative Voting. Our charter will provide that there will not be cumulative voting by stockholders for the election of our directors. No cumulative voting rights means that Mutual MHC, as the holder of a majority of the shares eligible to be voted at a meeting of stockholders, may elect all of the directors to be elected at that meeting. This could prevent minority stockholder representation on our board of directors.

         Advance Notice Procedures for Stockholder Nominations and Proposals. Our bylaws will provide that any stockholder wanting to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must send written notice at least five days before the date of the annual meeting. The bylaws further will provide that if a stockholder wanting to make a nomination or a proposal for new business does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.

BENEFIT PLANS

         In addition to the provisions of our charter and bylaws described above, certain benefit plans that we may adopt in connection with or following the stock offering contain provisions which also may discourage hostile takeover attempts which our board of directors might conclude are not in our best interests or the best interests of the Bank or our stockholders.

                         DESCRIPTION OF CAPITAL STOCK OF
                          MUTUAL FEDERAL BANCORP, INC.

GENERAL

         Mutual Bancorp will be authorized to issue 12,000,000 shares of common stock having a par value of $0.01 per share and 1,000,000 shares of preferred stock. Each share of our common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of our capital stock, which is deemed material to an investment decision with respect to the offering. Our common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

         We currently expect that we will have a maximum of up to 3,162,500 shares of common stock outstanding after the stock offering, of which 948,750 shares will be held by persons other than Mutual MHC. The board of directors can, without stockholder approval, issue additional shares of common stock, although Mutual MHC, so long as it is in existence, must own a majority of our outstanding shares of common stock. Our issuance of additional shares of common stock could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

COMMON STOCK

         Distributions. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations which are imposed by law. The holders of our common stock will be entitled to receive and share equally in such dividends as may be declared by the board of directors out of funds legally available therefor. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. We have no plans at present to issue dividends to public holders of our common stock.

         Voting Rights. Upon the effective date of the stock offering, the holders of our common stock will possess exclusive voting rights in us. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding common stock held by a person other than Mutual MHC may be considered "Excess Shares" and, accordingly, will not be entitled to vote. See "Restrictions on the Acquisition of Mutual Bancorp and the Bank." If Mutual Bancorp issues preferred stock, holders of the preferred stock may also possess voting rights.

         Liquidation. In the event of any liquidation, dissolution or winding up of the Bank, Mutual Bancorp, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank, including all deposit accounts and accrued interest thereon, all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of Mutual Bancorp, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Mutual Bancorp available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

         Preemptive Rights; Redemption. Holders of our common stock will not be entitled to preemptive rights with respect to any shares that may be issued. Preemptive rights are the priority right to buy additional shares if we issue more shares in the future. The common stock is not subject to redemption.

PREFERRED STOCK

         None of our shares of authorized preferred stock will be issued in the offering. Such stock may be issued with such rights, preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue preferred stock.

                          TRANSFER AGENT AND REGISTRAR

         [______________] will act as the transfer agent and registrar for the common stock.

                              LEGAL AND TAX MATTERS

         The legality of our common stock and the federal income tax consequences of the offering have been passed upon for us by Vedder, Price, Kaufman & Kammholz, P.C., Chicago, Illinois. The Illinois state income tax consequences of the offering have been passed upon for us by Crowe Chizek and Company LLC. Vedder, Price, Kaufman & Kammholz, P.C. and Crowe Chizek and Company LLC have consented to the references in this prospectus to their opinions. Certain legal matters regarding the offering will be passed upon for Sandler O'Neill & Partners, L.P. by Luse Gorman Pomerenk & Schick, P.C.

                                     EXPERTS

         Our consolidated financial statements at December 31, 2004 and 2003 and for the years then ended, appearing in this prospectus and registration statement have been audited by Crowe Chizek and

Company LLC, an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.

         RP Financial, L.C. has consented to the publication in this prospectus of the summary of its report to us setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the offering and its letter with respect to subscription rights.

                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock sold in the stock offering. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the SEC's public reference rooms. The registration statement also is available to the public on the SEC's website at http://www.sec.gov.

         The Bank has filed an Application MHC-2 with the OTS with respect to the offering. Pursuant to the rules and regulations of the OTS, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Southeast Regional Office of the OTS located at 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

                           REGISTRATION REQUIREMENTS

         In connection with the offering, we will register the common stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934; requests for this information should be directed to Mutual Federal Bancorp, Inc., 2212 West Cermak Road, Chicago, Illinois, 60608, Attn: Corporate Secretary. Pursuant to the stock issuance plan, we will not terminate this registration for a period of at least three years following the offering.

             MUTUAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Report of Independent Registered Public Accounting Firm......................F-2
Financial Statements
  Consolidated Statements of Financial Condition.............................F-3
  Consolidated Statements of Income..........................................F-4
  Consolidated Statements of Stockholder's Equity............................F-5
  Consolidated Statements of Cash Flows......................................F-6
  Notes to Consolidated Financial Statements.................................F-7

[LOGO]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Mutual Federal Savings and Loan
   Association of Chicago
Chicago, Illinois

We have audited the accompanying consolidated statements of financial condition of the Mutual Federal Savings and Loan Association of Chicago (a wholly owned subsidiary of Mutual Federal Bancorp, MHC) as of December 31, 2004 and 2003, and the related statements of income, stockholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Association as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

                                               /s/ Crowe Chizek and Company LLC



Oak Brook, Illinois
November 1, 2005

             MUTUAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                 (DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

                                                                  SEPTEMBER 30,          DECEMBER 31,
                                                                                  -----------------------
                                                                       2005          2004          2003
                                                                  -------------   ----------    ---------
                                                                   (UNAUDITED)
ASSETS
Cash and cash equivalents.................................            $ 4,812      $ 3,684       $ 4,243
Securities available-for-sale.............................             25,270       31,596        31,714
Loans, net of allowance for loan losses of $150 at
   September 30, 2005 (unaudited); $150 at December 31,
   2004; $150 at December 31, 2003........................             34,127       28,326        30,396
Federal Home Loan Bank stock, at cost.....................                496          477           449
Premises and equipment, net...............................                321          357           421
Accrued interest receivable ..............................                250          255           246
Other assets..............................................                 48           50            39
                                                                      -------      -------       -------
   Total assets...........................................            $65,324      $64,745       $67,508
                                                                      =======      =======       =======
LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities
   Non-interest-bearing deposits..........................            $   410      $    83       $   128
   Interest-bearing deposits..............................             44,963       44,488        46,898
                                                                      -------      -------       -------
      Total deposits                                                   45,373       44,571        47,026

   Advance payments by borrowers for taxes and insurance..                534          258           261
   Accrued interest payable and other liabilities.........              1,193        1,376         1,385
                                                                      -------      -------       -------
      Total liabilities...................................             47,100       46,205        48,672

Commitments and contingencies

Stockholder's equity
   Preferred stock, no par value, 1,000,000 shares
      authorized..........................................                 --           --            --
   Common stock, $0.10 par value, 5,000,000 shares
      authorized, 10,000 shares issued and outstanding....                  1            1             1
   Retained earnings......................................             18,165       17,809        17,283
   Accumulated other comprehensive income.................                 58          730         1,552
                                                                      -------      -------       -------
      Total stockholder's equity..........................             18,224       18,540        18,836
                                                                      -------      -------       -------
        Total liabilities and stockholder's equity........            $65,324      $64,745       $67,508
                                                                      =======      =======       =======

          See accompanying notes to consolidated financial statements.

             MUTUAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO
                        CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLAR AMOUNTS IN THOUSANDS EXCEPT SHARE DATA)

                                                          NINE MONTHS ENDED            YEARS ENDED
                                                            SEPTEMBER 30,              DECEMBER 31,
                                                       ----------------------      --------------------
                                                          2005         2004           2004        2003
                                                       --------      --------      --------    --------
                                                                (UNAUDITED)
Interest and dividend income
   Loans, including fees...........................     $1,536       $1,490        $ 1,963     $2,136
   Securities......................................        791          853          1,136      1,304
   Interest earning deposits.......................         60           45             66         38
   Federal Home Loan Bank stock dividends..........         19           21             28         33
                                                        ------       ------        -------     ------
      Total interest and dividend income...........      2,406        2,409          3,193      3,511

Interest expense
   Deposits........................................        566          552            728        948
                                                        ------       ------        -------     ------

Net interest income................................      1,840        1,857          2,465      2,563

Provision for loan losses..........................         --           --             --         --
                                                        ------       ------        -------     ------
Net interest income after provision for loan losses      1,840        1,857          2,465      2,563

Noninterest income.................................
   Insurance commissions and fees..................          3            3              4          7
   Gain on sale of securities......................        483          609          1,577        271
   Other income....................................         27           22             28         30
                                                        ------       ------        -------     ------
      Total noninterest income.....................        513          634          1,609        308

Noninterest expense
   Compensation and benefits.......................        772          697            940        974
   Occupancy and equipment.........................        147          171            209        216
   Data processing.................................         81           73             97         99
   Professional fees...............................        101           97            125         91
   Other expense...................................        204          177            256        250
                                                        ------       ------        -------     ------
      Total noninterest expense....................      1,305        1,215          1,627      1,630
                                                        ------       ------        -------     ------

Income before income taxes.........................      1,048        1,276          2,447      1,241

Income tax expense.................................        392          476            921        448
                                                        ------       ------        -------     ------

Net income.........................................     $  656       $  800        $ 1,526     $  793
                                                        ======       ======        =======     ======

Earnings per share (basic and diluted).............     $65.60       $80.00        $152.60     $79.30
                                                        ======       ======        =======     ======

          See accompanying notes to consolidated financial statements.

             MUTUAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                              ACCUMULATED
                                                                                 OTHER
                                                  COMMON      RETAINED       COMPREHENSIVE
                                                  STOCK       EARNINGS           INCOME           TOTAL
                                                 --------    ----------      -------------       -------
Balance at December 31, 2002.............          $ 1        $16,490          $2,153             $18,644
Comprehensive income:
   Net income............................           --            793              --                 793
   Change in net unrealized gain (loss)
      on securities available-for-sale,
      net of taxes and reclassification
      adjustments........................           --             --            (601)               (601)
                                                                                                  -------
      Total comprehensive income.........           --             --              --                 192
                                                   ---        -------          ------             -------
Balance at December 31, 2003.............            1         17,283           1,552              18,836

Comprehensive income:
   Net income............................           --          1,526              --               1,526
   Change in net unrealized gain (loss)
      on securities available-for-sale,
      net of taxes and reclassification
      adjustments........................           --             --            (822)               (822)
                                                                                                  -------
      Total comprehensive income.........                                                             704

Cash dividends ($100 per share)..........           --         (1,000)             --              (1,000)
                                                   ---        -------          ------             -------
Balance at December 31, 2004.............            1         17,809             730              18,540

Comprehensive income:
   Net income............................           --            656              --                 656
   Change in net unrealized gain (loss)
      on securities available-for-sale,
      net of taxes and reclassification
      adjustments........................           --             --            (672)               (672)
                                                                                                  -------
      Total comprehensive income.........                                                             (16)

Cash dividends ($30 per share)...........           --           (300)             --                (300)
                                                   ---        -------          ------             -------
Balance at September 30, 2005 (unaudited)          $ 1        $18,165          $   58             $18,224
                                                   ===        =======          ======             =======

                See accompanying notes to consolidated financial statements.

             MUTUAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                          NINE MONTHS ENDED            YEARS ENDED
                                                            SEPTEMBER 30,              DECEMBER 31,
                                                       ----------------------      --------------------
                                                          2005         2004           2004        2003
                                                       --------      --------      --------    --------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income..................................        $  656     $  800        $ 1,526     $   793
   Adjustments to reconcile net income to net
      cash from operating activities:
      Depreciation.............................            68         76            101          99
      Gain on sale of securities...............          (483)      (609)        (1,577)       (271)
      Net amortization of securities...........            62         69             91          62
      Federal Home Loan Bank stock dividends...           (19)       (21)           (28)        (33)
      Dividends reinvested on securities.......           (63)       (48)           (67)        (60)
      Provision for deferred income taxes......            18         45             14          30
      (Increase) decrease in accrued interest
        receivable and other assets............             7        (15)           (20)         (3)
      Increase (decrease) in accrued interest
        payable and other liabilities..........            61        185            503        (214)
                                                       ------     ------        -------     -------
      Net cash provided by operating activities           307        482            543         403

CASH FLOWS FROM INVESTING ACTIVITIES
   Activity in securities available-for-sale:
      Proceeds from maturities, calls, and
        principal repayments...................         7,235      9,094         11,837      15,697
      Proceeds from sales......................           484        619          1,601         275
      Purchases................................        (1,843)    (9,228)       (13,115)    (16,684)
   Loan originations and payments, net.........        (5,801)     1,089          2,070         650
   Additions to premises and equipment.........           (32)       (32)           (37)       (102)
                                                       ------     ------        -------     -------
        Net cash provided by (used in)
           investing activities................            43      1,542          2,356        (164)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits.........           802       (676)        (2,455)       (507)
   Net increase (decrease) in advance payments
      by borrowers for taxes and insurance.....           276        237             (3)         (3)
   Cash dividends paid.........................          (300)      (250)        (1,000)         --
                                                       ------     ------        -------     -------
        Net cash provided by (used in)
           financing activities................           778       (689)        (3,458)       (510)
                                                       ------     ------        -------     -------
Net increase (decrease) in cash and cash
   equivalents.................................         1,128      1,335           (559)       (271)

Cash and cash equivalents at beginning of
   period......................................         3,684      4,243          4,243       4,514
                                                       ------     ------        -------     -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.....        $4,812     $5,578        $ 3,684     $ 4,243
                                                       ======     ======        =======     =======
Supplemental disclosure of cash flow
   information
   Cash paid during the year for:
      Interest.................................        $  559     $  556         $  731     $   986
      Income taxes.............................           705        343            472         445


             MUTUAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (DOLLAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Mutual Federal Savings and Loan Association of Chicago and its wholly owned subsidiary, EMEFES Service Corporation, together referred to as the "Association." Intercompany transactions and balances are eliminated in consolidation. The Association is a wholly owned subsidiary of Mutual Federal Bancorp, MHC (the "MHC"). The MHC is owned by the depositors of the Association.

The Association provides financial services through its office in Chicago. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage loans and loans on deposit accounts. Substantially all loans are secured by specific items of collateral, including one- to four-family and multifamily residential real estate, and deposit accounts. There are no significant concentrations of loans to any one customer. However, the customers' ability to repay their loans is dependent on the real estate and general economic conditions in the Chicagoland area.

Use of Estimates: To prepare financial statements in conformity with U.S. generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan loss and the fair values of securities and other financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash and deposits with other financial institutions available in less than 90 days. Net cash flows are reported for customer loan and deposit transactions.

Securities: Debt securities are classified as available-for-sale when they might be sold before maturity. Equity securities with readily determinable fair values are classified as available-for-sale. Securities available-for-sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Association to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of undisbursed loan proceeds, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level yield method.

Interest income on mortgage loans is discontinued at the time the loan becomes 90 days delinquent. Past-due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Large multifamily residential real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as one- to four-family and small multifamily residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight line method, with useful lives ranging from 5 to 33 years. Furniture, fixtures, and equipment are depreciated using the straight line method with useful lives ranging from 3 to 7 years.

Foreclosed Assets: Assets acquired through or instead of loan foreclosures are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Costs after acquisition are expensed. There were no foreclosed assets at September 30, 2005 (unaudited), December 31, 2004 and 2003.

Long-Term Assets: Premises and equipment and other long term assets are reviewed for impairment when events indicate that their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments: Financial instruments include off balance-sheet credit instruments, such as commitments to make loans issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Advertising Expense: The Association expenses all advertising costs as they are incurred. Total advertising costs for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited) and for the years ended December 31, 2004 and 2003 were $17, $12, $23 and $23, respectively.

Income Taxes: Income tax expense is the total of the current-year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale that are also recognized as separate components of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe that there now are such matters that will have a material effect on the consolidated financial statements.

Earnings Per Common Share: Basic and diluted earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. There are no instruments issued that would cause the dilution to the weighted average number of shares.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

New Accounting Standards: In December 2004, the FASB issued Statement 123R, Share-Based Payment. As a result of the conversion discussed in Note 15, this statement would be effective for all employee awards granted, modified, or settled after June 30, 2006. As of the effective date, compensation expense related to the nonvested portion of awards outstanding as of that date would be based on the grant-date fair value as calculated under the original provisions of Statement 123. Adoption of this standard could materially impact the amount of salary expense incurred for future financial statements reporting if the Bank has a stock award program in place after the proposed statement becomes effective.

Operating Segments: Internal financial information is primarily reported and aggregated in one line of business, banking. While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

NOTE 2--CASH AND CASH EQUIVALENTS

At September 30, 2005 (unaudited) and December 31, 2004 and 2003, the Association had approximately $3,160, $2,554, and $2,787 in an interest-bearing deposit account at the Federal Home Loan Bank of Chicago.

NOTE 3--SECURITIES

The amortized cost and fair value of securities available-for-sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:


                                                                      GROSS            GROSS
                                                  AMORTIZED        UNREALIZED       UNREALIZED
                                                     COST             GAINS           LOSSES         FAIR VALUE
                                                ------------      ------------     ------------     ------------
September 30, 2005 (unaudited)
-----------------------------
   U.S. agency and government-sponsored
      entity bonds..........................     $  9,194           $    3            $(115)          $ 9,082
   GNMA certificates........................        2,373               14              (31)            2,356
   FNMA certificates........................        6,094               25             (110)            6,009
   FHLMC certificates.......................        4,009               20              (82)            3,947
   Collateralized mortgage obligations......          771               --              (12)              759
   FHLMC common stock.......................            8              444               --               452
   FHLMC preferred stock....................          500               --              (16)              484
   Mutual funds.............................        2,227               --              (46)            2,181
                                                 --------           ------            -----           -------
      Total available-for-sale..............     $ 25,176           $  506            $(412)          $25,270
                                                 ========           ======            =====           =======
December 31, 2004
-----------------
   U.S. agency and government-sponsored
      entity bonds..........................     $ 13,186           $   49            $ (83)          $13,152
   GNMA certificates........................        2,931               23              (15)            2,939
   FNMA certificates........................        6,388               81              (42)            6,427
   FHLMC certificates.......................        4,222               38              (52)            4,208
   Collateralized mortgage obligations......          996               37               --             1,033
   FHLMC common stock.......................           15            1,125               --             1,140
   FHLMC preferred stock....................          500               46               --               546
   Mutual funds.............................        2,165               --              (14)            2,151
                                                 --------           ------            -----           -------
      Total available-for-sale..............     $ 30,403           $1,399            $(206)          $31,596
                                                 ========           ======            =====           =======
December 31, 2003
-----------------
   U.S. agency and government-sponsored
      entity bonds..........................     $ 15,971             $196             $(90)          $16,077
   GNMA certificates........................          945               42               (1)              986
   FNMA certificates........................        5,476              108              (65)            5,519
   FHLMC certificates.......................        3,133               51              (51)            3,133
   Collateralized mortgage obligations......        1,011                7               --             1,018
   FHLMC common stock.......................           39            2,321               --             2,360
   FHLMC preferred stock....................          500               18               --               518
   Mutual funds.............................        2,098               10               (5)            2,103
                                                 --------           ------            -----           -------
      Total available-for-sale                   $ 29,173           $2,753            $(212)          $31,714
                                                 ========           ======            =====           =======

At September 30, 2005 (unaudited) and December 31, 2004 and 2003, there were no holdings of securities of any one issuer, other than U.S. agency and U.S. government-sponsored entities, in an amount greater than 10% of equity, except for mutual fund securities. Mutual fund securities at September 30, 2005 (unaudited) and December 31, 2004 and 2003 include $2,181, $2,151, and $2,103 in mutual funds managed by a single issuer and invested primarily in short-term government obligations and pools of adjustable rate mortgage loans.

There were no securities pledged at September 30, 2005 (unaudited) and December 31, 2004 and 2003.

During the periods ended September 30, 2005 and 2004 (unaudited) and December 31, 2004 and 2003, the Association sold shares of FHLMC common stock. A summary of those transactions is as follows:


                                           NINE MONTHS ENDED                              YEARS ENDED
                                             SEPTEMBER 30,                                DECEMBER 31,
                                      ------------------------------              -----------------------------
                                        2005                  2004                  2004                 2003
                                      --------              --------              --------             --------
                                              (UNAUDITED)
Proceeds...................             $484                  $619                 $1,601                $275
Gross gains................              483                   609                  1,577                 271
Gross losses...............               --                    --                     --                  --

The amortized cost and fair values of debt securities available-for-sale at September 30, 2005 (unaudited) and December 31, 2004 by contractual maturity were as follows.

                                               SEPTEMBER 30, 2005                       DECEMBER 31, 2004
                                      -----------------------------------      -----------------------------------
                                       AMORTIZED COST         FAIR VALUE        AMORTIZED COST        FAIR VALUE
                                      ----------------       ------------      ----------------      -------------
                                                             (UNAUDITED)
Due in one year or less........           $   500              $   500              $ 1,499            $ 1,524
Due from one to five years.....             5,700                5,633                4,699              4,697
Due from five to ten years.....             2,994                2,949                6,988              6,931
CMO's and mortgage backed
   securities..................            13,247               13,071               14,537             14,607
                                          -------              -------              -------            -------
   Total.......................           $22,441              $22,153              $27,723            $27,759
                                          =======              =======              =======            =======


Securities with unrealized losses aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows:


                                                                     SEPTEMBER 30, 2005
                                        ------------------------------------------------------------------------------
                                                                          (UNAUDITED)
                                           LESS THAN 12 MONTHS         12 MONTHS OR MORE                TOTAL
                                        ------------------------    -----------------------    -----------------------
                                           FAIR       UNREALIZED     FAIR        UNREALIZED      FAIR       UNREALIZED
      DESCRIPTION OF SECURITIES            VALUE         LOSS        VALUE          LOSS         VALUE         LOSS
----------------------------------      ----------    ----------    -------      ----------     -------     ----------
U.S. agency obligations...........        $ 2,179      $ (14)       $ 5,899         $(101)       $ 8,078      $(115)
GNMA certificates.................          1,722        (27)            62            (4)         1,784        (31)
FNMA certificates.................          2,906        (39)         2,196           (71)         5,102       (110)
FHLMC certificates................          1,258        (14)         2,287           (68)         3,545        (82)
Collateralized mortgage
   obligations....................            753        (12)            --            --            753        (12)
FHLMC preferred stock.............            484        (16)            --            --            484        (16)
Mutual funds......................          1,444        (38)           737            (8)         2,181        (46)
                                          -------      -----        -------         -----        -------      -----
   Total temporarily impaired.....        $10,746      $(160)       $11,181         $(252)       $21,927      $(412)
                                          =======      =====        =======         =====        =======      =====

                                                                     DECEMBER 31, 2004
                                        ------------------------------------------------------------------------------
                                           LESS THAN 12 MONTHS         12 MONTHS OR MORE                TOTAL
                                        ------------------------    -----------------------    -----------------------
                                           FAIR       UNREALIZED     FAIR        UNREALIZED      FAIR       UNREALIZED
      DESCRIPTION OF SECURITIES            VALUE         LOSS        VALUE          LOSS         VALUE         LOSS
----------------------------------      ----------    ----------    -------      ----------     -------     ----------
U.S. agency obligations...........         $5,657       $(43)       $2,961       $ (40)         $ 8,618       $ (83)
GNMA certificates.................          1,772        (15)           25           --           1,797         (15)
FNMA certificates.................            498         (3)        2,629         (39)           3,127         (42)
FHLMC certificates................          1,378        (14)        1,859         (38)           3,237         (52)
Mutual funds......................             --         --         1,425         (14)           1,425         (14)
                                           ------       -----       ------       -----          -------       -----
   Total temporarily impaired.....         $9,305       $(75)       $8,899       $(131)         $18,204       $(206)
                                           ======       ====        ======       =====          =======       =====


                                                                     DECEMBER 31, 2003
                                        ------------------------------------------------------------------------------
                                           LESS THAN 12 MONTHS         12 MONTHS OR MORE                TOTAL
                                        ------------------------    -----------------------    -----------------------
                                           FAIR       UNREALIZED     FAIR        UNREALIZED      FAIR       UNREALIZED
      DESCRIPTION OF SECURITIES            VALUE         LOSS        VALUE          LOSS         VALUE         LOSS
----------------------------------      ----------    ----------    -------      ----------     -------     ----------
U.S. agency obligations...........       $  4,406     $  (90)        $  --         $ --         $ 4,406       $ (90)
GNMA certificates.................             41         --           228           (1)            269          (1)

                                      F-11

                                                                     DECEMBER 31, 2003
                                        ------------------------------------------------------------------------------
                                           LESS THAN 12 MONTHS         12 MONTHS OR MORE                TOTAL
                                        ------------------------    -----------------------    -----------------------
                                           FAIR       UNREALIZED     FAIR        UNREALIZED      FAIR       UNREALIZED
      DESCRIPTION OF SECURITIES            VALUE         LOSS        VALUE          LOSS         VALUE         LOSS
----------------------------------      ----------    ----------    -------      ----------     -------     ----------
FNMA certificates.................          3,544        (65)           --           --           3,544         (65)
FHLMC certificates................          1,887        (40)          543          (11)          2,430         (51)
Mutual funds......................          1,387         (5)           --           --           1,387          (5)
                                          -------      -----          ----         ----         -------       -----
   Total temporarily impaired.....        $11,265      $(200)         $771         $(12)        $12,036       $(212)
                                          =======      =====          ====         ====         =======       =====

At September 30, 2005 (unaudited), the 53 debt securities with unrealized losses have depreciated 1.8% from the Association's amortized cost basis. At December 31, 2004, the 42 debt securities with unrealized losses have depreciated 1.1% from the Association's amortized cost basis. At December 31, 2003, there were 28 debt securities with unrealized losses that have depreciated 1.7% from the Association's amortized cost basis. These unrealized losses related principally to current interest rates for similar types of securities. In analyzing an issuer's financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and what the results are of reviews of the issuer's financial condition. The fair value is expected to recover as securities approach their maturity date. As management has the ability to hold debt securities until maturity or for the foreseeable future, no declines are deemed to be other than temporary.

The Association has investments in various mutual funds including an adjustable rate mortgage fund, a U.S. government mortgage fund, and a short-term government fund. The Net Asset Value ("NAV") of the adjustable rate and U.S. government mortgage funds have declined in the current interest rate environment. The funds are historically stable or, as rates decline, the funds recover their value (that is, the degree of impairment reverses) through increases in their market net asset value. Management expects the funds to recover once rates stabilize and/or the underlying adjustable rate mortgages re-price to market. The Association has the ability and intent to hold the investments for a sufficient period of time for any anticipated recovery in fair value.

NOTE 4--LOANS

Loans are as follows:

                                                                      SEPTEMBER 30,            DECEMBER 31,
                                                                                         ------------------------
                                                                          2005             2004             2003
                                                                      -------------      -------          -------
                                                                       (UNAUDITED)
First mortgage loans
   Principal balances
      Secured by one- to four-family residences..............           $21,227          $19,772          $22,174
      Secured by multi-family properties.....................            13,084            8,772            8,459
                                                                        -------          -------          -------
                                                                         34,311           28,544           30,633
   Less:
      Loans in process.......................................                19                3                3
      Net deferred loan origination fees.....................                89               89               89
                                                                        -------          -------          -------
        Total first mortgage loans...........................            34,203           28,452           30,541
Loans on savings accounts....................................                74               24                5
                                                                        -------          -------          -------
                                                                         34,277           28,476           30,546
Less allowance for loan losses...............................               150              150              150
                                                                        -------          -------          -------
                                                                        $34,127          $28,326          $30,396
                                                                        =======          =======          =======

Activity in the allowance for loan losses is summarized as follows:


                                           NINE MONTHS ENDED                              YEARS ENDED
                                             SEPTEMBER 30,                                DECEMBER 31,
                                      ------------------------------              -----------------------------
                                        2005                  2004                  2004                 2003
                                      --------              --------              --------             --------
                                              (UNAUDITED)
Balance at beginning of year......      $150                  $150                  $150                 $150
Loans charged off.................        --                    --                    --                   --
Recoveries........................        --                    --                    --                   --
Provision charged to income.......        --                    --                    --                   --
                                        ----                  ----                  ----                 ----
Balance at end of year............      $150                  $150                  $150                 $150
                                        ====                  ====                  ====                 ====

As of September 30, 2005 (unaudited) and December 31, 2004 and 2003, there were no loans that were considered impaired. Nonaccrual loans, which include all loans past due 90 days and over at September 30, 2005 (unaudited) and December 31, 2004 and 2003 were $188, $306, and $201.

Loans to principal officers, directors, and their affiliates in 2004 and through September 30, 2005 (unaudited) were as follows.

Balance at January 1, 2004................................       $387
New loans.................................................        150
Repayments................................................       (269)
                                                                 ----
Balance at December 31, 2004..............................        268
Repayments................................................        (11)
                                                                 ----
Balance at September 30, 2005 (unaudited).................       $257
                                                                 ====

NOTE 5--PREMISES AND EQUIPMENT

Year end premises and equipment were as follows.

                                                              SEPTEMBER 30,            DECEMBER 31,
                                                                                 ------------------------
                                                                  2005             2004             2003
                                                              -------------      -------          -------
                                                               (UNAUDITED)
Land...............................................             $  97             $  97            $  97
Building...........................................               355               355              355
Building improvements..............................               144               144              213
Parking lot improvements...........................                44                44               44
Furniture and equipment............................               609               576              551
                                                               ------            ------           ------
   Total cost......................................             1,249             1,216            1,260
Accumulated depreciation...........................              (928)             (859)            (839)
                                                               ------            ------           ------
                                                               $  321            $  357           $  421
                                                               ======            ======           ======


Depreciation expense was $68 and $76 for the nine months ended September 30, 2005 (unaudited) and September 30, 2004 (unaudited) and $101 and $99 for the years ended December 31, 2004 and 2003.

NOTE 6--ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                  SEPTEMBER 30,            DECEMBER 31,
                                                     ------------------------
                                      2005             2004             2003
                                  -------------      -------           ------
                                   (UNAUDITED)
Securities.................           $135             $180             $194
Loans......................            115               75               52
                                      ----             ----             ----
                                      $250             $255             $246
                                      ====             ====             ====

NOTE 7--DEPOSITS

Deposits, by major category, are as follows:

                                                        SEPTEMBER 30,            DECEMBER 31,
                                                                           ------------------------
                                                            2005             2004             2003
                                                        -------------      -------          -------
                                                         (UNAUDITED)
Non-interest-bearing checking................              $   410         $    83          $   128
Savings......................................               23,333          22,552           24,496
Certificates of deposit......................               21,630          21,936           22,402
                                                           -------         -------          -------
                                                           $45,373         $44,571          $47,026
                                                           =======         =======          =======

The aggregate amount of certificates of deposit with a minimum denomination of $100 was approximately $6,191 at September 30, 2005 (unaudited) and $5,054 and $5,368 at December 31, 2004 and 2003, respectively. Deposit balances over $100 are not federally insured.

Scheduled maturities of certificates of deposit for the periods ended September 30, 2005 and December 31, 2004 are as follows:

                       SEPTEMBER 30, 2005                    DECEMBER 31, 2004
                       ------------------                    -----------------
                          (UNAUDITED)
          2006              $18,761            2005               $19,667
          2007                1,113            2006                 1,252
          2008                1,208            2007                   293
          2009                   88            2008                   669
          2010                  460            2009                    55
                            -------                               -------
                            $21,630                               $21,936
                            =======                               =======

Deposits of related parties totaled approximately $1,268 at September 30, 2005 (unaudited) and $1,716 and $1,882 at December 31, 2004 and 2003, respectively.

Interest expense on deposit accounts is summarized as follows:


                                           NINE MONTHS ENDED                             YEARS ENDED
                                             SEPTEMBER 30,                               DECEMBER 31,
                                      ------------------------------              -----------------------------
                                        2005                  2004                  2004                 2003
                                      --------              --------              --------             --------
                                              (UNAUDITED)
Savings..........................       $199                 $201                   $265                 $342
Certificates of deposit..........        367                  351                    463                  606
                                        ----                 ----                   ----                 ----
                                        $566                 $552                   $728                 $948
                                        ====                 ====                   ====                 ====

NOTE 8--FEDERAL HOME LOAN BANK ADVANCES

The Association had no outstanding advances from the Federal Home Loan Bank at September 30, 2005 (unaudited) and December 31, 2004 and 2003. A blanket lien on all one- to four-family first mortgages was pledged as collateral in the event that the Association requests future advances. At September 30, 2005 (unaudited), the Association could borrow up to $9.9 million from the Federal Home Loan Bank.

NOTE 9--BENEFIT PLANS

The amount of the Association's profit sharing contribution is discretionary and is determined annually by the Board of Directors. The Association has a 401(k) profit sharing plan covering substantially all employees who have attained the age of 21 and have completed three months of service. Employee contributions are matched at 100% up to 3% of compensation and 50% of contributions over 3%, but do not exceed 5% of compensation. The contribution expense was $41 and $39 for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited) and $44 and $50 for the years ended December 31, 2004 and 2003.

The Association has nonqualified deferred compensation agreements with officers and directors. Under the terms of these agreements, the officers and directors may defer compensation and directors' fees and earn interest on the balance. Interest is computed at the Association's interest rate for one-year certificates of deposit. Interest expense was $6 for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited) and for the years ended December 31, 2004 and 2003 approximated $8 and $11. In addition, for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited), approximately $24 and $26 was distributed, and for the years ended December 31, 2004 and 2003, approximately $26 and $29 was distributed. Approximately $7 and $6 was deferred for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited). Approximately $8 and $7 was deferred at December 31, 2004 and 2003. At September 30, 2005 (unaudited) $410 is included in accrued expenses and other liabilities on the statements of financial condition. At December 31, 2004 and 2003, $421 and $431 was included in accrued expenses and other liabilities on the statements of financial condition.

The Association provides supplemental health care benefits to cover the Medicare costs for employees who reach the age of 65 and have at least 10 years of service with the Association. At September 30, 2005 (unaudited) and December 31, 2004 and 2003, a liability of $72, $72, and $82 is included in accrued expenses and other liabilities in the statements of financial condition. The Association recorded expense of $11 and $1 for the nine months ended September 30, 2005 (unaudited) and 2004 (unaudited) and $1 and $0 for the years ended December 31, 2004 and 2003. During 2005, the Association capped the maximum rate amount that they would reimburse at $210. The other related disclosures are not considered significant to the consolidated financial statements.

NOTE 10--INCOME TAXES

Income tax expense was as follows.


                                           NINE MONTHS ENDED                             YEARS ENDED
                                             SEPTEMBER 30,                               DECEMBER 31,
                                      ------------------------------              -----------------------------
                                        2005                  2004                  2004                 2003
                                      --------              --------              --------             --------
                                              (UNAUDITED)
Federal
   Current....................          $323                  $371                  $770                 $382
   Deferred...................            15                    41                    17                   27
                                        ----                  ----                  ----                 ----
                                         338                   412                   787                  409
State
   Current....................            51                    60                   137                   36
   Deferred...................             3                     4                    (3)                   3
                                        ----                  ----                  ----                 ----
                                          54                    64                   134                   39
                                        ----                  ----                  ----                 ----
                                        $392                  $476                  $921                 $448
                                        ====                  ====                  ====                 ====

Effective tax rates differ from federal statutory rate of 34% applied to income before income taxes due to the following.


                                                           NINE MONTHS ENDED                             YEARS ENDED
                                                             SEPTEMBER 30,                               DECEMBER 31,
                                                      ------------------------------              -----------------------------
                                                          2005                2004                  2004                 2003
                                                      -----------           --------              --------             --------
                                                      (UNAUDITED)
Provision calculated at statutory federal rate.          $356                 $434                  $832                 $422
Effect of:
   State taxes, net of federal benefit.........            36                   41                    92                   26
   Other, net..................................            --                    1                    (3)                  --
                                                         ----                 ----                  ----                 ----
      Total....................................          $392                 $476                  $921                 $448
                                                         ====                 ====                  ====                 ====

Year-end deferred tax assets and liabilities were due to the following.


                                                                  SEPTEMBER 30,            DECEMBER 31,
                                                                                     ------------------------
                                                                      2005             2004             2003
                                                                  -------------      -------          -------
                                                                   (UNAUDITED)
Deferred tax assets:
   Allowance for loan losses.............................            $  56             $  56          $    56
   Deferred compensation.................................              159               164              167
   Accrued post retirement benefit.......................               28                28               32
   Other.................................................               --                 2                4
                                                                     -----             -----          -------
                                                                       243               250              259
                                                                     -----             -----          -------
Deferred tax liabilities:
   Federal Home Loan Bank stock dividends................              (59)              (51)             (41)
   Depreciation..........................................              (13)              (15)             (20)
   Net unrealized gain on securities available-for-sale..              (37)             (463)            (989)
   Other.................................................               (5)               --               --
                                                                     -----             -----          -------
                                                                      (114)             (529)          (1,050)
                                                                     -----             -----          -------
      Net deferred tax asset (liability).................            $ 129             $(279)         $  (791)
                                                                     =====             =====          =======

Federal income tax laws provided additional bad debt deductions through 1987, totaling $2,552. Accounting standards do not require a deferred tax liability to be recorded on this amount, which otherwise would total $991 at September 30, 2005 (unaudited) and year end 2004. If the Association were liquidated or otherwise ceases to be a bank or if tax laws were to change, this amount would be expensed. Management has not recorded a valuation allowance based on taxes paid in prior years.

NOTE 11--LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of fixed rate loan commitments at September 30, 2005 (unaudited) and December 31, 2004 and 2003 were $224, $1,073, and $782. Commitments to make loans are generally made for periods of 60 days or less. The fixed-rate loan commitments at September 31, 2005 (unaudited) have interest rates ranging from 5.85% to 6.90% and maturities ranging from 15 years to 30 years. The fixed-rate loan commitments at December 31, 2004 have interest rates ranging from 5.75% to 6.75% and maturities ranging from 10 years to 30 years.

NOTE 12--CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

The Association is subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At September 30, 2005 (unaudited) and at year end 2004 and 2003, the most recent regulatory notifications categorized the Association as well capitalized under the regulatory framework for prompt corrective action.

There are no conditions or events since that notification that management believes have changed the institution's category. Actual and required capital amounts and ratios are presented below:


                                                                                                   TO BE WELL
                                                                                               CAPITALIZED UNDER
                                                                      FOR CAPITAL              PROMPT CORRECTIVE
                                             ACTUAL                ADEQUACY PURPOSES           ACTION PROVISIONS
                                    ------------------------     ----------------------       ---------------------
                                      AMOUNT        RATIO         AMOUNT         RATIO         AMOUNT        RATIO
                                    ----------    --------       --------      --------       --------     --------
September 30, 2005
   (unaudited)
   Total capital to
      risk-weighted assets.....      $18,509        76.62%        $1,932         8.0%         $2,416        10.0%
   Tier 1 (core) capital to
      risk-weighted assets.....       18,166        75.20            966         4.0           1,449         6.0
   Tier 1 (core) capital to
      adjusted total assets....       18,166        27.80          2,614         4.0           3,267         5.0
   Tangible capital (to
      adjusted total assets)...       18,166        27.80            980         1.5              --          --

December 31, 2004
   Total capital to
      risk-weighted assets.....      $18,487        79.83%        $1,853         8.0%         $2,316        10.0%
   Tier 1 (core) capital to
      risk-weighted assets.....       17,810        76.91            926         4.0           1,389         6.0
   Tier 1 (core) capital to
      adjusted total assets....       17,810        28.02          2,542         4.0           3,178         5.0
   Tangible capital (to
      adjusted total assets)...       17,810        28.02            953         1.5              --          --

December 31, 2003
   Total capital to
      risk-weighted assets.....      $18,487        72.31%        $2,045         8.0%         $2,557        10.0%
   Tier 1 (core) capital to
      risk-weighted assets.....       17,283        67.60          1,023         4.0           1,534         6.0
   Tier 1 (core) capital to
      adjusted total assets....       17,283        26.60          2,599         4.0           3,248         5.0
   Tangible capital (to
      adjusted total assets)...       17,283        26.60            975         1.5              --          --

The following is a reconciliation of the Association's equity under accounting principles generally accepted in the United States of America ("GAAP") to regulatory capital.


                                                                 SEPTEMBER 30,            DECEMBER 31,
                                                                                    ------------------------
                                                                     2005             2004             2003
                                                                 -------------      -------          -------
                                                                  (UNAUDITED)
GAAP equity...........................................              $18,224         $18,540          $18,836
Unrealized gain on securities available-for-sale......                  (58)           (730)          (1,552)
                                                                    -------         -------          -------
Tier I capital...........................................            18,166          17,810           17,284
General allowance for loan losses.....................                  150             150              150
Allowable portion (45%) of unrealized gains  on
   equity securities available-for-sale...............                  193             527            1,053
                                                                    -------         -------          -------
   Total regulatory capital...........................              $18,509         $18,487          $18,847
                                                                    =======         =======          =======

Federal regulations require the Association to comply with a Qualified Thrift Lender ("QTL") test, which requires that 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investment, FHLB advances, and dividends or the institution must convert to a commercial bank charter. Management considers the QTL test to have been met.

Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year's net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. At October 1, 2005 (unaudited) and January 1, 2005, the Association could, without prior approval, declare dividends of approximately $1,700 and $2,150, respectively.

NOTE 13--OTHER COMPREHENSIVE INCOME (LOSS)

Other comprehensive income (loss) components and related tax effects were as follows:


                                                             NINE MONTHS ENDED                             YEARS ENDED
                                                               SEPTEMBER 30,                               DECEMBER 31,
                                                      ------------------------------              -----------------------------
                                                          2005                2004                  2004                 2003
                                                      -----------           --------              --------             --------
                                                      (UNAUDITED)
Unrealized holding gains (losses) on
   securities available-for-sale.........              $  (616)              $ 142                 $   229               $(711)
Reclassification adjustment for gains
   realized in income....................                 (483)               (609)                 (1,577)               (271)
                                                       -------               -----                  ------               -----
   Net unrealized losses.................               (1,099)               (467)                 (1,348)               (982)
Tax effect...............................                  427                 183                     526                 381
                                                       -------               -----                  ------               -----
   Other comprehensive loss..............              $  (672)              $(284)                 $ (822)              $(601)
                                                       =======               =====                  ======               =====

NOTE 14--FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amount and estimated fair values of financial instruments were as follows:


                                    SEPTEMBER 30, 2005           DECEMBER 31, 2004             DECEMBER 31, 2003
                                  -----------------------       ---------------------       ----------------------
                                         (UNAUDITED)
                                   CARRYING        FAIR         CARRYING       FAIR         CARRYING        FAIR
                                    AMOUNT         VALUE         AMOUNT        VALUE         AMOUNT         VALUE
                                   --------       -------       --------      -------       --------       -------
Financial assets
   Cash and cash
      equivalents..........         $ 4,812       $ 4,812       $ 3,684       $ 3,684        $ 4,243       $ 4,243

                                      F-18

                                    SEPTEMBER 30, 2005           DECEMBER 31, 2004             DECEMBER 31, 2003
                                  -----------------------       ---------------------       ----------------------
                                         (UNAUDITED)
                                   CARRYING        FAIR         CARRYING       FAIR         CARRYING        FAIR
                                    AMOUNT         VALUE         AMOUNT        VALUE         AMOUNT         VALUE
                                   --------       -------       --------      -------       --------       -------
   Securities
      available-for-sale...          25,270        25,270        31,596        31,596         31,714        31,714
   Loans, net..............          34,127        34,787        28,326        29,197         30,396        32,287
   Federal Home Loan Bank
      stock................             496           496           477           477            449           449
   Accrued interest
      receivable...........             250           250           255           255            246           246
Financial liabilities......
   Deposits................          45,373        45,342        44,571        44,130         47,026        47,137
   Accrued interest payable              42            42            35            35             38            38


The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, and variable-rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed-rate loans or deposits and for variable-rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. The fair value of off balance sheet items is not material.

NOTE 15--EARNINGS PER SHARE

The factors used in the earnings per share computation follow.


                                                             NINE MONTHS ENDED                             YEARS ENDED
                                                               SEPTEMBER 30,                               DECEMBER 31,
                                                      ------------------------------              -----------------------------
                                                          2005                2004                  2004                 2003
                                                      -----------           --------              --------             --------
                                                                 (UNAUDITED)
Basic
   Net income..................................         $   656              $   800               $ 1,526              $   793
                                                        =======              =======               =======              =======
   Weighted average common shares outstanding..          10,000               10,000                10,000               10,000
                                                        =======              =======               =======              =======
   Basic and diluted earnings per common share.         $ 65.60              $ 80.00               $152.60              $ 79.30
                                                        =======              =======               =======              =======

NOTE 16--ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION

The Board of Directors of MHC, the sole stockholder of the Association, has adopted a Stock Issuance Plan (the "Plan") pursuant to which (i) the MHC will establish a subsidiary holding company, Mutual Federal Bancorp, Inc., a federal corporation (the "Holding Company"), as a direct subsidiary to hold 100% of the stock of the Association, and (ii) the Holding Company will offer and sell shares of its common stock in a public offering representing up to 30% of its shares that will be outstanding after the offering. The common stock will be offered on a priority basis to eligible depositors, qualified tax-exempt employee plans, other depositors and other voting members of the Association, with any remaining shares offered to the public in a community offering or a syndicated community offering, or a combination thereof. Upon completion of the stock offering, the MHC will continue to own at least a majority of the common stock.

The Plan must be approved by the Office of Thrift Supervision.

The Holding Company plans to offer to the public shares of common stock representing a minority ownership of the estimated pro forma market value of the Association as determined by an independent appraisal. The Association may not pay dividends to the Stock Holding Company if the dividends would cause the Association to fall below the "well capitalized" capital threshold.

Offering costs have been deferred and will be deducted from the proceeds of the shares sold in the offering. If the offering is not completed, all costs will be charged to expense. At September 30, 2005 (unaudited), $87 of offering costs had been incurred and deferred. No offering costs had been incurred as of December 31, 2004.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Mutual Federal Savings and Loan Association of Chicago or Mutual Federal Bancorp, Inc. may change after the date of this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.







                          MUTUAL FEDERAL BANCORP, INC.
                          PROPOSED HOLDING COMPANY FOR
             MUTUAL FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHICAGO

                      UP TO 948,750 SHARES OF COMMON STOCK
                    (ANTICIPATED MAXIMUM SUBJECT TO INCREASE)

                                ----------------

                                   PROSPECTUS
                                ----------------

                        Sandler O'Neill & Partners, L.P.

                                ___________, 2006







         UNTIL THE LATER OF ____________, 2006, OR 90 DAYS AFTER THE COMMENCEMENT OF THE OFFERING, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Provisions in the Registrant's bylaws provide for indemnification of the Registrant's directors and officers up to the fullest extent authorized by applicable law and regulations of the Office of Thrift Supervision (OTS).
Section 545.121 of the OTS regulations is described below.

         Generally, federal regulations define areas for indemnity coverage for federal savings associations as follows:

         (a) Any person against whom any action is brought or threatened because that person is or was a director or officer of the savings association shall be indemnified by the savings association for:

                (i) Any amount for which that person becomes liable under a judgment in such action; and

                (ii) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by that person in defending or settling such action, or in enforcing his or her rights under this section if he or she attains a favorable judgment in such enforcement action.

         (b) Indemnification shall be made to such person under paragraph (b) of this Section only if:

                (i)     Final judgment on the merits is in his or her favor; or

                (ii)    In case of:

                        a.      Settlement,

                        b.      Final judgment against him or her, or

                        c. Final judgment in his or her favor, other than on the merits, if a majority of the disinterested directors of the savings association determine that he or she was acting in good faith within the scope of his or her employment or authority as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interest of the savings association or its members. However, no indemnification shall be made unless the association gives the Office at least 60 days notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement, and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the board of directors shall be sent to the Regional Director, who shall promptly acknowledge receipt thereof. The notice period shall run from the date of such receipt. No such indemnification shall be made if the OTS advises the association in writing, within such notice period, of its objection thereto.

         (c)    As used in this paragraph:

                (i) "Action" means any judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

                (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

                (iii) "Final Judgment" means a judgment, decree, or order which is not appealable or as to which the period for appeal has expired with no appeal taken;

                (iv) "Settlement" includes the entry of a judgment by consent or confession or a plea of guilty or of NOLO CONTENDERE.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


                                                                            AMOUNT
                                                                          ----------
     SEC filing fee..................................................         1,285
     OTS filing fee..................................................         8,400
     NASD fee........................................................         1,592
*    Legal fees and expenses.........................................       225,000
*    Auditing and accounting fees and expenses.......................       170,000
*    Selling agent fees and expenses, including attorney's fees(1)...       145,000
*    Appraisal and business plan fees and expenses...................        52,500
*    Printing, postage, mailing and EDGAR............................        60,000
*    Transfer agent and registration fees and expenses...............        10,000
*    State "Blue Sky" filing fees and expenses.......................        10,000
*    Other...........................................................        16,223
                                                                           --------
*    Total...........................................................      $700,000
                                                                           ========

---------------------
*       Estimated
(1) Mutual Federal Bancorp, Inc. has retained Sandler O'Neill & Partners, L.P. to assist in the sale of common stock on a best efforts basis in the offerings. Fees are estimated at the midpoint of the offering range.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         Not Applicable.

ITEM 27.  EXHIBITS:

         The exhibits filed as part of this registration statement are as follows:

         (A)      LIST OF EXHIBITS

                  1.1 Engagement Letter between Mutual Federal Bancorp, MHC, Mutual Federal Savings and Loan Association of Chicago and Sandler O'Neill & Partners, L.P.(1)
                  1.2 Agreement for Records Management Services with Sandler O'Neill & Partners, L.P.(1)
                  1.3 Form of Agency Agreement between Mutual Federal Bancorp, Inc. and Sandler O'Neill & Partners, L.P.(2)
                  2.1      Stock Issuance Plan(1)
                  3.1      Charter of Mutual Federal Bancorp, Inc.(1)
                  3.2      Bylaws of Mutual Federal Bancorp, Inc.(1)
                  4.1 Specimen Common Stock Certificate of Mutual Federal Bancorp, Inc.(1)

                  5.1 Opinion of Vedder, Price, Kaufman & Kammholz, P.C. re: legality(2)
                  8.1 Federal Tax Opinion of Vedder, Price, Kaufman & Kammholz, P.C.(2)
                  8.2 Opinion of Crowe Chizek and Company LLC re: Illinois tax matters(2)
                  8.3      Letter of RP Financial, L.C. re: Subscription
                           Rights(1)
                  10.1     Form of Employee Stock Ownership Plan(2)
                  10.2 Form of Employment Agreement to be entered into between the Registrant and Stephen M. Oksas(2)
                  10.3 Form of Employment Agreement to be entered into between the Registrant and each of John L. Garlanger and Julie H. Oksas(2)
                  21.1     Subsidiaries of Registrant(2)
                  23.1 Consent of Vedder, Price, Kaufman & Kammholz, P.C. (contained in opinions included as Exhibits 5.1 and 8.1)(2)
                  23.2     Consent of Crowe Chizek and Company LLC(1)
                  23.3     Consent of RP Financial, L.C.(1)
                  24.1     Power of Attorney (set forth on signature page)(1)
                  99.1 Appraisal Agreement between Mutual Federal Savings and Loan Association of Chicago and RP Financial, L.C.(1) 99.2 Appraisal Report of RP Financial, L.C.***(2)
                  99.3     Marketing Materials(2)
                  99.4     Subscription Order and Acknowledgment Form(2)

--------------------------------
(1)      Filed herewith.
(2)      To be filed by amendment.
*** Supporting financial schedules filed in paper format only, pursuant to Rule 202 of Regulation S-T. Available for inspection, during business hours, at the principal offices of the SEC in Washington, DC.


ITEM 28.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) to include any additional or changed material information as the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement as the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

         (3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Chicago, State of Illinois on November 15, 2005.

                                         MUTUAL FEDERAL BANCORP, INC.
                                         (IN FORMATION)


                                         By: /s/ Stephen M. Oksas
                                            ------------------------------------
                                            Stephen M. Oksas
                                            President and Chief Executive
                                            Officer

                                POWER OF ATTORNEY

         The undersigned hereby severally constitute and appoint Stephen M. Oksas, John L. Garlanger and Julie H. Oksas and each of them as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said persons may deem necessary or advisable to enable Mutual Federal Bancorp, Inc. to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of Mutual Federal Bancorp, Inc.'s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said persons shall do or cause to be done by virtue thereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.


              SIGNATURES                                          TITLE                                   DATE
---------------------------------------     --------------------------------------------------     ------------------

         /s/ Stephen M. Oksas               Chairman, President, Chief Executive Officer           November 15, 2005
---------------------------------------                     and Director
           Stephen M. Oksas                         (Principal Executive Officer)


         /s/ John L. Garlanger              Executive Vice President and Chief Financial           November 15, 2005
---------------------------------------                         Officer
           John L. Garlanger                   (Principal Financial and Accounting Officer)


        /s/ Stanley Balzekas III                                Director                           November 15, 2005
---------------------------------------
         Stanley Balzekas III


          /s/ Robert P. Kazan                                   Director                           November 15, 2005
---------------------------------------
            Robert P. Kazan


        /s/ Leonard F. Kosacz                                   Director                           November 15, 2005
---------------------------------------
           Leonard F. Kosacz

                                       S-1

              SIGNATURES                                          TITLE                                   DATE
---------------------------------------     --------------------------------------------------     ------------------

           /s/ Julie H. Oksas                     Executive Vice President and Director            November 15, 2005
---------------------------------------
            Julie H. Oksas


        /s/ Stephanie Simonaitis                                Director                           November 15, 2005
---------------------------------------
         Stephanie Simonaitis


                                  EXHIBIT INDEX

1.1      Engagement Letter between Mutual Federal Bancorp, MHC, Mutual
         Federal Savings and Loan Association of Chicago and Sandler O'Neill & Partners, L.P.(1)
1.2 Agreement for Records Management Services with Sandler O'Neill & Partners, L.P.(1)
1.3 Form of Agency Agreement between Mutual Federal Bancorp, Inc. and Sandler O'Neill & Partners, L.P.(2)
2.1      Stock Issuance Plan(1)
3.1      Charter of Mutual Federal Bancorp, Inc.(1)
3.2      Bylaws of Mutual Federal Bancorp, Inc.(1)
4.1      Specimen Common Stock Certificate of Mutual Federal Bancorp, Inc.(1)
5.1      Opinion of Vedder, Price, Kaufman & Kammholz, P.C. re: legality(2)
8.1      Federal Tax Opinion of Vedder, Price, Kaufman & Kammholz, P.C.(2)
8.2      Opinion of Crowe Chizek and Company LLC re: Illinois tax matters(2)
8.3      Letter of RP Financial, L.C. re: Subscription Rights(1)
10.1     Form of Employee Stock Ownership Plan(2)
10.2 Form of Employment Agreement to be entered into between the Registrant and Stephen M. Oksas(2)
10.3 Form of Employment Agreement to be entered into between the Registrant and each of John L. Garlanger and Julie H. Oksas(2)
21.1     Subsidiaries of Registrant(2)
23.1 Consent of Vedder, Price, Kaufman & Kammholz, P.C. (contained in opinions included as Exhibits 5.1 and 8.1)(2)
23.2     Consent of Crowe Chizek and Company LLC(1)
23.3     Consent of RP Financial, L.C.(1)
24.1     Power of Attorney (set forth on signature page)(1)
99.1 Appraisal Agreement between Mutual Federal Savings and Loan Association of Chicago and RP Financial, L.C.(1) 99.2 Appraisal Report of RP Financial, L.C.***(2)
99.3     Marketing Materials(2)
99.4     Subscription Order and Acknowledgment Form(2)

--------------------------------
(1)      Filed herewith.
(2)      To be filed by amendment.
*** Supporting financial schedules filed in paper format only, pursuant to Rule 202 of Regulation S-T. Available for inspection, during business hours, at the principal offices of the SEC in Washington, DC.